Exhibit 2.1

EXECUTION VERSION

IMPLEMENTATION AGREEMENT

Between

PEABODY ENERGY CORPORATION

and

ARCH COAL, INC.

Dated as of June 18, 2019

i

ii

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SECTION 10.9.	Amendments	97
SECTION 10.10.	Assignment	97
SECTION 10.11.	Counterparts	97
SECTION 10.12.	Time of the Essence	97

Schedules

Schedule 1.1(a) – Arch Mining Sites

Schedule 1.1(b) – Peabody Mining Sites

Schedule 2.5(e) – Excluded Properties

Schedule 3.5 – Net Working Capital Calculations

Schedule 7.1(c) – Required Regulatory Approvals

Exhibits

Exhibit A – Form of LLC Agreement

iv

IMPLEMENTATION AGREEMENT

This IMPLEMENTATION AGREEMENT (this “Agreement”), dated as of June 18, 2019, is between PEABODY ENERGY CORPORATION, a Delaware corporation (“Peabody”), and ARCH COAL, INC., a Delaware corporation (“Arch”).

WHEREAS, Peabody and Arch desire to form a joint venture to own, manage and operate the Peabody Business and the Arch Business;

WHEREAS, in furtherance of the foregoing, subject to the terms and conditions set forth herein, at the Closing, Peabody shall contribute the Peabody Contributed Assets and the Peabody Transferred Subsidiaries to the JV Company;

WHEREAS, in furtherance of the foregoing, subject to the terms and conditions set forth herein, at the Closing, Arch shall contribute the Arch Contributed Assets and the Arch Transferred Subsidiaries to the JV Company;

WHEREAS, in furtherance of the foregoing, subject to the terms and conditions set forth herein, at the Closing, Peabody and Arch shall cause the JV Company to assume, directly or indirectly, the Peabody Assumed Liabilities and the Arch Assumed Liabilities; and

WHEREAS, on the Closing Date, subject to the terms and conditions set forth herein, Peabody and Arch (or one of their respective wholly-owned Subsidiaries) shall enter into the LLC Agreement to govern their respective rights, interests and obligations with respect to the JV Company.

NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND GENERAL

SECTION 1.1. Definitions. In this Agreement (including the recitals and the Schedules hereto), the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have the corresponding meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Accounting Firm” has the meaning set forth in Section 3.5(c)(ii).

“Accounting Principles” means (a) the principles, procedures and methodologies set forth on Schedule 3.5 and (b) with respect to any matter not covered by clause (a), GAAP, consistently applied.

“Affiliate” means, with respect to any Person, any Person which directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person; provided, however,

that for purposes of this Agreement, (a) after the Closing, the JV Entities shall be deemed not to be Affiliates of either Party and (b) Wyoming Quality Healthcare Coalition, LLC and its Subsidiaries shall be deemed not to be Affiliates of Peabody.

“Agreement” has the meaning set forth in the preamble hereto.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other multinational, federal, state and foreign Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, joint venture or acquisition.

“Arch” has the meaning set forth in the preamble hereto.

“Arch Assumed Liabilities” means all Liabilities (other than Excluded Liabilities) of Arch and its Affiliates to the extent relating to, arising out of or associated with the Arch Contributed Assets or the operation or conduct of the Arch Business, whether arising prior to, on or after the Closing Date (and whether accrued, contingent, unasserted or otherwise), including:

(a) all Environmental Liabilities to the extent relating to, arising out of or associated with the Arch Contributed Assets or the operation or conduct of the Arch Business;

(b) all Liabilities under Contracts (or portions of Contracts) included in the Arch Contributed Assets;

(c) all capitalized lease obligations to the extent relating to, arising out of or associated with the Arch Contributed Assets or the operation or conduct of the Arch Business;

(d) all Liabilities under the Arch Financial Assurances;

(e) all Liabilities in respect of any Proceeding, pending or threatened, and claims, whether or not presently asserted, to the extent relating to, arising out of or associated with the Arch Contributed Assets or the operation or conduct of the Arch Business;

(f) all Liabilities in respect of Reclamation and Mine Closure (including reporting obligations and costs) to the extent relating to, arising out of or associated with the Arch Contributed Assets or the operation or conduct of the Arch Business;

(g) all Transferred Employee Liabilities in respect of any Arch Business Employees who are Transferred Employees;

(h) all Liabilities for Taxes described in Schedule 3.5 and specifically included in Arch Net Working Capital as finally determined pursuant to Section 3.5(c) and specifically identified as such; and

(i) all Liabilities, including any indemnification obligations, in connection with any divestiture or disposal of any Arch Contributed Assets pursuant to Section 6.4(e).

“Arch Balance Sheet” has the meaning set forth in Section 5.5(a).

“Arch Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to, or required to be contributed to, by Arch or any ERISA Affiliate of Arch providing benefits to any Arch Business Employees or any of their respective dependents.

“Arch Business” means (a) the business of Arch and its Affiliates with respect to the Arch Mining Sites, including the exploration, mining, processing, blending, refining, storing, loading, marketing, selling, trading, shipping, transporting and delivering of coal and non-coal gases or minerals at or from the Arch Mining Sites, and (b) any Reclamation and Mine Closure activities associated with any of the Arch Mining Sites.

“Arch Business Employee” means any employee of Arch or its Affiliates who is employed primarily in connection with the Arch Business.

“Arch Contributed Assets” means all of the right, title and interest of Arch and each of its Affiliates in or to each of the following (in each case, excluding any Excluded Assets) as the same shall exist as of the Closing Date:

(a) the Arch Mining Sites;

(b) (A) all real property owned by Arch and its Affiliates located in the Area of Interest (including any Arch Mining Sites that constitute owned real property, the “Arch Owned Real Property”) and (B) all leasehold estates in real property located in the Area of Interest leased by Arch or any of its Affiliates (including any Arch Mining Sites that constitute leased real property, the “Arch Leases”), in each case together with (1) all Mining Rights related or appurtenant thereto, (2) all the immovable property, easements, rights of way, use rights and other appurtenances related thereto, and (3) all plant, buildings, structures, improvements and fixtures (including fixed machinery and fixed equipment) located thereon or forming part thereof;

(c) all inventories, raw materials, work-in-process, finished goods, purchased goods, merchandise held for resale, materials and supplies, spare parts and stores, including in-transit inventories and all coal inventory located at, mined or extracted from the Arch Mining Sites;

(d) all assets under any Assumed Arch Benefit Plans required to be transferred to the JV Company or its Affiliates pursuant to Section 6.9;

(e) all rights, claims, causes of action, credits or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent, warranties (whether express or implied), rights of indemnification, hold harmless agreements, covenants not to prosecute and other similar arrangements to the extent relating to any other Arch Contributed Assets or any Arch Assumed Liabilities;

(f) all rights under all covenants and warranties to the extent related to any other Arch Contributed Assets or the operation or conduct of the Arch Business, express or implied (including title warranties and manufacturers’, suppliers’ and contractors’ warranties);

(g) all insurance proceeds, reserves, benefits or claims under the insurance policies maintained by Arch and its Affiliates to the extent relating to any other Arch Contributed Assets or any Arch Assumed Liabilities;

(h) all books and records to the extent relating to any other Arch Contributed Assets or any Arch Assumed Liabilities (including, to the extent permitted by applicable Law, all personnel records for Transferred Employees);

(i) all machinery, equipment, vehicles, transportation equipment (including rail tracks and platforms) and other Tangible Personal Property (whether owned or leased), in each case, used or held for use by Arch or any of its Affiliates primarily in connection with or otherwise primarily related to the Arch Business;

(j) all Contracts and portions of Contracts that have continuing rights or obligations, in each case, used or held for use by Arch or any of its Affiliates primarily in connection with or otherwise primarily related to the Arch Business (subject to the receipt of any required consents to assignment or transfer);

(k) all Permits (to the extent such Permits are transferable pursuant to applicable Law), in each case, used or held for use by Arch or any of its Affiliates primarily in connection with or otherwise primarily related to the Arch Business (the “Arch Contributed Permits”);

(l) all accounts receivable (whether billed or unbilled), rebates, notes and negotiable instruments, in each case, used or held for use by Arch or any of its Affiliates primarily in connection with or otherwise primarily related to the Arch Business, other than trade accounts receivable;

(m) all deposits and prepaid expenses paid by Arch or one of its Affiliates, in each case, used or held for use by Arch or any of its Affiliates primarily in connection with or otherwise primarily related to the Arch Business;

(n) subject to Section 6.22, all Arch Royalty Credits;

(o) all goodwill and going concern value incident thereto, in each case, used or held for use by Arch or any of its Affiliates primarily in connection with or otherwise primarily related to the Arch Business;

(p) all Tax Assets described in Schedule 3.5 and specifically included in Arch Net Working Capital as finally determined pursuant to Section 3.5(c) and specifically identified as such; and

(q) all of the other properties, assets and rights that are used or held for use by Arch or any of its Affiliates primarily in connection with or otherwise primarily related to the Arch Business.

“Arch Contributed Permits” has the meaning set forth in the definition of “Arch Contributed Assets” in this Section 1.1.

“Arch Disclosure Letter” has the meaning set forth in Article V.

“Arch Entities” has the meaning set forth in Section 5.1.

“Arch Financial Assurances” has the meaning set forth in Section 5.18(a).

“Arch Financial Statements” has the meaning set forth in Section 5.5(a).

“Arch Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Arch Indemnified Party” has the meaning set forth in Section 8.2.

“Arch Leases” has the meaning set forth in the definition of “Arch Contributed Assets” in this Section 1.1.

“Arch Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Arch Business, the Arch Contributed Assets and the Arch Assumed Liabilities, taken as a whole, excluding the Excluded Assets and the Excluded Liabilities, in each case excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the coal mining industry, including changes in the market price of thermal coal or other carbon based sources of energy or power, or any geographic markets in which the Arch Business operates, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, including changes in interest rates or exchange rates, in each case in the United States or any foreign jurisdiction, (iii) an act of terrorism, sabotage or cyber-intrusion, an outbreak or escalation of hostilities or war (whether declared or not declared) or any fire, hurricane, tornado, flood, earthquake or other natural disaster, (iv) any failure, in and of itself, of the Arch Business to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being agreed that the underlying facts or circumstances giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, an Arch Material Adverse Effect), (v) changes after the date hereof in applicable Law or GAAP (or any authoritative interpretation thereof), or (vi) the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Arch and its Affiliates with employees, distributors, customers, suppliers, regulators or partners (provided that the exception in this clause (vi) shall not apply with respect to representations and warranties in Sections 5.3 and 5.4); provided, however, that any fact, circumstance, effect, change, event or development referred to in clauses (a)(i), (ii), (iii) or (v) may be taken into account in determining whether there has been or would reasonably be expected to be an Arch Material Adverse Effect to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on the Arch Business relative to other participants in the coal mining industry in the Area of Interest; or (b) would reasonably be expected to prevent or materially impair or delay the ability of Arch and its Affiliates to consummate the transactions contemplated hereby. For purposes of clause (a), an adverse effect shall be deemed to be material if it has a value, individually or in the aggregate, equal to or in excess of $100,000,000, and shall be deemed not to be material if it has a value, individually or in the aggregate, less than such amount.

“Arch Material Contract” has the meaning set forth in Section 5.13(a).

“Arch Mining Sites” means all of Arch’s and its Affiliates’ right, title and interest in and to the following (in each case, excluding any Excluded Assets):

(a) the active coal mining sites located in the Area of Interest that are set forth on Schedule 1.1(a);

(b) all undeveloped coal deposits located in the Area of Interest; and

(c) all inactive coal mining sites and closure or reclamation coal mining properties located in the Area of Interest, including Arch of Wyoming.

“Arch Net Working Capital”, which may be a negative number, means (a) the current assets included in the Arch Contributed Assets, as of 11:59 p.m. (New York City time) on the Business Day immediately prior to the Closing Date minus (b) the current liabilities included in the Arch Assumed Liabilities, as of 11:59 p.m. (New York City time) on the Business Day immediately prior to the Closing Date, in each case calculated in accordance with the Accounting Principles.

“Arch Owned Real Property” has the meaning set forth in the definition of “Arch Contributed Assets” in this Section 1.1.

“Arch Pension Plan” means any defined benefit plan, program, agreement or arrangement that is subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA sponsored or maintained by Arch or its Affiliates.

“Arch Preliminary Statement” has the meaning set forth in Section 3.5(a).

“Arch Prepared Returns” has the meaning set forth in Section 6.21(a)(i).

“Arch Properties” means the real properties that are Arch Contributed Assets.

“Arch Retained IP” means all Intellectual Property that is owned by Arch or any of its Affiliates or to which Arch or any of its Affiliates otherwise has rights and that is used in connection with the operation or conduct of the Arch Business.

“Arch Retained Marks” means all trademarks, tradenames, servicemarks, trade dress, internet domain names and logos that are owned by Arch or any of its Affiliates or to which Arch or any of its Affiliates otherwise has rights, including the “Arch” and “Arch Coal, Inc.” names, together with all variations, translations, acronyms and other derivations thereof and all other trademarks, tradenames, servicemarks, trade dress, internet domain names and logos containing, incorporating or associated with any of the foregoing (together with all applications, registrations and renewals therefor).

“Arch Royalty Credits” means the federal royalty credits to be received by Arch or its Affiliates pursuant to United States Senate Bill 47, Section 1121.

“Arch Target Net Working Capital” has the meaning set forth in Section 3.5(b)(ii).

“Arch Transferred Subsidiaries Interests” has the meaning set forth in Section 5.20.

“Arch Transferred Subsidiary” has the meaning set forth in Section 5.1.

“Arch Transferring Affiliate” has the meaning set forth in Section 5.1.

“Area of Interest” means the states of Wyoming, Colorado and Montana.

“Assumed Arch Benefit Plan” means any Arch Benefit Plan to the extent set forth on Section 1.1(a) of the Arch Disclosure Letter.

“Assumed Benefit Plan” means (a) any Assumed Peabody Benefit Plan and (b) any Assumed Arch Benefit Plan.

“Assumed Liabilities” means, collectively, the Peabody Assumed Liabilities and the Arch Assumed Liabilities.

“Assumed Peabody Benefit Plan” means any Peabody Benefit Plan to the extent set forth on Section 1.1(a) of the Peabody Disclosure Letter.

“Black Lung Benefits Act” means the Black Lung Benefits Act, 30 U.S.C. §§ 901 et. seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, 95 Stat. 1643, the Black Lung Consolidation of Administrative Responsibility Act, Pub. L. No. 107-275, 116 Stat. 1925 and Section 1556 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, §1556, 124 Stat. 119.

“Business 401(k) Plan” has the meaning set forth in Section 6.9(h).

“Business Day” means any day, other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Change of Control Payments” means the aggregate amount of all change of control, bonus, retention, termination, severance or other payments that are payable by any Transferred Subsidiary to any Peabody Business Employees or Arch Business Employees, as the case may be, as a result of or in connection with the consummation of the transactions contemplated hereby, together with any employer-paid portion of any employment and payroll taxes related thereto; provided, however, that in no event shall any bonus, termination, severance or other similar payments to any Peabody Business Employee or Arch Business Employee, as the case may be, pursuant to any agreement or arrangement adopted or entered into by the JV Entities (including by the Transferred Subsidiaries at the written direction of the JV Company) after the date hereof or any so-called double trigger arrangement that is triggered by the termination of any Peabody Business Employees or Arch Business Employees, as the case may be, following the consummation of the transactions contemplated hereby be considered Change of Control Payments.

“Charter Documents” means, with respect to any Person, (a) the articles or certification of formation, incorporation or organization (or the comparable organizational documents) of such Person, (b) the bylaws or limited liability company agreement or regulations (or the comparable governing documents) of such Person and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of equity ownership in such Person or any rights in respect of such Person’s equity ownership interests.

“Claim” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 3.5(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Interest Agreement” means the Common Interest Agreement, dated as of January 19, 2018, between Peabody and Arch, as amended by the First Amendment to Common Interest Agreement, dated May 28, 2019, between Peabody and Arch.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Consent” means any consent, approval, authorization, license, permission, clearance, waiver, Permit or Order from any Person.

“Continuation Deadline” has the meaning set forth in Section 9.1(e)(i).

“Continuation Notice” has the meaning set forth in Section 9.1(e)(i).

“Contract” means any legally binding agreement, indenture, contract, lease, deed of trust, royalty, license, option, instrument, arrangement, understanding or other commitment, whether written or oral.

“Contributed Assets” means, collectively, the Peabody Contributed Assets and the Arch Contributed Assets.

“Contributor Taxes” means any (i) Pre-Closing Taxes (A) of any Transferred Subsidiary or (B) otherwise relating to the Peabody Business or the Arch Business, (ii) Taxes of either Party or their respective Affiliates, (iii) Taxes of any other Person for which any Transferred Subsidiary is liable (A) under Treasury Regulation Section 1.1502-6 (or any comparable provision of any state, local or foreign Law) as a result of such Transferred Subsidiary being or having been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes prior to the Closing Date, (B) as a transferee or successor as a result of a transaction occurring prior to the Closing Date or (C) under any Contract entered into prior to the Closing Date (other than any Contract the principal purpose of which is not the sharing of Taxes) or (iv) any Transfer Taxes attributable to the Pre-Closing Reorganizations of Arch or Peabody, as the case may be; provided that Taxes described in this definition shall not include any Liabilities for Taxes described in Schedule 3.5 and specifically included in Peabody Net Working Capital or Arch Net Working Capital, as the case may be, as finally determined pursuant to Section 3.5(c) and specifically identified as such.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting shares, interests or securities, or by contract, voting trust or otherwise; and “Controlled” and “Controlling” shall have corresponding meanings.

“Direct Claim” has the meaning set forth in Section 8.6(a).

“Employee Benefit Plan” means any pension, retirement, profit-sharing, medical, vacation, hospitalization, vision, dental, health, life, welfare benefit, disability, incentive compensation, deferred compensation, equity or equity-based compensation, employment, change of control, retention, severance or termination of employment plan, program, policy, agreement and arrangement, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA.

“Encumbrance” means, with respect to any property or other asset of any Person (or any revenues, income, profits or production of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, Royalty, adverse right, claim, or other charge or encumbrance of any kind or nature thereupon or in respect thereof (in each case whether the same is consensual or nonconsensual or arises by Contract, operation of Law, legal process or otherwise).

“Environmental Claim” means any Proceeding or written or oral notice of noncompliance or violation by or from any Person alleging Liability of whatever kind or nature arising out of, based on or resulting from Environmental Law, including (a) the presence or Release of, or exposure to, any Hazardous Materials at any location or (b) the failure to comply with any Environmental Law or any Environmental Permit.

“Environmental Laws” means all Laws or Orders relating to pollution or protection of endangered or threatened species, the climate, human health and safety, the environment (including air, surface water, groundwater, land surface, sediments or subsurface strata) or natural resources or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the relevant portions of all Mining and Mining Safety Laws.

“Environmental Liabilities” means all Liabilities, including in respect of any Environmental Claim, whether initiated by or owing to Governmental Authorities or any other Persons, relating to or arising out of or under or pursuant to any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other entity, trade or business that, together with such Person, would be treated as a single employer at the relevant time under Section 414 of the Code or under Section 4001 of ERISA.

“Estimated Arch Working Capital” has the meaning set forth in Section 3.5(a).

“Estimated Peabody Working Capital” has the meaning set forth in Section 3.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.5.

“Excluded Employee” means (a) any Peabody Business Employee whose name is set forth on Section 1.1(e) of the Peabody Disclosure Letter (as amended from time to time in accordance with this Agreement) as of the Closing Date and (b) any Arch Business Employee whose name is set forth on Section 1.1(e) of the Arch Disclosure Letter (as amended from time to time in accordance with this Agreement) as of the Closing Date.

“Excluded Liabilities” has the meaning set forth in Section 2.7.

“FASB 410” has the meaning set forth in Section 4.18(b).

“Financial Assurances” has the meaning set forth in Section 4.18(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approval” has the meaning set forth in Section 4.4.

“Governmental Authority” means any (a) multinational, national, federal, state, provincial, territorial, municipal, local or other government (whether domestic or foreign), (b) governmental or quasi-governmental authority of any nature, including any stock exchange or any governmental ministry, regulator, agency, branch, department, commission, commissioner, board, tribunal, bureau or instrumentality (whether domestic or foreign), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power under or for the account of any of the foregoing, including any court, judicial authority, arbitrator or arbitration tribunal.

“Hazardous Materials” means (a) any petroleum or petroleum products, byproducts or distillates, including crude oil and natural gas, explosive or radioactive materials or wastes, asbestos in any form, chromium and other metals, coal ash and other combustion residuals, slag, silica and silica dust, hydrochloric acid and polychlorinated biphenyls and (b) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated as hazardous or toxic or as a pollutant or contaminant (or words of similar import) under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Filing” has the meaning set forth in Section 6.4(c).

“ICA Order” has the meaning set forth in Section 6.4(g).

“Inactive Employee” means each individual who would be a Specified Employee but for the fact that such individual is receiving long-term disability benefits as of the Closing Date.

“Income Tax” means any federal, state or local income or franchise Tax measured by or imposed on the net income, profits, revenue or similar measure (including any Tax imposed by a state on gross or net income or capital for the privilege of engaging in business in that state).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person pursuant to securitization or factoring programs or arrangements and (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, in each case excluding (i) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment and (ii) all Financial Assurances.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Indemnity Cap Amount” means $660,000,000.

“Initial Operating Budget” means an operating budget for the JV Company for each fiscal year during the period from the Closing through the end of the first fiscal year ending at least six months after the Closing in a form to be mutually agreed between the Parties.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, in any and all countries, including all: (a) patents and patent applications, utility models and industrial designs, and all applications and issuances therefor, together with all reissuances, divisions, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto; (b) trademarks, tradenames, servicemarks, trade dress and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing; (c) all registrations of internet domain names; (d) copyrights, applications and registrations therefor; (e) software, computer programs (whether in source code, object code or human readable form), databases and compilations and all documentation (including user manuals) relating to any of the foregoing; and (f) any trade secrets (as defined in the Uniform Trade Secrets Act), proprietary information and confidential know-how.

“JV 401(k) Plan” has the meaning set forth in Section 6.9(h).

“JV Company” means a limited liability company to be formed under the laws of the State of Delaware as the primary joint venture entity in connection with the transactions contemplated hereby.

“JV Entities” means, collectively, the JV Company and its Subsidiaries (including, from and after the Closing, the Peabody Transferred Subsidiaries and the Arch Transferred Subsidiaries).

“JV Indemnified Party” has the meaning set forth in Section 8.2.

“JV Welfare Benefit Plans” has the meaning set forth in Section 6.9(l).

“Knowledge” means (a) with respect to Arch, with respect to any matter in question, the actual knowledge of any Person set forth on Section 1.1(b) of the Arch Disclosure Letter, or the knowledge any such Person would have had after making reasonable inquiry regarding such matter and (b) with respect to Peabody, with respect to any matter in question, the actual knowledge of any Person set forth on Section 1.1(b) of the Peabody Disclosure Letter, or the knowledge any such Person would have had after making reasonable inquiry regarding such matter.

“Laws” means all multinational, federal, national, state, provincial, municipal and local laws (including common and civil law), treaties, statutes, acts, codes, ordinances, directives, resolutions (ministerial or other), by-laws, rules, regulations, implementing rules or regulations or other requirements enacted, adopted, promulgated, applied or interpreted by any Governmental Authority, in each case, having the force of law.

“Legal Restraints” has the meaning set forth in Section 7.1(a).

“Liabilities” means, as to any Person, adverse claims, Proceedings, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“LLC Agreement” means the amended and restated limited liability company operating agreement of the JV Company, substantially in the form attached hereto as Exhibit A, to be entered into between Peabody (or a wholly-owned Subsidiary of Peabody) and Arch (or a wholly-owned Subsidiary of Arch) on the Closing Date.

“Loss” or “Losses” means any loss, liability, claim, damage or expense, including reasonable legal fees and expenses.

“Mining and Mining Safety Laws” means all Laws and Orders relating to the exploration, extraction, mining, processing, storage, loading, selling, trading, shipping, transportation and delivery of coal and non-coal minerals as well as safety and health and Reclamation and Mine Closure requirements related to or arising out of such activities, including (a) the Surface Mining

Control and Reclamation Act of 1977, 30 U.S.C. §§ 1201 et. seq.; (b) the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§801 et. seq.; and (c) the Occupational and Safety Health Act of 1970, 29 U.S.C. §§652 et. seq., in each case including any implementing regulations and any state analogs.

“Mining Rights” means any and all underground and surface coal reserves, mineral rights, mining rights, surface claims, water rights, concessions, leases, surface leases and similar rights.

“Mining Site Employee” means (a) any Peabody Business Employee who is employed at a Peabody Mining Site and (b) any Arch Business Employee who is employed at an Arch Mining Site.

“Non-Assignable Asset” has the meaning set forth in Section 6.7(a).

“Non-Terminating Party” has the meaning set forth in Section 9.1(e).

“Nonqualified DC Plans” has the meaning set forth in Section 2.7(f).

“Notice of Claim” has the meaning set forth in Section 8.6(a).

“Notice of Disagreement” has the meaning set forth in Section 3.5(c)(ii).

“Offer” has the meaning set forth in Section 6.19(a).

“Offer Deadline” has the meaning set forth in Section 6.19(b).

“Offer Notice” has the meaning set forth in Section 6.19(a).

“Offer Price” has the meaning set forth in Section 6.19(a).

“Offered Assets” has the meaning set forth in Section 6.19(a).

“Offering Party” has the meaning set forth in Section 6.19(a).

“Offeror” has the meaning set forth in Section 6.19(a).

“Order” means any injunction, judgment, decision, consent decree, compliance order, subpoena, verdict, ruling, award, arbitral award, assessment, direction, instruction, penalty, sanction, writ, decree or other order entered, issued, made, rendered or imposed by any Governmental Authority.

“Outside Date” means December 18, 2020.

“Outstanding Financial Assurances” has the meaning set forth in Section 6.10.

“Parent Insurance Policies” has the meaning set forth in Section 6.12.

“Parties” means, collectively, Peabody and Arch, and “Party” means any one of them.

“Peabody” has the meaning set forth in the preamble hereto.

“Peabody Assumed Liabilities” means all Liabilities (other than Excluded Liabilities) of Peabody and its Affiliates to the extent relating to, arising out of or associated with the Peabody Contributed Assets or the operation or conduct of the Peabody Business, whether arising prior to, on or after the Closing Date (and whether accrued, contingent, unasserted or otherwise), including:

(a) all Environmental Liabilities to the extent relating to, arising out of or associated with the Peabody Contributed Assets or the operation or conduct of the Peabody Business;

(b) all Liabilities under Contracts (or portions of Contracts) included in the Peabody Contributed Assets;

(c) all capitalized lease obligations to the extent relating to, arising out of or associated with the Peabody Contributed Assets or the operation or conduct of the Peabody Business;

(d) all Liabilities under the Peabody Financial Assurances;

(e) all Liabilities in respect of any Proceeding, pending or threatened, and claims, whether or not presently asserted, to the extent relating to, arising out of or associated with the Peabody Contributed Assets or the operation or conduct of the Peabody Business;

(f) all Liabilities in respect of Reclamation and Mine Closure (including reporting obligations and costs) to the extent relating to, arising out of or associated with the Peabody Contributed Assets or the operation or conduct of the Peabody Business;

(g) all Transferred Employee Liabilities in respect of any Peabody Business Employees who are Transferred Employees;

(h) all Liabilities for Taxes described in Schedule 3.5 and specifically included in Peabody Net Working Capital as finally determined pursuant to Section 3.5(c) and specifically identified as such; and

(i) all Liabilities, including any indemnification obligations, in connection with any divestiture or disposal of any Peabody Contributed Assets pursuant to Section 6.4(e).

“Peabody Balance Sheet” has the meaning set forth in Section 4.5(a).

“Peabody Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to, or required to be contributed to, by Peabody or any ERISA Affiliate of Peabody providing benefits to any Peabody Business Employees or any of their respective dependents.

“Peabody Business” means (a) the business of Peabody and its Affiliates with respect to the Peabody Mining Sites, including the exploration, mining, processing, blending, refining, storing, loading, marketing, selling, trading, shipping, transporting and delivering of coal and non-coal gases or minerals at or from the Peabody Mining Sites, and (b) any Reclamation and Mine Closure activities associated with any of the Peabody Mining Sites.

“Peabody Business Employee” means any employee of Peabody or its Affiliates who is employed primarily in connection with the Peabody Business.

“Peabody Contributed Assets” means all of the right, title and interest of Peabody and each of its Affiliates in or to each of the following (in each case, excluding any Excluded Assets) as the same shall exist as of the Closing Date:

(a) the Peabody Mining Sites;

(b) (A) all real property owned by Peabody and its Affiliates located in the Area of Interest (including any Peabody Mining Sites that constitute owned real property, the “Peabody Owned Real Property”) and (B) all leasehold estates in real property located in the Area of Interest leased by Peabody or any of its Affiliates (including any Peabody Mining Sites that constitute leased real property, the “Peabody Leases”), in each case together with (1) all Mining Rights related or appurtenant thereto, (2) all the immovable property, easements, rights of way, use rights and other appurtenances related thereto, and (3) all plant, buildings, structures, improvements and fixtures (including fixed machinery and fixed equipment) located thereon or forming part thereof;

(c) all inventories, raw materials, work-in-process, finished goods, purchased goods, merchandise held for resale, materials and supplies, spare parts and stores, including in-transit inventories and all coal inventory located at, mined or extracted from the Peabody Mining Sites;

(d) all assets under any Assumed Peabody Benefit Plans required to be transferred to the JV Company or its Affiliates pursuant to Section 6.9;

(e) all rights, claims, causes of action, credits or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent, warranties (whether express or implied), rights of indemnification, hold harmless agreements, covenants not to prosecute and other similar arrangements to the extent relating to any other Peabody Contributed Assets or any Peabody Assumed Liabilities;

(f) all rights under all covenants and warranties to the extent related to any other Peabody Contributed Assets or the operation or conduct of the Peabody Business, express or implied (including title warranties and manufacturers’, suppliers’ and contractors’ warranties);

(g) all insurance proceeds, reserves, benefits or claims under the insurance policies maintained by Peabody and its Affiliates to the extent relating to any other Peabody Contributed Assets or any Peabody Assumed Liabilities;

(h) all books and records to the extent relating to any other Peabody Contributed Assets or any Peabody Assumed Liabilities (including, to the extent permitted by applicable Law, all personnel records for Transferred Employees);

(i) all machinery, equipment, vehicles, transportation equipment (including rail tracks and platforms) and other Tangible Personal Property (whether owned or leased), in each case, used or held for use by Peabody or any of its Affiliates primarily in connection with or otherwise primarily related to the Peabody Business;

(j) all Contracts and portions of Contracts that have continuing rights or obligations, in each case, used or held for use by Peabody or any of its Affiliates primarily in connection with or otherwise primarily related to the Peabody Business (subject to the receipt of any required consents to assignment or transfer);

(k) all Permits (to the extent such Permits are transferable pursuant to applicable Law), in each case, used or held for use by Peabody or any of its Affiliates primarily in connection with or otherwise primarily related to the Peabody Business (the “Peabody Contributed Permits”);

(l) all accounts receivable (whether billed or unbilled), rebates, notes and negotiable instruments, in each case, used or held for use by Peabody or any of its Affiliates primarily in connection with or otherwise primarily related to the Peabody Business, other than trade accounts receivable;

(m) all deposits and prepaid expenses paid by Peabody or one of its Affiliates, in each case, used or held for use by Peabody or any of its Affiliates primarily in connection with or otherwise primarily related to the Peabody Business;

(n) all shares of capital stock or other equity securities of Wyoming Quality Healthcare Coalition, LLC held by Peabody or any of its Affiliates;

(o) all goodwill and going concern value incident thereto, in each case, used or held for use by Peabody or any of its Affiliates primarily in connection with or otherwise primarily related to the Peabody Business;

(p) all Tax Assets described in Schedule 3.5 and specifically included in Peabody Net Working Capital as finally determined pursuant to Section 3.5(c) and specifically identified as such; and

(q) all of the other properties, assets and rights that are used or held for use by Peabody or any of its Affiliates primarily in connection with or otherwise primarily related to the Peabody Business.

“Peabody Contributed Permits” has the meaning set forth in the definition of “Peabody Contributed Assets” in this Section 1.1.

“Peabody Disclosure Letter” has the meaning set forth in Article IV.

“Peabody Entities” has the meaning set forth in Section 4.1.

“Peabody Financial Assurances” has the meaning set forth in Section 4.18(a).

“Peabody Financial Statements” has the meaning set forth in Section 4.5(a).

“Peabody Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Peabody Indemnified Party” has the meaning set forth in Section 8.3.

“Peabody Leases” has the meaning set forth in the definition of “Peabody Contributed Assets” in this Section 1.1.

“Peabody Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Peabody Business, the Peabody Contributed Assets and the Peabody Assumed Liabilities, taken as a whole, excluding the Excluded Assets and the Excluded Liabilities, in each case excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the coal mining industry, including changes in the market price of thermal coal or other carbon based sources of energy or power, or any geographic markets in which the Peabody Business operates, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, including changes in interest rates or exchange rates, in each case in the United States or any foreign jurisdiction, (iii) an act of terrorism, sabotage or cyber-intrusion, an outbreak or escalation of hostilities or war (whether declared or not declared) or any fire, hurricane, tornado, flood, earthquake or other natural disaster, (iv) any failure, in and of itself, of the Peabody Business to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being agreed that the underlying facts or circumstances giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Peabody Material Adverse Effect), (v) changes after the date hereof in applicable Law or GAAP (or any authoritative interpretation thereof), or (vi) the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Peabody and its Affiliates with employees, distributors, customers, suppliers, regulators or partners (provided that the exception in this clause (vi) shall not apply with respect to representations and warranties in Sections 4.3 and 4.4); provided, however, that any fact, circumstance, effect, change, event or development referred to in clauses (a)(i), (ii), (iii) or (v) may be taken into account in determining whether there has been or would reasonably be expected to be a Peabody Material Adverse Effect to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on the Peabody Business relative to other participants in the coal mining industry in the Area of Interest; or (b) would reasonably be expected to prevent or materially impair or delay the ability of Peabody and its Affiliates to consummate the transactions contemplated hereby. For purposes of clause (a), an adverse effect shall be deemed to be material if it has a value, individually or in the aggregate, equal to or in excess of $200,000,000, and shall be deemed not to be material if it has a value, individually or in the aggregate, less than such amount.

“Peabody Material Contract” has the meaning set forth in Section 4.13(a).

“Peabody Mining Sites” means all of Peabody’s and its Affiliates’ right, title and interest in and to the following (in each case, excluding any Excluded Assets):

(a) the active coal mining sites located in the Area of Interest that are set forth on Schedule 1.1(b);

(b) all undeveloped coal deposits located in the Area of Interest; and

(c) all inactive coal mining sites and closure or reclamation coal mining properties located in the Area of Interest, including Sage Creek.

“Peabody Net Working Capital”, which may be a negative number, means (a) the current assets included in the Peabody Contributed Assets, as of 11:59 p.m. (New York City time) on the Business Day immediately prior to the Closing Date minus (b) the current liabilities included in the Peabody Assumed Liabilities, as of 11:59 p.m. (New York City time) on the Business Day immediately prior to the Closing Date, in each case calculated in accordance with the Accounting Principles.

“Peabody Owned Real Property” has the meaning set forth in the definition of “Peabody Contributed Assets” in this Section 1.1.

“Peabody Pension Plan” means any defined benefit plan, program, agreement or arrangement that is subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA sponsored or maintained by Peabody or its Affiliates.

“Peabody Preliminary Statement” has the meaning set forth in Section 3.5(a).

“Peabody Prepared Returns” has the meaning set forth in Section 6.21(a)(i).

“Peabody Properties” means the real properties that are Peabody Contributed Assets.

“Peabody Retained IP” means all Intellectual Property that is owned by Peabody or any of its Affiliates or to which Peabody or any of its Affiliates otherwise has rights and that is used in connection with the operation or conduct of the Peabody Business.

“Peabody Retained Marks” means all trademarks, tradenames, servicemarks, trade dress, internet domain names and logos that are owned by Peabody or any of its Affiliates or to which Peabody or any of its Affiliates otherwise has rights, including the “Peabody” and “Peabody Energy Corporation” names, together with all variations, translations, acronyms and other derivations thereof and all other trademarks, tradenames, servicemarks, trade dress, internet domain names and logos containing, incorporating or associated with any of the foregoing (together with all applications, registrations and renewals therefor).

“Peabody Target Net Working Capital” has the meaning set forth in Section 3.5(b)(i).

“Peabody Transferred Subsidiaries Interests” has the meaning set forth in Section 4.20.

“Peabody Transferred Subsidiary” has the meaning set forth in Section 4.1.

“Peabody Transferring Affiliate” has the meaning set forth in Section 4.1.

“Permits” means permits, licenses, approvals, registrations, consents, certificates, clearances and other similar authorizations issued by any Governmental Authority.

“Permitted Encumbrances” means the following Encumbrances: (a) any inchoate right, lien or interest of a Governmental Authority; (b) liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning laws and ordinances and similar Laws; (d) rights reserved to any Governmental Authority to regulate the affected assets or properties; (e) servitudes, easements, rights-of-way, restrictions, surface rights, permits, conditions, covenants, exceptions, reservations and other similar Encumbrances, as well as encroachments, which do not, individually or in the aggregate, impair, detract from the value of or impair the use of the Peabody Contributed Assets or the Arch Contributed Assets, as the case may be, in any material respect; (f) the paramount title of the United States of America or any other Governmental Authority; (g) the Royalties existing on the date of this Agreement affecting the Peabody Mining Sites which are set forth on Section 1.1(c) of the Peabody Disclosure Letter; (h) the Royalties existing on the date of this Agreement affecting the Arch Mining Sites which are set forth in Section 1.1(c) of the Arch Disclosure Letter; (i) purchase money Encumbrances and Encumbrances securing rental payments under capitalized lease arrangements; (j) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (k) mechanic’s, carriers’, workers’, repairmen’s, warehousemen’s, landlords’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (l) restrictions imposed under Permits; (m) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (n) imperfections of title and other minor title defects which (i) are consistent with industry practice, (ii) do not require payment of a sum of money to discharge and (iii) do not, individually or in the aggregate, impair, detract from the value of or impair the use of the Peabody Contributed Assets or the Arch Contributed Assets, as the case may be, in any material respect; and (o) solely prior to the Closing Date, any existing liens in favor of secured parties under the applicable Party’s and its Affiliates’ secured debt.

“Person” includes any natural person, corporation or other body corporate, partnership, limited liability company, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, other form of business enterprise, executor, administrator or other legal representatives, regulatory body or agency or Governmental Authority, however designated or constituted.

“Post-Closing Taxable Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Reorganization Plans” has the meaning set forth in Section 6.11.

“Pre-Closing Reorganizations” has the meaning set forth in Section 6.11.

“Pre-Closing Tax Assets” has the meaning set forth in Section 2.5(j).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date.

“Pre-Closing Taxes” means Taxes arising with respect to any taxable period (or portion thereof) ending on or before the Closing Date. With respect to any taxable period that includes but does not end on the Closing Date: (a) real, personal and intangible property Taxes (including ad valorem taxes assessed against minerals) for such period shall be deemed to be Pre-Closing Taxes based on a daily pro rata allocation of such Taxes in such taxable period and (b) all other Taxes shall be deemed to be Pre-Closing Taxes as determined based on an interim closing of the books as of the Closing Date, and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Law), as if a taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date.

“Proceeding” means any suit, litigation, arbitration, claim (including any cross-claim or counter-claim), action, investigation or other proceeding (including any civil, criminal, administrative, judicial, investigative or appellate proceeding).

“Reclamation and Mine Closure” means activities relating to closure, rehabilitation or restoration of mined areas and areas impacted by mining activities, including environmental remediation, reclamation, revegetation, filling and recontouring, treatment or containment of mining waste, dismantling or decommissioning of equipment and facilities, closure and post-closure monitoring and abatement, control or prevention of adverse effects of mining activities, as well as obtaining and maintaining any Permits and Financial Assurances in connection with such activities.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including air, surface water, groundwater, land surface, sediments or subsurface strata) or within or from any building, structure, facility or fixture.

“Representatives” means, with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

“Restriction” has the meaning set forth in Section 6.4(d).

“ROFR Assets” means all of the right, title and interest of Peabody, Arch and each of their respective Affiliates in, to and under any real property or any Mining Rights located in the Area of Interest, whether owned, leased or otherwise held and whether now owned or hereafter acquired, together with any properties, assets and rights related thereto, including the undeveloped deposits set forth on Schedule 2.5(e) (as amended from time to time in accordance with this Agreement).

“ROFR Election Notice” has the meaning set forth in Section 6.19(b).

“Royalties” means any Liability for advance or minimum royalties, production royalties, overriding royalties, net profits interests, production payments, wheelage or haulage royalties or payments and any other payments out of or measured by production.

“SEC” means the Securities and Exchange Commission.

“Specified Employee” means (a) each individual other than any Excluded Employee who is a Mining Site Employee as of the Closing Date, (b) any Peabody Business Employee whose name is set forth on Section 1.1(d) of the Peabody Disclosure Letter (as amended from time to time in accordance with this Agreement) as of the Closing Date and (c) any Arch Business Employee whose name is set forth on Section 1.1(d) of the Arch Disclosure Letter (as amended from time to time in accordance with this Agreement) as of the Closing Date; provided, however, that no individual receiving long-term disability benefits as of the Closing Date shall be a Specified Employee.

“Straddle Period” means any taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means any other Person of which an amount of the securities having by the terms thereof voting power to elect at least a majority of the board of directors (or comparable governing body) of such other Person (or, if there are no such voting securities or voting interest, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person; provided, however, that for purposes of this Agreement, Wyoming Quality Healthcare Coalition, LLC and its Subsidiaries shall be deemed not to be Subsidiaries of Peabody.

“Survival Period” has the meaning set forth in Section 8.1(a).

“Tangible Personal Property” means all inventory, machinery, equipment and tooling, tangible embodiments of Intellectual Property, furniture, fixtures, vehicles, transportation equipment, computing and telecommunications equipment and any other fixed assets or tangible personal property.

“Tax” or “Taxes” means all taxes, levies, duties, assessments, reassessments and other charges, including income tax, franchise tax, profits tax, capital gains tax, gross receipts tax, corporation tax, mining tax, sales and use tax, wage tax, payroll tax, workers’ compensation levy, capital tax, property tax, customs or excise duty, value added tax, withholding tax, severance tax, ad valorem, real and personal property tax, reclamation tax and black lung excise tax, imposed by any Governmental Authority, in each case in the nature of a tax, together with any interest, penalties or other additions thereto, in each case excluding Royalties.

“Tax Assets” means all Tax assets, including all refunds or prepayments of, or credits or rebates, for Taxes.

“Tax Contest” means any inquiry, claim, assessment, audit or other Proceeding with respect to Taxes or a refund or rebate of Taxes.

“Terminating Party” has the meaning set forth in Section 9.1(e).

“Termination Notice” has the meaning set forth in Section 9.1(e).

“Third Party” means any Person other than any of the Parties, the JV Company or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Transaction Documents” means this Agreement and the LLC Agreement, together with all other agreements, documents and instruments required to be delivered by either Party or their respective Affiliates pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Transaction Modification” has the meaning set forth in Section 6.4(d).

“Transfer Taxes” means all sales (including bulk sales), use, transfer, real estate transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions contemplated by this Agreement.

“Transferred Employee” means each Specified Employee (a) who accepts an offer of employment with a JV Entity and commences employment with such JV Entity effective upon the Closing or (b) whose employment otherwise transfers automatically to a JV Entity upon the Closing Date pursuant to the transfer of all the shares, limited liability company interests or other equity interests of the Transferred Subsidiaries to the JV Company or one of its Affiliates.

“Transferred Employee Liabilities” means (a) all Liabilities relating to, arising from or in connection with the Assumed Benefit Plans (to the extent such Liabilities are assumed by the JV Company pursuant to Section 6.9(d)), (b) the accrued and unpaid vacation, leaves of absence, personal days and sick days of each Transferred Employee in accordance with the terms and conditions of the applicable Employee Benefit Plans as in effect immediately prior to the Closing and (c) all other employment, labor, compensation (including variable compensation), retiree health, workers’ compensation, employee welfare and employee benefits related liabilities, commitments and obligations relating to each Transferred Employee (or any dependent or beneficiary of any Transferred Employee) (including any Liabilities arising under the Black Lung Benefits Act or the Federal Coal Mine Health and Safety Act and any Liabilities assumed by the JV Entities pursuant to Sections 6.9(e), 6.9(f), 6.9(g) and 6.9(h)), in each case with respect to clauses (a), (b) and (c), other than (i) any Excluded Liabilities and (ii) any Liabilities arising out of claims incurred by the Transferred Employees for employee benefits under “employee welfare benefit plans” within the meaning of Section 3(l) of ERISA that are not Assumed Benefit Plans.

“Transferred Subsidiaries” means, collectively, the Peabody Transferred Subsidiaries and the Arch Transferred Subsidiaries.

“WARN Act” has the meaning set forth in Section 6.9(f).

SECTION 1.2. Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. In this Agreement:

(a) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to the corresponding article of, section of, exhibit to or schedule to this Agreement;

(c) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(d) unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(e) the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(f) reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(g) unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(h) the terms “or”, “any” and “either” are not exclusive;

(i) the term “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(j) the words “shall” and “will” are used interchangeably and have the same meaning;

(k) the terms “date hereof” or “date of this Agreement” refer to the date set forth in the initial caption of this Agreement;

(l) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day;

(m) “days” means calendar days unless otherwise indicated;

(n) references to a Person are also to its permitted successors and assigns;

(o) unless otherwise specifically indicated, all references to “dollars” and “$” refer to the lawful money of the United States of America; and

(p) (i) whenever this Agreement requires a JV Entity to take any action, such requirement shall be deemed to include an undertaking on the part of each Party to cause such JV Entity to take such action (to the extent such action is within such Party’s control) and (ii) whenever this Agreement requires an Affiliate of either Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Affiliate to take such action.

SECTION 1.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 1.4. Exhibits and Schedules. All exhibits and schedules or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set forth in full in this Agreement, and any references to this Agreement shall, unless the context otherwise requires, include references to the exhibits and schedules hereto.

ARTICLE II

JOINT VENTURE FORMATION AND CONTRIBUTIONS

SECTION 2.1. Formation of the JV Company. At or prior to the Closing, Peabody shall, or shall cause a wholly-owned Subsidiary of Peabody to, form the JV Company as a limited liability company under the laws of the State of Delaware. Prior to the Closing, Peabody shall cause the JV Company not to conduct any activities other than such activities as are reasonably necessary in connection with its formation and the consummation of the transactions contemplated by this Agreement. As of immediately prior to the Closing, Peabody will, directly or indirectly, own all of the outstanding limited liability company interests of the JV Company and there will not be outstanding any limited liability company interest held by any other Person, or except as expressly contemplated by this Agreement, any options, warrants, subscriptions or other rights of any Person to acquire, or any instruments that are convertible into, any limited liability company interest in the JV Company.

SECTION 2.2. Pre-Closing Reorganizations. Prior to the Closing, each Party shall engage in the reorganization steps set forth in the Pre-Closing Reorganization Plans adopted by each Party in accordance with Section 6.11.

SECTION 2.3. Transfer of Peabody Transferred Subsidiaries and Peabody Contributed Assets to the JV Company. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Peabody shall, and shall cause its Affiliates to, transfer or cause to be transferred to the JV Company or one or more of its wholly-owned Subsidiaries the assets, shares, limited liability company interests and other equity interests included in Sections 2.3(a)

and 2.3(b) (in each case subject to Section 6.7) in exchange for a 66.5% limited liability company membership interest in the JV Company and the assumption by the JV Company or one or more of its wholly-owned Subsidiaries of the Liabilities set forth in Section 2.3(c):

(a) all of the shares, limited liability company interests or other equity interests of the Peabody Transferred Subsidiaries that conduct the Peabody Business, after giving effect to Peabody’s Pre-Closing Reorganization Plan;

(b) all of Peabody’s and its Affiliates’ right, title and interest in, to and under the Peabody Contributed Assets (including the Peabody Contributed Assets held by the Peabody Transferred Subsidiaries transferred pursuant to Section 2.3(a)); and

(c) all Peabody Assumed Liabilities (including the Peabody Assumed Liabilities of the Peabody Transferred Subsidiaries transferred pursuant to Section 2.3(a)).

SECTION 2.4. Transfer of Arch Transferred Subsidiaries and Arch Contributed Assets to the JV Company. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Arch shall, and shall cause its Affiliates to, transfer or cause to be transferred to the JV Company or one or more of its wholly-owned Subsidiaries the assets, shares, limited liability company interests and other equity interests included in Sections 2.4(a) and 2.4(b) (in each case subject to Section 6.7) in exchange for a 33.5% limited liability company membership interest in the JV Company and the assumption by the JV Company or one or more of its wholly-owned Subsidiaries of the Liabilities set forth in Section 2.4(c):

(a) all of the shares, limited liability company interests or other equity interests of the Arch Transferred Subsidiaries that conduct the Arch Business, after giving effect to Arch’s Pre-Closing Reorganization Plan;

(b) all of Arch’s and its Affiliates’ right, title and interest in, to and under the Arch Contributed Assets (including the Arch Contributed Assets held by the Arch Transferred Subsidiaries transferred pursuant to Section 2.4(a)); and

(c) all Arch Assumed Liabilities (including the Arch Assumed Liabilities of the Arch Transferred Subsidiaries transferred pursuant to Section 2.4(a)).

SECTION 2.5. Excluded Assets. Notwithstanding Section 2.3 or 2.4 or anything else in this Agreement to the contrary, the following assets (the “Excluded Assets”) of Peabody and its Affiliates, on the one hand, and of Arch and its Affiliates, on the other hand, shall be retained by the respective Parties and their Affiliates and not be transferred to the JV Company or any of its Subsidiaries:

(a) all cash and cash equivalents, except as provided in Section 3.4, 3.5 or 6.4(e);

(b) all trade accounts receivable (whether billed or unbilled);

(c) all insurance policies and contracts maintained by Peabody, Arch or their respective Affiliates, subject to the rights of the JV Entities pursuant to Section 6.12;

(d) all Intellectual Property, including the Peabody Retained IP and the Arch Retained IP;

(e) the real property interests set forth on Schedule 2.5(e) (as amended from time to time in accordance with this Agreement), together with any properties, assets and rights (including Mining Rights) related or appurtenant thereto;

(f) all shares of capital stock or other equity interests of Peabody, Arch or any of their respective Affiliates (other than the Peabody Transferred Subsidiaries and the Arch Transferred Subsidiaries), or any securities convertible into or exchangeable or exercisable for any of the foregoing;

(g) all minute books, stock ledgers, corporate seals and stock certificates and other records having to do with the corporate organization of Peabody, Arch and their respective Affiliates (other than the JV Entities);

(h) any records prepared in connection with the transactions contemplated by this Agreement;

(i) all rights and claims under this Agreement and the other Transaction Documents;

(j) all Tax Assets relating to Contributor Taxes (“Pre-Closing Tax Assets”); provided that Pre-Closing Tax Assets shall not include any Tax Assets to the extent described in Schedule 3.5 and specifically included in Peabody Net Working Capital or Arch Net Working Capital, as the case may be, as finally determined pursuant to Section 3.5(c) and specifically identified as such;

(k) all assets of any Peabody Pension Plan or Arch Pension Plan, as the case may be, or any other Employee Benefit Plans that is not an Assumed Benefit Plan;

(l) (i) the assets, other than real property interests, of Peabody and its Affiliates that are set forth in Section 2.5(l) of the Peabody Disclosure Letter and (ii) the assets, other than real property interests, of Arch and its Affiliates that are set forth in Section 2.5(l) of the Arch Disclosure Letter; and

(m) all rights, claims, causes of action, credits or rights of set-off to the extent relating to any Excluded Asset or Excluded Liability.

Each Party may amend Schedule 2.5(e) by written notice to the other Party from time to time prior to the Closing to add any undeveloped properties (and related properties, assets and rights related thereto) to Schedule 2.5(e), subject to Section 6.1.

SECTION 2.6. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing, the Parties shall cause the JV Company or one or more of its wholly-owned Subsidiaries to assume all of the Assumed Liabilities.

SECTION 2.7. Excluded Liabilities. Notwithstanding Section 2.3, 2.4 or 2.6, or anything else in this Agreement to the contrary, Peabody and its Affiliates, on the one hand, and Arch and its Affiliates, on the other hand, shall retain, and none of the JV Entities shall assume, all of the following Liabilities (the “Excluded Liabilities”):

(a) any Liabilities to the extent attributable to the Excluded Assets;

(b) any Indebtedness for borrowed money and all obligations pursuant to securitization or factoring programs or arrangements;

(c) any Liabilities owing (i) by Peabody or any of its Affiliates, on the one hand, to any Affiliate of Peabody, on the other hand, or (ii) by Arch or any of its Affiliates, on the one hand, to any Affiliate of Arch, on the other hand;

(d) any Liabilities for Contributor Taxes;

(e) any Liabilities in respect of any current or former employees who are not Transferred Employees (including Liabilities arising under the Black Lung Benefits Act or the Federal Coal Mine Health and Safety Act of 1969), except to the extent expressly set forth in Section 6.9(e);

(f) any Liabilities with respect to (i) any Peabody Pension Plan or Arch Pension Plan, as the case may be, or (ii) any defined contribution plan sponsored or maintained by Peabody or any of its Affiliates or Arch or any of its Affiliates, as the case may be, for the benefit of U.S. employees that is not intended to be qualified under Section 401(a) of the Code (the “Nonqualified DC Plans”);

(g) any Liabilities in respect of any equity or equity-based compensation plan or arrangement and any awards granted by either Party or its Affiliates thereunder;

(h) any Liabilities in respect of prorated bonuses and wages accrued through the Closing Date and required to be paid pursuant to Section 6.9(j) or 6.9(m), in each case together with any employer-paid portion of any employment and payroll taxes related thereto;

(i) any Liabilities in respect of any Change of Control Payments;

(j) any Liabilities in respect of severance payable under any Peabody Benefit Plan or Arch Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement (other than severance paid to Mining Site Employees pursuant to Section 6.9(e));

(k) any expenses incurred by either Party or its Affiliates related to the consummation of the transactions contemplated by this Agreement;

(l) any Liabilities arising from or relating to any internal reorganization steps reflected in the Pre-Closing Reorganization Plans, regardless of when such steps occur;

(m) any Liability for Royalties for any period on or prior to the Closing Date, except for any Royalties related to coal inventory included in the Contributed Assets or any Liabilities specifically included in Peabody Net Working Capital or Arch Net Working Capital, as the case may be, as finally determined pursuant to Section 3.5(c); and

(n) any Liabilities in respect of any Proceedings, pending or threatened, and any claims, whether or not presently asserted, to the extent arising out of or relating to any impacts of greenhouse gas emissions or climate change (including the Proceedings set forth on Section 2.7(n)(i) of the Peabody Disclosure Letter or Section 2.7(n)(i) of the Arch Disclosure Letter), in each case other than any Proceedings or claims that primarily contest the validity or issuance of, or that primarily seek the rescission or cancellation of, any Peabody Contributed Permit or Peabody Lease or any Arch Contributed Permit or Arch Lease, as the case may be (including the Proceedings set forth on Section 2.7(n)(ii) of the Peabody Disclosure Letter or Section 2.7(n)(ii) of the Arch Disclosure Letter).

SECTION 2.8. Transfer Taxes. The JV Company will be responsible for all Transfer Taxes imposed by reason of the transactions contemplated by this Agreement (excluding the Pre-Closing Reorganizations). Each Party shall, and shall cause their respective Subsidiaries and the JV Entities to, (a) cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of such Transfer Taxes and (b) use commercially reasonable efforts, in accordance with the terms of this Agreement, to minimize the amount of such Transfer Taxes.

ARTICLE III

CLOSING

SECTION 3.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. (New York City time) on a date to be specified by the Parties, which date shall be as soon as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the fifth Business Day following such satisfaction or waiver of such conditions, unless another date, time or place is agreed to in writing by Peabody and Arch. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

SECTION 3.2. Deliveries by Peabody at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Peabody shall deliver or cause to be delivered the following:

(a) a counterpart of the LLC Agreement, duly executed by Peabody or a wholly-owned Subsidiary of Peabody;

(b) such bills of sale, deeds, assignments, affidavits, instruments and documents as may be reasonably necessary in order to effectuate the transfer, assignment,

assumption and conveyance of record or beneficial ownership of the Peabody Contributed Assets, the Peabody Transferred Subsidiaries and the Peabody Assumed Liabilities to the JV Company or one or more of its wholly-owned Subsidiaries as contemplated herein and to consummate the other transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to Arch;

(c) the certificates required to be delivered pursuant to Sections 7.3(a) and 7.3(b);

(d) properly executed statements from each of Peabody and any Affiliate thereof that is a transferor or, if any such transferor is a “disregarded entity” for U.S. federal income tax purposes, the regarded parent entity of such transferor, of any Peabody Contributed Assets or Peabody Transferred Subsidiaries to the JV Company or one or more of its wholly-owned Subsidiaries, in each case dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Proposed Treasury Regulations Section 1.1446(f)-2(b)(2);

(e) if required pursuant to Section 3.4 or 3.5(b)(i), a wire transfer to the JV Company of immediately available funds (to such account or accounts as Peabody shall have designated in writing not less than two Business Days prior to the Closing Date) in the amount required pursuant to Section 3.4 or 3.5(b)(i), as applicable; and

(f) evidence in form and substance reasonably satisfactory to Arch of (i) the release and discharge of all guarantees by any Peabody Transferred Subsidiary of the Indebtedness set forth on Section 3.2(f) of the Peabody Disclosure Letter (and any refinancings thereof) and (ii) the release of all Encumbrances securing such guarantees.

SECTION 3.3. Deliveries by Arch at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Arch shall deliver or cause to be delivered the following:

(a) a counterpart of the LLC Agreement, duly executed by Arch or a wholly-owned Subsidiary of Arch;

(b) such bills of sale, deeds, assignments, affidavits, instruments and documents as may be reasonably necessary in order to effectuate the transfer, assignment, assumption and conveyance of record or beneficial ownership of the Arch Contributed Assets, the Arch Transferred Subsidiaries and the Arch Assumed Liabilities to the JV Company or one or more of its wholly-owned Subsidiaries as contemplated herein and to consummate the other transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to Peabody;

(c) the certificates required to be delivered pursuant to Sections 7.2(a) and 7.2(b);

(d) properly executed statements from each of Arch and any Affiliate thereof that is a transferor or, if any such transferor is a “disregarded entity” for U.S. federal income tax purposes, the regarded parent entity of such transferor, of any Arch Contributed Assets or Arch

Transferred Subsidiaries to the JV Company or one or more of its wholly-owned Subsidiaries, in each case dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Proposed Treasury Regulations Section 1.1446(f)-2(b)(2);

(e) if required pursuant to Section 3.4 or 3.5(b)(ii), a wire transfer to the JV Company of immediately available funds (to such account or accounts as Peabody shall have designated in writing not less than two Business Days prior to the Closing Date) in the amount required pursuant to Section 3.4 or 3.5(b)(ii), as applicable; and

(f) evidence in form and substance reasonably satisfactory to Peabody of (i) the release and discharge of all guarantees by any Arch Transferred Subsidiary of the Indebtedness set forth on Section 3.3(f) of the Arch Disclosure Letter (and any refinancings thereof) and (ii) the release of all Encumbrances securing such guarantees.

SECTION 3.4. Closing Capital Call. At least ten Business Days prior to Closing, the Parties shall mutually approve the Initial Operating Budget. At the Closing, Peabody and Arch shall contribute, or cause their respective Affiliates, to contribute to the JV Company an amount of cash needed to fund the operations of the JV Company pursuant to the Initial Operating Budget for the first 90 days immediately following the Closing, which amount shall be determined by Peabody, acting in accordance with its role as the “Operator” under the LLC Agreement, in accordance with the Initial Operating Budget. Peabody (or its Affiliates) shall contribute 66.5% of the cash required to be contributed to the JV Company pursuant to this Section 3.4, and Arch (or its Affiliates) shall contribute 33.5% of the cash required to be contributed to the JV Company pursuant to this Section 3.4.

SECTION 3.5. Net Working Capital Adjustment.

(a) Preliminary Statements. At least three Business Days prior to the scheduled Closing Date, (i) Peabody shall deliver to Arch a statement (the “Peabody Preliminary Statement”) setting forth Peabody’s good faith estimate of the Peabody Net Working Capital (the “Estimated Peabody Working Capital”) and (ii) Arch shall deliver to Peabody a statement (the “Arch Preliminary Statement”) setting forth Arch’s good faith estimate of the Arch Net Working Capital (the “Estimated Arch Working Capital”).

(b) Closing Adjustment Payments.

(i) If the Estimated Peabody Working Capital is less than negative $178,152,000 (the “Peabody Target Net Working Capital”), Peabody or its Affiliates shall contribute cash to the JV Company at the Closing in an amount equal to (A) the Peabody Target Net Working Capital minus (B) the Estimated Peabody Working Capital.

(ii) If the Estimated Arch Working Capital is less than negative $68,832,000 (the “Arch Target Net Working Capital”), Arch or its Affiliates shall contribute cash to the JV Company at the Closing in an amount equal to (A) the Arch Target Net Working Capital minus (B) the Estimated Arch Working Capital.

(c) Closing Statements.

(i) As promptly as practicable, but in no event more than 60 days after the Closing Date, each of Peabody and Arch shall prepare and deliver to the other Party a statement (each, a “Closing Statement”) setting forth the Peabody Net Working Capital and the Arch Net Working Capital, respectively, as of the Closing Date.

(ii) Each Party shall have a period of 60 days after the delivery to it of the Closing Statement of the other Party to review such Closing Statement. During such period, each Party shall have the right to review the related work papers and to conduct due diligence with respect to each Closing Statement and the underlying assets and liabilities. Each Party’s Closing Statement shall become final and binding upon the Parties on the 61st day following delivery thereof unless the other Party gives written notice of its disagreement with such Closing Statement (a “Notice of Disagreement”) to such Party prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and shall quantify the disagreements to the extent reasonably practicable. If a Notice of Disagreement is received by either Party in a timely manner, the Parties shall attempt in good faith to resolve the matter or matters in dispute in such Notice of Disagreement during the 30-day period following the delivery of such Notice of Disagreement. If such disputes cannot be resolved by the Parties within 30 days after the delivery of any Notice of Disagreement, then all matters that were included in any Notice of Disagreement that remain in dispute shall be submitted to a mutually selected nationally recognized independent accounting firm (other than Peabody’s or Arch’s then-current independent accounting firm) (the “Accounting Firm”) for resolution.

(iii) In resolving matters submitted to it pursuant to Section 3.5(c)(ii), the Accounting Firm (A) shall not be entitled to take or order the taking of depositions or other testimony under oath or conduct any other oral or written discovery, (B) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to either Party than the applicable Closing Statement and the Notice of Disagreement, (C) shall have no ex parte communications with either Party (or such Party’s Representatives) and (D) shall resolve only those matters that were submitted to it by the Parties pursuant to Section 3.5(c)(ii).

(iv) The Accounting Firm, acting as an expert and not an arbitrator, shall render its opinion on all matters submitted to it pursuant to Section 3.5(c)(ii) within 60 days of its appointment. Based on that determination, the Accounting Firm shall then send to each Party a written determination of (A) the Peabody Net Working Capital or the Arch Net Working Capital, as the case may be, and (B) any adjustments to the applicable Closing Statement, whereupon the confirmed or revised Closing Statements shall be final and binding upon the Parties.

(v) Absent manifest error, the determinations of the Accounting Firm shall be final, binding and conclusive. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. Each Party shall bear its own costs and expenses incurred in connection with this Section 3.5(c), except that the fees and expenses of the

Accounting Firm in connection with its engagement pursuant to this Section 3.5(c) shall be borne equally by Peabody and Arch.

(d) Post-Closing Adjustment Payments. If the Peabody Net Working Capital or the Arch Net Working Capital reflected on the applicable Closing Statement as finalized pursuant to Section 3.5(c) is less than the Peabody Target Net Working Capital or the Arch Target Net Working Capital, respectively, the Parties shall recalculate the adjusting payments, if any, previously made pursuant to Section 3.5(b). If Peabody and its Affiliates made an adjusting payment pursuant to Section 3.5(b)(i) or Arch and its Affiliates made an adjusting payment pursuant to Section 3.5(b)(ii) that was too large, the Parties shall cause the JV Company or another JV Entity to refund the overage to the payor. If Peabody and its Affiliates made an adjusting payment pursuant to Section 3.5(b)(i) or Arch and its Affiliates made an adjusting payment pursuant to Section 3.5(b)(ii) that was too small or made no adjusting payment, Peabody or Arch, as the case may be, shall, or shall cause its Affiliates to, contribute additional cash to the JV Company in an amount necessary to cure such shortfall, plus interest on such amount from the Closing Date to the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Closing Date plus 2% per annum. The payments required pursuant to this Section 3.5(d) shall be made within five Business Days after the Closing Statements are finalized.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PEABODY

Except as set forth in the corresponding section of the disclosure letter delivered by Peabody to Arch at or before the execution and delivery by Peabody of this Agreement (the “Peabody Disclosure Letter”), it being understood that any disclosure set forth in the applicable Section or paragraph of the Peabody Disclosure Letter shall be deemed to be disclosed for any other Section or paragraph of the Peabody Disclosure Letter or for any portion of this Article IV to which the relevance of such disclosure is reasonably apparent from the context of such disclosure, Peabody represents and warrants to Arch, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case only at and as of such specified date), as follows:

SECTION 4.1. Due Organization; Good Standing; Power. Peabody is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority under applicable Law and its Charter Documents to own or lease and to operate its assets and to conduct or cause to be conducted the Peabody Business as it is now being conducted by Peabody. Each Subsidiary of Peabody that is being contributed or transferred to the JV Entities as a part of the Peabody Business (each, a “Peabody Transferred Subsidiary”) and each of the other Affiliates of Peabody that is transferring or contributing assets or Liabilities to the JV Entities pursuant to this Agreement (collectively, the “Peabody Transferring Affiliates” and, together with the Peabody Transferred Subsidiaries, the “Peabody Entities”) is, or will be at the Closing Date, a corporation, limited liability company or other entity duly organized and validly existing under the laws of its jurisdiction of organization. Each Peabody Entity has all requisite corporate or other power and authority to own or lease and to operate its assets and to conduct the Peabody Business now being or to be conducted by it at the time of the Closing. Each of Peabody and each Peabody Entity is, or will be at the Closing Date, duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which its right, title or interest in or to any of the Peabody Contributed Assets held by it or the Peabody Business conducted by it requires such authorization, qualification or licensing, except where the failure to have such authorization, qualification or licensing has not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect. Peabody has all requisite corporate power and authority under applicable Law and its Charter Documents to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Peabody Entity has, or will have at the Closing Date, all corporate or other requisite power and authority under applicable Law and its Charter Documents to enter into the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

SECTION 4.2. Authorization and Validity of Agreements. The execution and delivery by Peabody of this Agreement, the execution and delivery by Peabody and each Peabody Entity of the other Transaction Documents to which any of them is or will be a party and the consummation by them of the transactions contemplated hereby and thereby have been (in the case of Peabody), or will be at the Closing Date (in the case of each Peabody Entity), duly authorized and approved by all necessary corporate or other action under applicable Law and the relevant Charter Documents on the part of Peabody and such Peabody Entity, as the case may be, and do not and will not require the approval of the stockholders of Peabody. This Agreement has been duly executed and delivered by Peabody, and at the Closing each of the other Transaction Documents to which Peabody or any Peabody Entity is a party will have been duly executed and delivered by Peabody and such Peabody Entity, as the case may be. This Agreement is the legal, valid and binding obligation of Peabody, enforceable against Peabody in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). At the Closing, each other Transaction Document to which Peabody or any Peabody Entity is a party will be the legal, valid and binding obligation of Peabody and such Peabody Entity, as the case may be, in each case enforceable against Peabody and such Peabody Entity in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

SECTION 4.3. Absence of Conflicts. Neither the execution and delivery by Peabody of this Agreement nor the execution and delivery by Peabody or any Peabody Entity of any other Transaction Document to which Peabody or any such Peabody Entity is or will be a party, nor the consummation by them of the transactions contemplated hereby and thereby, does or will (a) conflict with, or result in the breach of any provision of, the Charter Documents of Peabody or any such Peabody Entity, (b) violate any applicable Law or any Permit or Order of any Governmental Authority applicable to or binding upon Peabody or any such Peabody Entity or to which any of their respective properties or assets is subject, (c) result in the creation of any Encumbrance upon any of the Peabody Contributed Assets or (d) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event that with notice, lapse of time or both, would constitute a default or event of default under the terms of, any Contract included in the Peabody Contributed Assets or by which any of the Peabody Contributed Assets is subject, except in the case of clauses (b), (c) and (d) for such violations, Encumbrances, conflicts or breaches as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect. As of the Closing Date, none of the JV Entities will be, or will be required to become, a “restricted subsidiary” or will otherwise be subject to restrictions on payment of cash distributions under any debt documents or in connection with any indebtedness of Peabody or its Affiliates.

SECTION 4.4. No Consents. Neither the execution and delivery by Peabody of this Agreement nor the execution and delivery by Peabody or any Peabody Entity of any other Transaction Document to which Peabody or any such Peabody Entity is or will be a party, nor the consummation by Peabody or any such Peabody Entity of the transactions contemplated by the Transaction Documents in accordance with the terms thereof will require any Consent of, or any registration, declaration, notice of filing made to or with, any Governmental Authority (a “Governmental Approval”), other than compliance with and filings required under the HSR Act or any applicable non-U.S. Antitrust Laws. At the Closing, no Governmental Approval or other Consent will be required by Peabody or any Peabody Entity for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Peabody or any such Peabody Entity is a party, except for such Governmental Approvals or Consents as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect.

SECTION 4.5. Financial Information; Absence of Undisclosed Liabilities.

(a) Section 4.5(a) of the Peabody Disclosure Letter sets forth copies of (i) the unaudited combined balance sheet for the Peabody Business as of March 31, 2019 (the “Peabody Balance Sheet”), (ii) the unaudited combined statements of operations of the portion of the Peabody Business operating in the State of Wyoming for the three-month periods ending June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019 and (iii) the unaudited combined statements of operations of the portion of the Peabody Business operating in the State of Colorado for the three-month periods ending June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019 (the financial statements described in clauses (i), (ii) and (iii), collectively, the “Peabody Financial Statements”).

(b) The Peabody Financial Statements have been derived from, and are consistent with, the underlying books, records and accounts of Peabody and its Affiliates and represent actual, bona fide transactions. The Peabody Financial Statements have been prepared in accordance with GAAP (subject to the assumptions set forth therein) and fairly represent in all material respects the combined financial position, assets and liabilities and results of operations of the Peabody Business, as of the respective dates and for the respective periods indicated therein (subject to the assumptions set forth therein, the absence of notes and normal year-end adjustments).

(c) There are no material Liabilities included in the Peabody Assumed Liabilities, except (i) as included, reserved against or reflected in the Peabody Balance Sheet and (ii) for those arising in the ordinary course of business consistent with past practice since March 31, 2019.

SECTION 4.6. No Material Changes.

(a) Since January 1, 2019, there has not been a Peabody Material Adverse Effect.

(b) From January 1, 2019 to the date of this Agreement, Peabody and its Affiliates have caused the Peabody Business to be conducted in the ordinary course of business consistent with its past practice.

SECTION 4.7. Real Property.

(a) Section 4.7(a) of the Peabody Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) all Peabody Owned Real Property, (ii) all Peabody Leases and (iii) all Mining Rights included in the Peabody Properties. Section 4.7(a) of the Peabody Disclosure Letter also identifies all Peabody Properties that also are used as of the date hereof by other businesses of Peabody or its Affiliates and describes the nature of such use by such other businesses of Peabody or its Affiliates, and such use does not interfere with the operation of the Peabody Business. No Peabody Property is leased or subleased to any third party, and Peabody has not granted any third party any license, possessory or occupancy right or other similar right therein other than Permitted Encumbrances.

(b) Peabody or a controlled Affiliate of Peabody, as applicable, has (i) good and indefeasible fee title to all Peabody Owned Real Property, (ii) good and valid title to the leasehold estates in all Peabody Leases and (iii) good and valid title to all Mining Rights included in the Peabody Properties, in the case of each of clauses (i), (ii) and (iii), free and clear of all Encumbrances (including Royalties), other than Permitted Encumbrances.

(c) There are no outstanding options, rights of first offer or rights of first refusal to purchase any Peabody Property or any portion of or any interest therein.

(d) Each of the Peabody Leases is in full force and effect and constitutes the legal, valid and binding obligations of Peabody or its Affiliates that are parties thereto and, to the Knowledge of Peabody, the other parties thereto, enforceable against Peabody or such Affiliates and, to the Knowledge of Peabody, the other parties thereto, in accordance with their respective terms. No Peabody Lease has been amended, modified or supplemented. No party to any Peabody Lease has repudiated any provision thereof, and neither Peabody (nor its Affiliates that are parties thereto, as the case may be) nor, to the Knowledge of Peabody, any other party thereto, is in breach of any of its respective obligations thereunder, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default thereunder.

(e) Except for the Peabody Properties, neither Peabody nor any of its Affiliates owns or leases any real property used or held for use primarily in or related primarily to or necessary for the operation or conduct of the Peabody Business or has any options to acquire any fee interest or leasehold interest in any real property for use primarily in or related primarily to or necessary for the operation or conduct of the Peabody Business.

(f) There are no pending or, to the Knowledge of Peabody, threatened condemnation, eminent domain or similar proceedings affecting the Peabody Properties. There are no existing public improvements which may reasonably be expected to result in any special assessment against any Peabody Owned Real Property.

(g) All utility easements, rights of access and other easements and similar rights serving the Peabody Properties are legally enforceable to permit the operation of the Peabody Business in substantially the manner in which the Peabody Business is currently operated. Other than Permitted Encumbrances, there are no encroachments upon the Peabody Properties and no improvements to any Peabody Properties encroach onto any adjacent property, except for such encroachments as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on a particular item of real property. The improvements to the Peabody Properties (and the current uses thereof) do not (i) violate set-back, building or side lines, or any applicable land use covenants, zoning regulations or similar enforceable restrictions or (ii) encroach on any easements located on the Peabody Properties.

SECTION 4.8. Title to Tangible Personal Property. Peabody or a controlled Affiliate of Peabody has good and valid title to or leasehold interest in all Tangible Personal Property included in the Peabody Contributed Assets, in each case, free and clear of all Encumbrances, subject only to Permitted Encumbrances.

SECTION 4.9. Compliance with Laws; Permits.

(a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect, (i) the Peabody Contributed Assets and the Peabody Business are, and since January 1, 2016 have been, operated or conducted by Peabody or its Affiliates, as the case may be, in compliance with all applicable Laws and Permits, (ii) there is no, and since January 1, 2016, there has been no, action, demand or investigation by or before any Governmental Authority pending or, to the Knowledge of Peabody, threatened alleging that the operation or conduct of the Peabody Contributed Assets or the Peabody Business is in violation of any applicable Law or Permit. There is no pending Order of any Governmental Authority against or binding upon any of the Peabody Contributed Assets or Peabody or any of its Affiliates to the extent relating to the Peabody Business.

(b) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect, (i) the Peabody Contributed Permits constitute all of the Permits necessary for the ownership and operation of the Peabody Contributed Assets and the operation and conduct of the Peabody Business as presently conducted, (ii) each Peabody Contributed Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Peabody, threatened Proceeding to revoke, cancel, suspend or declare such Peabody Contributed Permit invalid in any respect and (iii) the Peabody Business is not being conducted in a manner that violates any of the terms or conditions under which any Peabody Contributed Permit was granted.

(c) Section 4.9(c) of the Peabody Disclosure Letter contains a list of all material mining Permits and all Environmental Permits included in the Peabody Contributed Permits.

(d) Sections 4.9(a) and 4.9(b) do not relate to compliance with Environmental Laws or Environmental Permits, which are exclusively the subject of Sections 4.9(c) and 4.17.

SECTION 4.10. Taxes.

(a) Except with respect to Permitted Encumbrances, (i) there are no Encumbrances for Taxes on any of the Peabody Contributed Assets or on the equity interests in any Peabody Transferred Subsidiary and (ii) no claim has been made by any Governmental Authority that could give rise to any such Encumbrance.

(b) Solely with respect to the Peabody Business: (i) Peabody has timely paid or caused to be paid all material Taxes of the Peabody Transferred Subsidiaries or, solely to the extent a failure to timely pay could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Peabody Contributed Assets or in any of the JV Entities becoming liable for such Taxes, with respect to the Peabody Contributed Assets; (ii) Peabody has filed or caused to be filed all Tax returns for material Taxes required to be filed by the Peabody Transferred Subsidiaries or, solely to the extent a failure to file could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Peabody Contributed Assets or in any of the JV Entities becoming liable for Taxes attributable to such Tax returns, with respect to the Peabody Contributed Assets, in each case taking into account applicable extensions, and all such Tax returns are true, correct and complete in all material respects; (iii) the Peabody Transferred Subsidiaries have withheld or deducted all material Taxes from payments to customers, employees, creditors, independent contractors, equity holders or other Persons required to be so withheld or deducted, and have timely paid over such Taxes to the appropriate Governmental Authority to the extent due and payable; (iv) no material Tax audits or other material administrative proceedings or court proceedings are pending with regard to any Taxes for which any Peabody Transferred Subsidiary may be liable or, solely to the extent such proceedings could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Peabody Contributed Assets or in any of the JV Entities becoming liable for Taxes attributable to such proceedings, with respect to the Peabody Contributed Assets, and to the Knowledge of Peabody no such material administrative proceedings or court proceedings has been threatened in writing by any Governmental Authority; (v) there is no agreement with any Governmental Authority extending the period for assessment or collection of any material Taxes of any Peabody Transferred Subsidiary or, solely to the extent such extension could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Peabody Contributed Assets or in any of the JV Entities becoming liable for such Taxes, with respect to the Peabody Contributed Assets; (vi) no unresolved written claim has ever been made by a Governmental Authority in a jurisdiction where a Peabody Transferred Subsidiary does not file Tax returns that such Peabody Transferred Subsidiary may be subject to taxation in that jurisdiction with respect to such Tax return; (vii) no Peabody Transferred Subsidiary is party to or is bound by or has any obligation under any material Tax-sharing agreement, Tax indemnity agreement or similar agreement or arrangement (other than customary provisions contained in agreements entered into in the ordinary course of business and not primarily related to Tax); (viii) no Peabody Transferred Subsidiary has any liability for any material Taxes of any Person (other than Peabody or any of its Affiliates) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (ix) no Peabody Transferred Subsidiary has been a party to a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(c) As of immediately prior to the Closing Date, none of the Peabody Contributed Assets will consist of equity interests in any entity (other than equity interests in Wyoming Quality Healthcare Coalition, LLC and the Peabody Transferred Subsidiaries). Immediately prior to the Closing, each Peabody Transferred Subsidiary to be contributed to the JV Company pursuant to Section 2.3(a) shall be disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(d) The representations and warranties in this Section 4.10 are the exclusive representations and warranties by Peabody relating to Tax matters.

SECTION 4.11. Legal Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of Peabody, threatened against Peabody or any of its Affiliates or otherwise relating to the Peabody Business before any Governmental Authority (i) seeking to prevent or delay the Closing or (ii) relating to the Peabody Business, except in each case for such Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect.

(b) This Section 4.11 does not relate to (i) Tax matters, which are exclusively the subject of Section 4.10, (ii) labor matters, which are exclusively the subject of Section 4.15, (iii) employee benefit matters, which are exclusively the subject of Section 4.16 or (iv) compliance with Environmental Laws or Environmental Permits, which are exclusively the subject of Section 4.17.

SECTION 4.12. Sufficiency and Condition of Assets.

(a) The Peabody Contributed Assets, together with the Peabody Retained IP and the services to be provided to the JV Company by the Operator (as defined in the LLC Agreement) pursuant to the LLC Agreement, constitute all property and other rights necessary to operate and conduct the Peabody Business in substantially the same manner as it is currently being operated and conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect, all of the Tangible Personal Property currently used in the Peabody Business and included in the Peabody Contributed Assets (i) is in good operating condition and repair (ordinary wear and tear excepted) and (ii) has been maintained in a manner consistent with industry practice.

SECTION 4.13. Material Contracts.

(a) Section 4.13(a) of the Peabody Disclosure Letter sets forth a correct and complete list as of the date hereof of all of the following types of Contracts used or held for use primarily in or related primarily to the operation or conduct of the Peabody Business that are to be transferred to and assumed by the JV Entities as of the Closing Date and to which Peabody or any of its Affiliates is a party or to which any of the Peabody Contributed Assets or the Peabody Transferred Subsidiaries are subject, in each case other than any Excluded Assets (each, a “Peabody Material Contract”):

(i) any loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any material Indebtedness for borrowed money is outstanding or may be incurred;

(ii) any Contract (other than any coal supply agreement, or purchase order or commitment to sell or offer to sell coal) with a remaining term of more than one year from the date hereof which is expected to involve the payment of an amount in excess of $10,000,000 or receipt of an amount in excess of $10,000,000 in the aggregate over the remaining term of such Contract;

(iii) any joint venture, partnership or similar organizational Contract involving a sharing of profits or losses related to all or any portion of the Peabody Business;

(iv) any Contract granting to any Person an option, right of first offer or right of first refusal to purchase or acquire any Peabody Contributed Asset (other than purchase options for additional coal volumes);

(v) any Contract that (A) provides for exclusive rights for the benefit of any third party, (B) grants “most favored nation” status to any third party or (C) requires Peabody or any of its Affiliates to provide any minimum level of service, in each case which (1) are, or in a manner which is, material to the Peabody Business taken as a whole and (2) may not be terminated (including such restrictive provisions) by Peabody or its Affiliates on less than 90 days’ notice without payment by Peabody or any of its Affiliates of any material penalty;

(vi) any Contract that restricts in any material respect the ability of Peabody or its Affiliates (or could restrict in any material respect the ability of the JV Entities) to compete in any business or with any Person in any geographical area and which may not be terminated (including such restrictive provisions) by Peabody or its Affiliates on less than 90 days’ notice without payment by Peabody or any of its Affiliates of any material penalty;

(vii) any Contract with a remaining term of more than one year from the date hereof that could require the JV Entities to purchase all (or a specified portion of) their total requirements of any product or service from a third party or that contains “take or pay” provisions and which (A) is expected to involve the payment of an amount in excess of $10,000,000 in the aggregate during the fiscal year ending December 31, 2019 or any future fiscal year and (B) may not be terminated (including such restrictive provisions) by Peabody or its Affiliates on less than 90 days’ notice without payment by Peabody or any of its Affiliates of any material penalty;

(viii) any Contract relating to the disposition or acquisition by Peabody or any of its Affiliates of any material business or any material amounts of assets (other than in the ordinary course of business) with obligations remaining to be performed or Liabilities continuing after the date hereof;

(ix) any lease or agreement (including capital lease arrangements) under which Peabody or any of its Affiliates is lessee of, or holds or operates, any Tangible Personal Property for which the annual rental costs exceed $10,000,000;

(x) any coal supply agreement, or purchase order or commitment to sell or offer to sell coal, (A) with a remaining term of more than three years from the date hereof or (B) with remaining deliverable tonnage of (1) 10,000,000 tons from any mines located in Wyoming that are set forth on Schedule 1.1(b) or (2) 1,500,000 tons from any mines located in Colorado that are set forth on Schedule 1.1(b);

(xi) any Contract involving swaps, futures, derivatives or similar instruments, regardless of value, except such Contracts entered into as a hedging activity in the ordinary course of business consistent with Peabody’s past practice and internal policy guidelines;

(xii) any Contract pursuant to which a Governmental Authority is providing tax abatements or other similar economic incentives in connection with the Peabody Business; and

(xiii) any other Contract that is material to the Peabody Business.

(b) Peabody and its Affiliates have duly performed and complied in all material respects with their respective obligations under each Peabody Material Contract. None of Peabody or any of its Affiliates has received any notice of termination or default from any other party to such Peabody Material Contract. To the Knowledge of Peabody, no other party to such Peabody Material Contract is in default of its obligations thereunder.

(c) Except as set forth on Section 4.13(c) of the Peabody Disclosure Letter, Peabody has made available to Arch true and complete copies of each Peabody Material Contract.

SECTION 4.14. Intellectual Property.

(a) Section 4.14(a) of the Peabody Disclosure Letter sets forth a correct and complete list as of the date hereof of all Contracts in effect between Peabody or any of its Affiliates and any Third Party a primary purpose of which is to grant Peabody or such Affiliate, as the case may be, a license to use any Third Party’s Intellectual Property that is material to the operation or conduct of the Peabody Business, taken as a whole, other than any (i) non-disclosure and confidentiality agreements and (ii) Contracts for any off-the-shelf, commercially available software (including shrink wrap or click wrap agreements).

(b) (i) Peabody and its Affiliates own or possess adequate licenses or other valid rights to use all the Intellectual Property used by Peabody and its Affiliates in the operation or conduct of the Peabody Business free and clear of all Encumbrances other than Permitted Encumbrances and (ii) to the Knowledge of Peabody, the operation and conduct of the Peabody Business does not conflict with or infringe upon any Intellectual Property of others.

SECTION 4.15. Labor Matters.

(a) As of the date hereof, none of Peabody or the Peabody Transferred Subsidiaries is party to any collective bargaining agreement or similar agreement with a labor organization, works council, union or association applicable to the Peabody Business Employees.

(b) With respect to the Peabody Business: (i) there is no unfair labor practice charge or complaint against Peabody or any of its Affiliates pending or, to the Knowledge of Peabody, threatened before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Peabody, threatened against or affecting Peabody or any of its Affiliates; (iii) there are no activities or proceedings by any labor union or other employee representative organization to organize any Peabody Business Employees and no demand for recognition as the exclusive bargaining representative of any Peabody Business Employees has been made by or on behalf of any labor or similar organization; (iv) Peabody and its Affiliates have complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of the Peabody Business Employees, including all applicable Laws relating to labor relations, equal employment opportunities fair employment practices, prohibited discrimination, applicable information and consultation obligations, occupational safety and health standards, terms and conditions of employment, payment of wages, workers’ compensation, immigration and visa requirements and other similar employment activities; and (v) except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect, there is no Proceeding pending or, to the Knowledge of Peabody, threatened by a Peabody Business Employee relating to such applicable Laws.

(c) Within the last three months, there has not been any plant closing, relocation of work or mass layoff (in each case, within the meaning of the WARN Act) or term of similar import under any applicable similar Law with respect to the Peabody Business Employees. To the extent that, after the Closing, the JV Company operates the Peabody Business in the same manner operated by Peabody and its Affiliates during the six-month period prior to the Closing, the JV Company will not incur any liability or obligation under the WARN Act.

(d) The representations and warranties in this Section 4.15 are the exclusive representations and warranties by Peabody relating to labor matters.

SECTION 4.16. Employee Benefits.

(a) Copies of Documents. Peabody has made available to Arch the following with respect to each Peabody Benefit Plan: (i) a summary of such Peabody Benefit Plan; (ii) the governing plan documents, including all amendments thereto and (iii) the most recent summary plan description and summary of material modifications.

(b) Compliance with Applicable Laws. Each Assumed Peabody Benefit Plan and all related trusts, insurance Contracts and funds have been maintained, funded and administered in material compliance with all applicable Laws. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect, no Proceedings with respect to any Assumed Peabody Benefit Plan (other than routine claims for benefits) or with respect to any fiduciary or other Person dealing with any Assumed Peabody Benefit Plan are pending or, to the Knowledge of Peabody, threatened. Peabody and all ERISA Affiliates of Peabody have complied with the requirements of Sections 4980B and 4980D of the Code with respect to Peabody Business Employees and former employees of the Peabody Transferred Subsidiaries.

(c) No Multiemployer, Defined Benefit or Post-Retirement Benefit Plans. (i) No Assumed Peabody Benefit Plan is, and no Peabody Transferred Subsidiary has any Liability (including, but not limited to, actual or potential withdrawal liability) under, (A) a “multiemployer plan”, as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code or (B) a plan that is subject to Title IV of ERISA and (ii) no Peabody Benefit Plan provides for any post-employment or post-retirement health, disability, life or similar benefits (whether insured or self-insured) to any Peabody Business Employee, except as required by Law.

(d) Tax-Qualified Plans. Each Peabody Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of Peabody, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Peabody Benefit Plan.

(e) No Excess Parachute Payments. No Assumed Peabody Benefit Plan provides, and neither Peabody nor any ERISA Affiliate of Peabody is otherwise obligated to provide, any amount constituting an excess parachute payment (as defined in Section 280G of the Code) with respect to any Peabody Business Employee that will become a liability of the JV Entities.

(f) Accelerated Payments, Benefits or Funding. None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will, except as expressly contemplated by this Agreement or as required by applicable Laws, (i) entitle any Peabody Business Employee to retention, change in control or similar compensation or benefits under any Peabody Benefit Plan or cause any Peabody Business Employee to become eligible for any increase in severance benefits under any Peabody Benefit Plan or (ii) accelerate the payment or vesting, or trigger any funding of, compensation or benefits, or increase the amount payable or trigger any other obligation due to, or in respect of, any Peabody Business Employee, except, in each case, for arrangements that will not result in any liability under this Agreement or otherwise to the JV Entities.

(g) The representations and warranties in this Section 4.16 are the exclusive representations and warranties by Peabody relating to employee benefit matters.

SECTION 4.17. Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect:

(a) the Peabody Contributed Assets and the Peabody Business are, and since January 1, 2016 have been, operated in compliance with all applicable Environmental Laws and Environmental Permits, and since January 1, 2016 neither Peabody nor any of its Affiliates has received any (i) written communication from a Governmental Authority or other Person that alleges that the operation of the Peabody Contributed Assets or the Peabody Business is in violation of any Environmental Law or any Environmental Permit or (ii) written request for information from any Governmental Authority relating to the Peabody Contributed Assets or the Peabody Business pursuant to any Environmental Law that is outstanding or unresolved that could form the basis of any Liability to Peabody or any of its Affiliates under any Environmental Law or Environmental Permit;

(b) (i) Peabody and its Affiliates possess all Environmental Permits necessary for the ownership and operation of the Peabody Contributed Assets and the operation and conduct of the Peabody Business; (ii) each such Environmental Permit is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Peabody, threatened Proceeding to revoke, cancel, suspend or declare such Environmental Permit invalid in any respect; and (iii) the Peabody Business is not being conducted in a manner that violates any of the terms or conditions under which any such Environmental Permit was granted;

(c) there is no (i) Order of any Governmental Authority against or binding upon any of the Peabody Contributed Assets or Peabody or any of its Affiliates or (ii) Proceeding pending or, to the Knowledge of Peabody, threatened against Peabody or any of its Affiliates before any Governmental Authority, in each case, relating to the Peabody Business and arising under or relating to Environmental Laws;

(d) since January 1, 2016, all Hazardous Materials have been generated, used, handled, transported, disposed of, treated or stored on or from the Peabody Properties in compliance with all applicable Environmental Laws;

(e) there has been no Release of, or exposure to, any Hazardous Materials at, in, under or migrating to or from any Peabody Property (or, to the extent relating to the Peabody Business, any other location) that could reasonably be expected to form the basis of any Environmental Claim against Peabody or any of its Affiliates or against any Person whose Liabilities for such Environmental Claim Peabody or any of its Affiliates has, or may have, retained or assumed, either contractually or by operation of Law; and

(f) neither Peabody nor any of its Affiliates has retained or assumed, either contractually or by operation of Law, any Liabilities or obligation (including any obligation for Reclamation and Mine Closure) of any other Person relating to the Peabody Contributed Assets that could reasonably be expected to form the basis of any Environmental Claim against Peabody or any of its Affiliates.

SECTION 4.18. Mining; Financial Assurances.

(a) Peabody and its Affiliates have, in the amounts and forms required, obtained or provided all bonds, sureties, letters of credit, guarantees, indemnity agreements and other financial assurances (collectively, “Financial Assurances”) as are (i) required under any applicable Peabody Contributed Permits, Mining and Mining Safety Laws or Environmental Laws in connection with the Peabody Business for Reclamation and Mine Closure, including for land, water or other natural resources at any Peabody Property, or otherwise or (ii) otherwise required or maintained in connection with the Peabody Business (collectively, the “Peabody Financial Assurances”). Section 4.18(a) of the Peabody Disclosure Letter sets forth a correct and complete list as of the date hereof of all Peabody Financial Assurances, categorized by Peabody Property, and including (to the extent applicable) the name of the obligor, the name of the beneficiary, the name of the provider, the amount provided, the Peabody Contributed Permit, Peabody Lease or Contract under which such Peabody Financial Assurance is required and the amounts and type of collateral held by the provider. The consummation by Peabody and each Peabody Entity of the transactions contemplated by this Agreement will not violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event that, with notice, lapse of time or both, would constitute a default or event of default under the terms of, any Peabody Financial Assurance.

(b) The Liability for asset retirement obligations recorded on the Peabody Balance Sheet has been properly accrued in accordance with the requirements of Financial Accounting Standards Board Codification Topic 410, Asset Retirement and Environmental Obligations, formerly known as Financial Accounting Standard No. 143 (“FASB 410”) and the amount of such Liability is equal to or in excess of the amount of such obligations, determined on the basis of Peabody and its Affiliates’ actual historic Reclamation and Mine Closure costs and currently planned mine life and escalated for inflation, in accordance with FASB 410 and applicable Law.

SECTION 4.19. Insurance. Section 4.19 of the Peabody Disclosure Letter sets forth a correct and complete list as of the date hereof of each insurance policy maintained by Peabody or any of its Affiliates that provides coverage for or in respect of the Peabody Contributed Assets or the Peabody Assumed Liabilities (including amounts and types of coverage). All such insurance policies are in full force and effect, and the policyholders are in compliance in all material respects with the terms of such policies. There is no claim pending under any such insurance policy as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such insurance policy. The consummation by Peabody and each Peabody Entity of the transactions contemplated by this Agreement will not result in the loss of coverage or benefits under any such insurance policy with respect to any events or circumstances that first occurred or existed prior to the Closing Date.

SECTION 4.20. Peabody Transferred Subsidiaries. Section 4.20 of the Peabody Disclosure Letter sets forth a list of each entity identified as a Peabody Transferred Subsidiary as of the date of this Agreement, together with the authorized, issued and outstanding equity capitalization of each such entity (the “Peabody Transferred Subsidiaries Interests”) as of the date of this Agreement. As of the Closing Date, Peabody shall have made available to Arch correct and complete copies of the Charter Documents of each Peabody Transferred Subsidiary. Peabody is the direct or indirect beneficial owner of all of the issued and outstanding Peabody Transferred Subsidiaries Interests, free and clear of all Encumbrances other than Permitted Encumbrances. Except for the Peabody Transferred Subsidiaries Interests, there are no shares of capital stock or other equity securities of any of the Peabody Transferred Subsidiaries issued and outstanding. The Peabody Transferred Subsidiaries Interests have not been issued in violation of, and the Peabody Transferred Subsidiaries Interests are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, the Charter Documents of Peabody or any Peabody Transferred Subsidiary or any Contract to which Peabody or any Peabody Transferred Subsidiary is a party or is otherwise bound. There are no outstanding warrants, options, rights, phantom stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any of the Peabody Transferred Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other equity securities. There are no equity securities of any of the Peabody Transferred Subsidiaries reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other securities having the right to vote on any matter on which stockholders or equity owners of any of the Peabody Transferred Subsidiaries may vote.

SECTION 4.21. Broker’s Fees. Except for the Persons set forth on Section 4.21 of the Peabody Disclosure Letter, the fees and expenses of which will be paid by Peabody, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of Peabody or any of its Affiliates.

SECTION 4.22. No Other Representations or Warranties by Arch.

(a) Peabody acknowledges that it is relying on its own investigation, examination and valuation of the transactions contemplated by this Agreement, including the Arch Contributed Assets and the Arch Assumed Liabilities. Peabody has made all inspections and investigations of the Arch Contributed Assets and the Arch Assumed Liabilities deemed necessary or desirable by Peabody. Peabody is entering into this Agreement based on the results of its inspections and investigations and specifically disclaims that it is relying upon or has relied upon any express or implied representations or warranties made by Arch, any Affiliates of Arch, any of their respective Representatives or any other Person on behalf of Arch in connection with the transactions contemplated by this Agreement except for the representations and warranties contained in Article V.

(b) Without limiting the generality of Section 4.22(a), Peabody acknowledges that in connection with Peabody’s investigation, examination and valuation of the Arch Contributed Assets and the Arch Assumed Liabilities, Peabody has received from or on behalf of Arch and its Representatives various forward-looking statements regarding the Arch Contributed Assets and the Arch Assumed Liabilities (including estimates, assumptions, projections, forecasts, plans and life of mine plans furnished to it in due diligence, in negotiations leading to this Agreement and in other circumstances). Peabody acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such forward-looking statements; (ii) Peabody is familiar with such uncertainties; (iii) Peabody is taking full responsibility for making its own investigation, examination and valuation of the Arch Contributed Assets and Arch Assumed Liabilities and has employed outside professionals to assist it with the foregoing; (iv) Peabody is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such forward-looking statements; and (v) Peabody specifically disclaims that it is relying on any such forward-looking statement in any manner whatsoever (except for the representations and warranties contained in Article V).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ARCH

Except as set forth in the corresponding section of the disclosure letter delivered by Arch to Peabody at or before the execution and delivery by Arch of this Agreement (the “Arch Disclosure Letter”), it being understood that any disclosure set forth in the applicable Section or paragraph of the Arch Disclosure Letter shall be deemed to be disclosed for any other Section or paragraph of the Arch Disclosure Letter or for any portion of this Article V to which the relevance of such disclosure is reasonably apparent from the context of such disclosure, Arch represents and warrants to Peabody, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case only at and as of such specified date), as follows:

SECTION 5.1. Due Organization; Good Standing; Power. Arch is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority under applicable Law and its Charter Documents to own or lease and to operate its assets and to conduct or cause to be conducted the Arch Business as it is now being conducted by Arch. Each Subsidiary of Arch that is being contributed or transferred to the JV Entities as a part of the Arch Business (each, an “Arch Transferred Subsidiary”) and each of the other Affiliates of Arch that is transferring or contributing assets or Liabilities to the JV Entities pursuant to this Agreement (collectively, the “Arch Transferring Affiliates” and, together with the Arch Transferred Subsidiaries, the “Arch Entities”) is, or will be at the Closing Date, a corporation, limited liability company or other entity duly organized and validly existing under the laws of its jurisdiction of organization. Each Arch Entity has all requisite corporate or other power and authority to own or lease and to operate its assets and to conduct the Arch Business now being or to be conducted by it at the time of the Closing. Each of Arch and each Arch Entity is, or will be at the Closing Date, duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which its right, title or interest in or to any of the Arch Contributed Assets held by it or the Arch Business conducted by it requires such authorization, qualification or licensing, except where the failure to have such authorization, qualification or licensing has not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect. Arch has all requisite corporate power and authority under applicable Law and its Charter Documents to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Arch Entity has, or will have at the Closing Date, all corporate or other requisite power and authority under applicable Law and its Charter Documents to enter into the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

SECTION 5.2. Authorization and Validity of Agreements. The execution and delivery by Arch of this Agreement, the execution and delivery by Arch and each Arch Entity of the other Transaction Documents to which any of them is or will be a party and the consummation by them of the transactions contemplated hereby and thereby have been (in the case of Arch), or will be at the Closing Date (in the case of each Arch Entity), duly authorized and approved by all necessary corporate or other action under applicable Law and the relevant Charter Documents on the part of Arch and such Arch Entity, as the case may be, and do not and will not require the approval of the stockholders of Arch. This Agreement has been duly executed and delivered by Arch, and at the Closing each of the other Transaction Documents to which Arch or any Arch Entity is a party will have been duly executed and delivered by Arch and such Arch Entity, as the case may be. This Agreement is the legal, valid and binding obligation of Arch, enforceable against Arch in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). At the Closing, each other Transaction Document to which Arch or any Arch Entity is a party will be the legal, valid and binding obligation of Arch and such Arch Entity, as the case may be, in each case enforceable against Arch and such Arch Entity in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

SECTION 5.3. Absence of Conflicts. Neither the execution and delivery by Arch of this Agreement nor the execution and delivery by Arch or any Arch Entity of any other Transaction Document to which Arch or any such Arch Entity is or will be a party, nor the consummation by them of the transactions contemplated hereby and thereby, does or will (a) conflict with, or result in the breach of any provision of, the Charter Documents of Arch or any such Arch Entity, (b) violate any applicable Law or any Permit or Order of any Governmental Authority applicable to or binding upon Arch or any such Arch Entity or to which any of their respective properties or assets is subject, (c) result in the creation of any Encumbrance upon any of the Arch Contributed Assets or (d) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event that with notice, lapse of time or both, would constitute a default or event of default under the terms of, any Contract included in the Arch Contributed Assets or by which any of the Arch Contributed Assets is subject, except in the case of clauses (b), (c) and (d) for such violations, Encumbrances, conflicts or breaches as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect. As of the Closing Date, none of the JV Entities will be, or will be required to become, a “restricted subsidiary” or will otherwise be subject to any restrictions on payment of cash distributions under any debt documents or in connection with any indebtedness of Arch or its Affiliates.

SECTION 5.4. No Consents. Neither the execution and delivery by Arch of this Agreement nor the execution and delivery by Arch or any Arch Entity of any other Transaction Document to which Arch or any such Arch Entity is or will be a party, nor the consummation by Arch or any such Arch Entity of the transactions contemplated by the Transaction Documents in accordance with the terms thereof will require any Governmental Approval, other than compliance with and filings required under the HSR Act or any applicable non-U.S. Antitrust Laws. At the Closing, no Governmental Approval or other Consent will be required by Arch or any Arch Entity for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Arch or any such Arch Entity is a party, except for such Governmental Approvals or Consents as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect.

SECTION 5.5. Financial Information; Absence of Undisclosed Liabilities.

(a) Section 5.5(a) of the Arch Disclosure Letter sets forth copies of (i) the unaudited combined balance sheet for the Arch Business as of March 31, 2019 (the “Arch Balance Sheet”) and (ii) the unaudited combined statements of income of each Arch Transferred Subsidiary for the three-month periods ending June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019 (the financial statements described in clauses (i) and (ii), collectively, the “Arch Financial Statements”).

(b) The Arch Financial Statements have been derived from, and are consistent with, the underlying books, records and accounts of Arch and its Affiliates and represent actual, bona fide transactions. The Arch Financial Statements have been prepared in accordance with GAAP (subject to the assumptions set forth therein) and fairly represent in all material respects the combined financial position, assets and liabilities and results of operations of the Arch Business, as of the respective dates and for the respective periods indicated therein (subject to the assumptions set forth therein, the absence of notes and normal year-end adjustments).

(c) There are no material Liabilities included in the Arch Assumed Liabilities, except (i) as included, reserved against or reflected in the Arch Balance Sheet and (ii) for those arising in the ordinary course of business consistent with past practice since March 31, 2019.

SECTION 5.6. No Material Changes.

(a) Since January 1, 2019, there has not been an Arch Material Adverse Effect.

(b) From January 1, 2019 to the date of this Agreement, Arch and its Affiliates have caused the Arch Business to be conducted in the ordinary course of business consistent with its past practice.

SECTION 5.7. Real Property.

(a) Section 5.7(a) of the Arch Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) all Arch Owned Real Property, (ii) all Arch Leases and (iii) all Mining Rights included in the Arch Properties. Section 5.7(a) of the Arch Disclosure Letter also identifies all Arch Properties that also are used as of the date hereof by other businesses of Arch or its Affiliates and describes the nature of such use by such other businesses of Arch or its Affiliates, and such use does not interfere with the operation of the Arch Business. No Arch Property is leased or subleased to any third party, and Arch has not granted any third party any license, possessory or occupancy right or other similar right therein other than Permitted Encumbrances.

(b) Arch or a controlled Affiliate of Arch, as applicable, has (i) good and indefeasible fee title to all Arch Owned Real Property, (ii) good and valid title to the leasehold estates in all Arch Leases and (iii) good and valid title to all Mining Rights included in the Arch Properties, in the case of each of clauses (i), (ii) and (iii), free and clear of all Encumbrances (including Royalties), other than Permitted Encumbrances.

(c) There are no outstanding options, rights of first offer or rights of first refusal to purchase any Arch Property or any portion of or any interest therein.

(d) Each of the Arch Leases is in full force and effect and constitutes the legal, valid and binding obligations of Arch or its Affiliates that are parties thereto and, to the Knowledge of Arch, the other parties thereto, enforceable against Arch or such Affiliates and, to the Knowledge of Arch, the other parties thereto, in accordance with their respective terms. No Arch Lease has been amended, modified or supplemented. No party to any Arch Lease has repudiated any provision thereof, and neither Arch (nor its Affiliates that are parties thereto, as the case may be) nor, to the Knowledge of Arch, any other party thereto, is in breach of any of its respective obligations thereunder, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default thereunder.

(e) Except for the Arch Properties, neither Arch nor any of its Affiliates owns or leases any real property used or held for use primarily in or related primarily to or necessary for the operation or conduct of the Arch Business or has any options to acquire any fee interest or leasehold interest in any real property for use primarily in or related primarily to or necessary for the operation or conduct of the Arch Business.

(f) There are no pending or, to the Knowledge of Arch, threatened condemnation, eminent domain or similar proceedings affecting the Arch Properties. There are no existing public improvements which may reasonably be expected to result in any special assessment against any Arch Owned Real Property.

(g) All utility easements, rights of access and other easements and similar rights serving the Arch Properties are legally enforceable to permit the operation of the Arch Business in substantially the manner in which the Arch Business is currently operated. Other than Permitted Encumbrances, there are no encroachments upon the Arch Properties and no improvements to any Arch Properties encroach onto any adjacent property, except for such encroachments as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on a particular item of real property. The improvements to the Arch Properties (and the current uses thereof) do not (i) violate set-back, building or side lines, or any applicable land use covenants, zoning regulations or similar enforceable restrictions or (ii) encroach on any easements located on the Arch Properties.

SECTION 5.8. Title to Tangible Personal Property. Arch or a controlled Affiliate of Arch has good and valid title to or leasehold interest in all Tangible Personal Property included in the Arch Contributed Assets, in each case, free and clear of all Encumbrances, subject only to Permitted Encumbrances.

SECTION 5.9. Compliance with Laws; Permits.

(a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, (i) the Arch Contributed Assets and the Arch Business are, and since January 1, 2016 have been, operated or conducted by Arch or its Affiliates, as the case may be, in compliance with all applicable Laws and Permits, (ii) there is no, and since January 1, 2016, there has been no, action, demand or investigation by or before any Governmental Authority pending or, to the Knowledge of Arch, threatened alleging that the operation or conduct of the Arch Contributed Assets or the Arch Business is in violation of any applicable Law or Permit. There is no pending Order of any Governmental Authority against or binding upon any of the Arch Contributed Assets or Arch or any of its Affiliates to the extent relating to the Arch Business.

(b) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, (i) the Arch Contributed Permits constitute all of the Permits necessary for the ownership and operation of the Arch Contributed Assets and the operation and conduct of the Arch Business as presently conducted, (ii) each Arch Contributed Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Arch, threatened Proceeding to revoke, cancel, suspend or declare such Arch Contributed Permit invalid in any respect and (iii) the Arch Business is not being conducted in a manner that violates any of the terms or conditions under which any Arch Contributed Permit was granted.

(c) Section 5.9(c) of the Arch Disclosure Letter contains a list of all material mining Permits and all Environmental Permits included in the Arch Contributed Permits.

(d) Sections 5.9(a) and 5.9(b) do not relate to compliance with Environmental Laws or Environmental Permits, which are exclusively the subject of Sections 5.9(c) and 5.17.

SECTION 5.10. Taxes.

(a) Except with respect to Permitted Encumbrances, (i) there are no Encumbrances for Taxes on any of the Arch Contributed Assets or the equity interests of any Arch Transferred Subsidiary and (ii) no claim has been made by any Governmental Authority that could give rise to any such Encumbrance.

(b) Solely with respect to the Arch Business: (i) Arch has timely paid or caused to be paid all material Taxes of the Arch Transferred Subsidiaries or, solely to the extent a failure to timely pay could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Arch Contributed Assets or in any of the JV Entities becoming liable for such Taxes, with respect to the Arch Contributed Assets; (ii) Arch has filed or caused to be filed all Tax returns for material Taxes required to be filed by the Arch Transferred Subsidiaries or, solely to the extent a failure to file could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Arch Contributed Assets or in any of the JV Entities becoming liable for Taxes attributable to such Tax returns, with respect to the Arch Contributed Assets, in each case taking into account applicable extensions, and all such Tax returns are true, correct and complete in all material respects; (iii) the Arch Transferred Subsidiaries have withheld or deducted all material Taxes from payments to customers, employees, creditors, independent contractors, equity holders or other Persons required to be so withheld or deducted, and have timely paid over such Taxes to the appropriate Governmental Authority to the extent due and payable; (iv) no material Tax audits or other material administrative proceedings or court proceedings are pending with regard to any Taxes for which any Arch Transferred Subsidiary may be liable or, solely to the extent such proceedings could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Arch Contributed Assets or in any of the JV Entities becoming liable for Taxes attributable to such proceedings, with respect to the Arch Contributed Assets, and to the Knowledge of Arch no such material administrative proceedings or court proceedings has been threatened in writing by any Governmental Authority; (v) there is no agreement with any Governmental Authority extending the period for assessment or collection of any material Taxes of any Arch Transferred Subsidiary or, solely to the extent such extension could reasonably be expected to result in an Encumbrance, other than a Permitted Encumbrance, on any of the Arch Contributed Assets or in any of the JV Entities becoming liable for such Taxes, with respect to the Arch Contributed Assets; (vi) no unresolved written claim has ever been made by a Governmental Authority in a jurisdiction where an Arch Transferred Subsidiary does not file Tax returns that such Arch Transferred Subsidiary may be subject to taxation in that jurisdiction with respect to such Tax return; (vii) no Arch Transferred Subsidiary is party to or is bound by or has any obligation under any material Tax-sharing agreement, Tax indemnity agreement or similar agreement or arrangement (other than customary provisions contained in agreements entered into in the ordinary course of business and not primarily related to Tax); (viii) no Arch Transferred Subsidiary has any liability for any material Taxes of any Person (other than Arch or any of its Affiliates) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (ix) no Arch Transferred Subsidiary has been a party to a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(c) As of immediately prior to the Closing Date, none of the Arch Contributed Assets will consist of equity interests in any entity (other than equity interests in the Arch Transferred Subsidiaries). Immediately prior to the Closing, each Arch Transferred Subsidiary to be contributed to the JV Company pursuant to Section 2.4(a) shall be disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(d) The representations and warranties in this Section 5.10 are the exclusive representations and warranties by Arch relating to Tax matters.

SECTION 5.11. Legal Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of Arch, threatened against Arch or any of its Affiliates or otherwise relating to the Arch Business before any Governmental Authority (i) seeking to prevent or delay the Closing or (ii) relating to the

Arch Business, except in each case for such Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect.

(b) This Section 5.11 does not relate to (i) Tax matters, which are exclusively the subject of Section 5.10, (ii) labor matters, which are exclusively the subject of Section 5.15, (iii) employee benefit matters, which are exclusively the subject of Section 5.16 or (iv) compliance with Environmental Laws or Environmental Permits, which are exclusively the subject of Section 5.17.

SECTION 5.12. Sufficiency and Condition of Assets.

(a) The Arch Contributed Assets, together with the Arch Retained IP and the services to be provided to the JV Company by the Operator (as defined in the LLC Agreement) pursuant to the LLC Agreement, constitute all property and other rights necessary to operate and conduct the Arch Business in substantially the same manner as it is currently being operated and conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, all of the Tangible Personal Property currently used in the Arch Business and included in the Arch Contributed Assets (i) is in good operating condition and repair (ordinary wear and tear excepted) and (ii) has been maintained in a manner consistent with industry practice.

SECTION 5.13. Material Contracts.

(a) Section 5.13(a) of the Arch Disclosure Letter sets forth a correct and complete list as of the date hereof of all of the following types of Contracts used or held for use primarily in or related primarily to the operation or conduct of the Arch Business that are to be transferred to and assumed by the JV Entities as of the Closing Date and to which Arch or any of its Affiliates is a party or to which any of the Arch Contributed Assets or the Arch Transferred Subsidiaries are subject, in each case other than any Excluded Assets (each, an “Arch Material Contract”):

(i) any loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any material Indebtedness for borrowed money is outstanding or may be incurred;

(ii) any Contract (other than any coal supply agreement, or purchase order or commitment to sell or offer to sell coal) with a remaining term of more than one year from the date hereof which is expected to involve the payment of an amount in excess of $10,000,000 or receipt of an amount in excess of $10,000,000 in the aggregate over the remaining term of such Contract;

(iii) any joint venture, partnership or similar organizational Contract involving a sharing of profits or losses related to all or any portion of the Arch Business;

(iv) any Contract granting to any Person an option, right of first offer or right of first refusal to purchase or acquire any Arch Contributed Asset (other than purchase options for additional coal volumes);

(v) any Contract that (A) provides for exclusive rights for the benefit of any third party, (B) grants “most favored nation” status to any third party or (C) requires Arch or any of its Affiliates to provide any minimum level of service, in each case which (1) are, or in a manner which is, material to the Arch Business taken as a whole and (2) may not be terminated (including such restrictive provisions) by Arch or its Affiliates on less than 90 days’ notice without payment by Arch or any of its Affiliates of any material penalty;

(vi) any Contract that restricts in any material respect the ability of Arch or its Affiliates (or could restrict in any material respect the ability of the JV Entities) to compete in any business or with any Person in any geographical area and which may not be terminated (including such restrictive provisions) by Arch or its Affiliates on less than 90 days’ notice without payment by Arch or any of its Affiliates of any material penalty;

(vii) any Contract with a remaining term of more than one year from the date hereof that could require the JV Entities to purchase all (or a specified portion of) their total requirements of any product or service from a third party or that contains “take or pay” provisions and which (A) is expected to involve the payment of an amount in excess of $10,000,000 in the aggregate during the fiscal year ending December 31, 2019 or any future fiscal year and (B) may not be terminated (including such restrictive provisions) by Arch or its Affiliates on less than 90 days’ notice without payment by Arch or any of its Affiliates of any material penalty;

(viii) any Contract relating to the disposition or acquisition by Arch or any of its Affiliates of any material business or any material amounts of assets (other than in the ordinary course of business) with obligations remaining to be performed or Liabilities continuing after the date hereof;

(ix) any lease or agreement (including capital lease arrangements) under which Arch or any of its Affiliates is lessee of, or holds or operates, any Tangible Personal Property for which the annual rental costs exceed $10,000,000;

(x) any coal supply agreement, or purchase order or commitment to sell or offer to sell coal, (A) with a remaining term of more than three years from the date hereof or (B) with remaining deliverable tonnage of (1) 10,000,000 tons from any mines located in Wyoming that are set forth on Schedule 1.1(a) or (2) 1,500,000 tons from any mines located in Colorado that are set forth on Schedule 1.1(a);

(xi) any Contract involving swaps, futures, derivatives or similar instruments, regardless of value, except such Contracts entered into as a hedging activity in the ordinary course of business consistent with Arch’s past practice and internal policy guidelines;

(xii) any Contract pursuant to which a Governmental Authority is providing tax abatements or other similar economic incentives in connection with the Arch Business; and

(xiii) any other Contract that is material to the Arch Business.

(b) Arch and its Affiliates have duly performed and complied in all material respects with their respective obligations under each Arch Material Contract. None of Arch or any of its Affiliates has received any notice of termination or default from any other party to such Arch Material Contract. To the Knowledge of Arch, no other party to such Arch Material Contract is in default of its obligations thereunder.

(c) Except as set forth on Section 5.13(c) of the Arch Disclosure Letter, Arch has made available to Peabody true and complete copies of each Arch Material Contract.

SECTION 5.14. Intellectual Property.

(a) Section 5.14(a) of the Arch Disclosure Letter sets forth a correct and complete list as of the date hereof of all Contracts in effect between Arch or any of its Affiliates and any Third Party a primary purpose of which is to grant Arch or such Affiliate, as the case may be, a license to use any Third Party’s Intellectual Property that is material to the operation or conduct of the Arch Business, taken as a whole, other than any (i) non-disclosure and confidentiality agreements and (ii) Contracts for any off-the-shelf, commercially available software (including shrink wrap or click wrap agreements).

(b) (i) Arch and its Affiliates own or possess adequate licenses or other valid rights to use all the Intellectual Property used by Arch and its Affiliates in the operation or conduct of the Arch Business free and clear of all Encumbrances other than Permitted Encumbrances and (ii) to the Knowledge of Arch, the operation and conduct of the Arch Business does not conflict with or infringe upon any Intellectual Property of others.

SECTION 5.15. Labor Matters.

(a) As of the date hereof, none of Arch or the Arch Transferred Subsidiaries is party to any collective bargaining agreement or similar agreement with a labor organization, works council, union or association applicable to the Arch Business Employees.

(b) With respect to the Arch Business: (i) there is no unfair labor practice charge or complaint against Arch or any of its Affiliates pending or, to the Knowledge of Arch, threatened before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Arch, threatened against or affecting Arch or any of its Affiliates; (iii) there are no activities or proceedings by any labor union or other employee representative organization to organize any Arch Business Employees and no demand for recognition as the exclusive bargaining representative of any Arch Business Employees has been made by or on behalf of any labor or similar organization; (iv) Arch and its Affiliates have complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of the Arch Business Employees, including all applicable Laws relating to labor relations, equal employment opportunities fair employment practices, prohibited discrimination, applicable information and consultation obligations, occupational safety and health standards, terms and conditions of employment, payment of wages, workers’ compensation, immigration and visa requirements and other similar employment activities; and (v) except as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, there is no Proceeding pending or, to the Knowledge of Arch, threatened by an Arch Business Employee relating to such applicable Laws.

(c) Within the last three months, there has not been any plant closing, relocation of work or mass layoff (in each case, within the meaning of the WARN Act) or term of similar import under any applicable similar Law with respect to the Arch Business Employees. To the extent that, after the Closing, the JV Company operates the Arch Business in the same manner operated by Arch and its Affiliates during the six-month period prior to the Closing, the JV Company will not incur any liability or obligation under the WARN Act.

(d) The representations and warranties in this Section 5.15 are the exclusive representations and warranties by Arch relating to labor matters.

SECTION 5.16. Employee Benefits.

(a) Copies of Documents. Arch has made available to Peabody the following with respect to each Arch Benefit Plan: (i) a summary of such Arch Benefit Plan; (ii) the governing plan documents, including all amendments thereto and (iii) the most recent summary plan description and summary of material modifications.

(b) Compliance with Applicable Laws. Each Assumed Arch Benefit Plan and all related trusts, insurance Contracts and funds have been maintained, funded and administered in material compliance with all applicable Laws. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, no Proceedings with respect to any Assumed Arch Benefit Plan (other than routine claims for benefits) or with respect to any fiduciary or other Person dealing with any Assumed Arch Benefit Plan are pending or, to the Knowledge of Arch, threatened. Arch and all ERISA Affiliates of Arch have complied with the requirements of Sections 4980B and 4980D of the Code with respect to Arch Business Employees and former employees of the Arch Transferred Subsidiaries.

(c) No Multiemployer, Defined Benefit or Post-Retirement Benefit Plans. (i) No Assumed Arch Benefit Plan is, and no Arch Transferred Subsidiary has any Liability (including, but not limited to, actual or potential withdrawal liability) under, (A) a “multiemployer plan”, as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code or (B) a plan that is subject to Title IV of ERISA and (ii) no Arch Benefit Plan provides for any post-employment or post-retirement health, disability, life or similar benefits (whether insured or self-insured) to any Arch Business Employee, except as required by Law.

(d) Tax-Qualified Plans. Each Arch Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of Arch, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Arch Benefit Plan.

(e) No Excess Parachute Payments. No Assumed Arch Benefit Plan provides, and neither Arch nor any ERISA Affiliate of Arch is otherwise obligated to provide, any amount constituting an excess parachute payment (as defined in Section 280G of the Code) with respect to any Arch Business Employee that will become a liability of the JV Entities.

(f) Accelerated Payments, Benefits or Funding. None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will, except as expressly contemplated by this Agreement or as required by applicable Laws, (i) entitle any Arch Business Employee to retention, change in control or similar compensation or benefits under any Arch Benefit Plan or cause any Arch Business Employee to become eligible for any increase in severance benefits under any Arch Benefit Plan or (ii) accelerate the payment or vesting, or trigger any funding of, compensation or benefits, or increase the amount payable or trigger any other obligation due to, or in respect of, any Arch Business Employee, except, in each case, for arrangements that will not result in any liability under this Agreement or otherwise to the JV Entities.

(g) The representations and warranties in this Section 5.16 are the exclusive representations and warranties by Arch relating to employee benefit matters.

SECTION 5.17. Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect:

(a) the Arch Contributed Assets and the Arch Business are, and since January 1, 2016 have been, operated in compliance with all applicable Environmental Laws and Environmental Permits, and since January 1, 2016 neither Arch nor any of its Affiliates has received any (i) written communication from a Governmental Authority or other Person that alleges that the operation of the Arch Contributed Assets or the Arch Business is in violation of any Environmental Law or any Environmental Permit or (ii) written request for information from any Governmental Authority relating to the Arch Contributed Assets or the Arch Business pursuant to any Environmental Law that is outstanding or unresolved that could form the basis of any Liability to Arch or any of its Affiliates under any Environmental Law or Environmental Permit;

(b) (i) Arch and its Affiliates possess all Environmental Permits necessary for the ownership and operation of the Arch Contributed Assets and the operation and conduct of the Arch Business; (ii) each such Environmental Permit is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Arch, threatened Proceeding to revoke, cancel, suspend or declare such Environmental Permit invalid in any respect; and (iii) the Arch Business is not being conducted in a manner that violates any of the terms or conditions under which any such Environmental Permit was granted;

(c) there is no (i) Order of any Governmental Authority against or binding upon any of the Arch Contributed Assets or Arch or any of its Affiliates or (ii) Proceeding pending or, to the Knowledge of Arch, threatened against Arch or any of its Affiliates before any Governmental Authority, in each case, relating to the Arch Business and arising under or relating to Environmental Laws;

(d) since January 1, 2016, all Hazardous Materials have been generated, used, handled, transported, disposed of, treated or stored on or from the Arch Properties in compliance with all applicable Environmental Laws;

(e) there has been no Release of, or exposure to, any Hazardous Materials at, in, under or migrating to or from any Arch Property (or, to the extent relating to the Arch Business, any other location) that could reasonably be expected to form the basis of any Environmental Claim against Arch or any of its Affiliates or against any Person whose Liabilities for such Environmental Claim Arch or any of its Affiliates has, or may have, retained or assumed, either contractually or by operation of Law; and

(f) neither Arch nor any of its Affiliates has retained or assumed, either contractually or by operation of Law, any Liabilities or obligation (including any obligation for Reclamation and Mine Closure) of any other Person relating to the Arch Contributed Assets that could reasonably be expected to form the basis of any Environmental Claim against Arch or any of its Affiliates.

SECTION 5.18. Mining; Financial Assurances.

(a) Arch and its Affiliates have, in the amounts and forms required, obtained or provided all Financial Assurances as are (i) required under any applicable Arch Contributed Permits, Mining and Mining Safety Laws or Environmental Laws in connection with the Arch Business for Reclamation and Mine Closure, including for land, water or other natural resources at any Arch Property, or otherwise or (ii) otherwise required or maintained in connection with the Arch Business (collectively, the “Arch Financial Assurances”). Section 5.18(a) of the Arch Disclosure Letter sets forth a correct and complete list as of the date hereof of all Arch Financial Assurances, categorized by Arch Property, and including (to the extent applicable) the name of the obligor, the name of the beneficiary, the name of the provider, the amount provided, the Arch Contributed Permit, Arch Lease or Contract under which such Arch Financial Assurance is required and the amounts and type of collateral held by the provider. The consummation by Arch and each Arch Entity of the transactions contemplated by this Agreement will not violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event that, with notice, lapse of time or both, would constitute a default or event of default under the terms of, any Arch Financial Assurance.

(b) The Liability for asset retirement obligations recorded on the Arch Balance Sheet has been properly accrued in accordance with the requirements of FASB 410 and the amount of such Liability is equal to or in excess of the amount of such obligations, determined on the basis of Arch and its Affiliates’ actual historic Reclamation and Mine Closure costs and currently planned mine life and escalated for inflation, in accordance with FASB 410 and applicable Law.

SECTION 5.19. Insurance. Section 5.19 of the Arch Disclosure Letter sets forth a correct and complete list as of the date hereof of each insurance policy maintained by Arch or any of its Affiliates that provides coverage for or in respect of the Arch Contributed Assets or the Arch Assumed Liabilities (including amounts and types of coverage). All such insurance policies are in full force and effect, and the policyholders are in compliance in all material respects with the terms of such policies. There is no claim pending under any such insurance policy as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such insurance policy. The consummation by Arch and each Arch Entity of the transactions contemplated by this Agreement will not result in the loss of coverage or benefits under any such insurance policy with respect to any events or circumstances that first occurred or existed prior to the Closing Date.

SECTION 5.20. Arch Transferred Subsidiaries. Section 5.20 of the Arch Disclosure Letter sets forth a list of each entity identified as an Arch Transferred Subsidiary as of the date of this Agreement, together with the authorized, issued and outstanding equity capitalization of each such entity (the “Arch Transferred Subsidiaries Interests”) as of the date of this Agreement. As of the Closing Date, Arch shall have made available to Peabody correct and complete copies of the Charter Documents of each Arch Transferred Subsidiary. Arch is the direct or indirect beneficial owner of all of the issued and outstanding Arch Transferred Subsidiaries Interests, free and clear of all Encumbrances other than Permitted Encumbrances. Except for the Arch Transferred Subsidiaries Interests, there are no shares of capital stock or other equity securities of any of the Arch Transferred Subsidiaries issued and outstanding. The Arch Transferred Subsidiaries Interests have not been issued in violation of, and the Arch Transferred Subsidiaries Interests are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, the Charter Documents of Arch or any Arch Transferred Subsidiary or any Contract to which Arch or any Arch Transferred Subsidiary is a party or is otherwise bound. There are no outstanding warrants, options, rights, phantom stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any of the Arch Transferred Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other equity securities. There are no equity securities of any of the Arch Transferred Subsidiaries reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other securities having the right to vote on any matter on which stockholders or equity owners of any of the Arch Transferred Subsidiaries may vote.

SECTION 5.21. Broker’s Fees. Except for the Persons set forth on Section 5.21 of the Arch Disclosure Letter, the fees and expenses of which will be paid by Arch, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of Arch or any of its Affiliates.

SECTION 5.22. No Other Representations or Warranties by Peabody.

(a) Arch acknowledges that it is relying on its own investigation, examination and valuation of the transactions contemplated by this Agreement, including the Peabody Contributed Assets and the Peabody Assumed Liabilities. Arch has made all inspections and investigations of the Peabody Contributed Assets and the Peabody Assumed Liabilities deemed necessary or desirable by Arch. Arch is entering into this Agreement based on the results of its inspections and investigations and specifically disclaims that it is relying upon or has relied upon any express or implied representations or warranties made by Peabody, any Affiliates of Peabody, any of their respective Representatives or any other Person on behalf of Peabody in connection with the transactions contemplated by this Agreement except for the representations and warranties contained in Article IV.

(b) Without limiting the generality of Section 5.22(a), Arch acknowledges that in connection with Arch’s investigation, examination and valuation of the Peabody Contributed Assets and the Peabody Assumed Liabilities, Arch has received from or on behalf of Peabody and its Representatives various forward-looking statements regarding the Peabody Contributed Assets and the Peabody Assumed Liabilities (including estimates, assumptions, projections, forecasts, plans and life of mine plans furnished to it in due diligence, in negotiations leading to this Agreement and in other circumstances). Arch acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such forward-looking statements; (ii) Arch is familiar with such uncertainties; (iii) Arch is taking full responsibility for making its own investigation, examination and valuation of the Peabody Contributed Assets and Peabody Assumed Liabilities and has employed outside professionals to assist it with the foregoing; (iv) Arch is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such forward-looking statements; and (v) Arch specifically disclaims that it is relying on any such forward-looking statement in any manner whatsoever (except for the representations and warranties contained in Article IV).

ARTICLE VI

COVENANTS OF THE PARTIES

SECTION 6.1. Conduct of Business. Except (w) as expressly permitted or expressly contemplated by this Agreement, (x) as set forth in Section 6.1(a) of the Peabody Disclosure Letter or Section 6.1(a) of the Arch Disclosure Letter, as the case may be, (y) as required by applicable Law or reasonably required to respond appropriately and prudently to an emergency or a disaster or (z) with the express prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing:

(a) each Party shall, and shall cause its Affiliates to, (i) conduct the Peabody Business or the Arch Business, as the case may be, in the ordinary course consistent with past practice (including with respect to the payment of payables and other liabilities, marketing activities, bidding and sales practices, equipment maintenance, replacements or upgrades, inventory levels, contributions to or accruals to or in respect of Employee Benefit Plans and conducting and funding Reclamation and Mine Closure in accordance with any Reclamation and Mine Closure plans that have been approved by any Governmental Authority), (ii) use its commercially reasonable efforts to maintain the Peabody Contributed Assets or the Arch

Contributed Assets, as the case may be, in good operating condition and repair (ordinary wear and tear excepted), including by making and funding budgeted capital and operating expenditures and (iii) use its commercially reasonable efforts to preserve intact the current organization, business and franchise of the Peabody Business or the Arch Business, as the case may be, and to maintain the services of, and good relations with, its current employees, distributors, customers, suppliers, regulators and partners in connection with the Peabody Business or the Arch Business, as the case may be; and

(b) each Party shall not, and shall cause its Affiliates not to, take any of the following actions in connection with the Peabody Business or the Arch Business, as the case may be:

(i) amend the Charter Documents of any Transferred Subsidiary or any Person owning Peabody Contributed Assets or Arch Contributed Assets or conducting the Peabody Business or the Arch Business, as the case may be, in a manner that would impair the ability of that Person to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or otherwise delay such consummation;

(ii) acquire any Person, business or assets, other than in the ordinary course of business consistent with past practice, in the Area of Interest;

(iii) sell, transfer, dispose of, lease, encumber, relinquish or abandon any of the Peabody Transferred Subsidiaries Interests or the Peabody Contributed Assets or any of the Arch Transferred Subsidiaries Interests or the Arch Contributed Assets, as the case may be, or any ROFR Assets, except for sales of inventory, relinquishments of leases or sales of de minimis property interests that are not used in the operation or conduct of the Peabody Business or the Arch Business, as the case may be, as presently conducted (or as proposed by either Party to be conducted), and the sale, transfer or other disposition of uneconomic or obsolete equipment, in each case in the ordinary course of business consistent with past practice;

(iv) enter into any Contract which would be a Peabody Material Contract or an Arch Material Contract, as the case may be, if in effect as of the date hereof, or amend or terminate any Contract that constitutes a Peabody Material Contract or an Arch Material Contract, as the case may be, other than in the ordinary course of business consistent with past practice;

(v) make or change any material Tax election; adopt or change any method of Tax accounting; enter into any closing agreement with respect to a material amount of Taxes; settle or compromise any material Tax claim, audit or assessment; change any annual Tax accounting period; file any amended material Tax return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case, (A) with respect to the Peabody Business or Peabody Transferred Subsidiaries or the Arch Business or Arch

Transferred Subsidiaries, as the case may be, (B) except as it relates to Income Taxes, and (C) except as would not reasonably be expected to result in or otherwise affect material Taxes of any JV Entity in any Post-Closing Taxable Period;

(vi) incur, assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness that would, if outstanding as of the Closing Date, constitute an Assumed Liability, other than (A) Indebtedness (other than Indebtedness for borrowed money) incurred in the ordinary course of business consistent with past practice or (B) Financial Assurances to the extent required pursuant to any applicable Peabody Contributed Permit or Arch Contributed Permit, as the case may be, or Mining and Mining Safety Law;

(vii) other than in the ordinary course of business consistent with past practice, settle or compromise, or offer to settle or compromise, any Proceeding relating to the Peabody Business or the Arch Business, as the case may be, if such settlement or compromise would have, or would reasonably be expected to have, individually or in the aggregate, a material impact on the operations or conduct of the business of the JV Entities after the Closing;

(viii) waive, release or assign any material claims or causes of action or cancel or compromise any Indebtedness owed to it relating to the Peabody Business or the Arch Business, other than in the ordinary course of business consistent with past practice;

(ix) mortgage, pledge or subject to any Encumbrance any of the Peabody Transferred Subsidiaries Interests or the Peabody Contributed Assets or any of the Arch Transferred Subsidiaries Interests or the Arch Contributed Assets, as the case may be, except for Permitted Encumbrances or Encumbrances that would, by their terms, be released on or prior to the Closing Date;

(x) abandon, permit to lapse, modify in any material respect or fail to renew any Peabody Lease that is material to the Peabody Business or any Arch Lease that is material to the Arch Business, as the case may be;

(xi) abandon, permit to lapse, modify in any material respect or fail to renew any Peabody Contributed Permit or Arch Contributed Permit, as the case may be, or any Mining Rights;

(xii) enter into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another Person relating to the Peabody Business or the Arch Business, as the case may be;

(xiii) abandon, dispose of, exclusively license or permit to lapse any material Intellectual Property used in the operation or conduct of the Peabody Business or the Arch Business, as the case may be;

(xiv) close any facilities which are material to the operations of the Peabody Business or the Arch Business, as the case may be;

(xv) enter into, amend, extend, renew or terminate any collective bargaining agreement or similar Contract with any labor organizations, works councils, unions or associations applicable to any Peabody Business Employees or Arch Business Employees, as the case may be;

(xvi) (A) adopt or amend any Peabody Benefit Plan or Arch Benefit Plan, as the case may be, if such adoption or amendment would result in a material increase in costs to the JV Company or (B) materially increase salary or wages, as applicable, severance, bonus or other incentive compensation or other benefits or compensation relating to any Peabody Business Employees or Arch Business Employees, as the case may be, in each case other than any such actions (1) in the ordinary course of business consistent with past practice, (2) required by applicable Law or the terms of any Employee Benefit Plan in effect as of the date hereof, (3) that are generally applicable to employees of Peabody or Arch, as the case may be, or (4) for which Peabody or Arch, as the case may be, shall be solely liable;

(xvii) except in connection with a termination for cause, (A) take any action that would cause a Peabody Business Employee or Arch Business Employee, as the case may be, at the level of general manager or higher to cease to be designated as a Peabody Business Employee or Arch Business Employee, as the case may be, or (B) take any action that would cause any employee at the level of general manager or higher who is not a Peabody Business Employee or Arch Business Employee to be designated as a Peabody Business Employee or Arch Business Employee, as the case may be; or

(xviii) agree, resolve or commit to take any of the foregoing actions.

(c) Nothing in this Section 6.1 or elsewhere in this Agreement shall give Peabody or Arch, directly or indirectly, the right to control or direct the other Party’s operations prior to the Closing.

SECTION 6.2. Notice of Certain Events. From the date of this Agreement to the Closing, Peabody and Arch agree that, subject to applicable Laws, each shall provide the other with prompt notice in writing (together with copies of all related documents and correspondence) of:

(a) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(b) any material Proceeding commenced or threatened against it or its Affiliates relating to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; or

(c) the occurrence or existence of any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect or an Arch Material Adverse Effect, as the case may be;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties under this Agreement.

SECTION 6.3. Access to Information.

(a) From the date of this Agreement to the Closing, except to the extent prohibited by applicable Law, each Party shall, and shall cause its Affiliates to, afford the other Party and its Representatives reasonable access to the premises, books, Contracts, commitments, personnel and records relating to the Peabody Business and the Arch Business, as the case may be, in each case at mutually agreeable times during regular business hours and subject to applicable health and safety rules and regulations and the health and safety protocols established by each Party and provided to the other Party; provided, however, that (i) the requesting Party and its Representatives shall conduct any such activities in such a manner that will minimize disruptions to the business or operations of the providing Party and, if necessary with respect to any competitively sensitive information, with adequate safeguards in place to ensure compliance with applicable Antitrust Laws, (ii) either Party may withhold any Contract or other information that is subject to the terms of a confidentiality agreement with a Third Party (provided that the withholding Party shall use its commercially reasonable efforts to obtain the required consent of such Third Party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege, including by entering into a customary joint defense agreement or common interest agreement with the requesting Party to the extent such an agreement would preserve the applicable privilege) and (iii) each Party shall have the right, upon reasonable notice and at its sole cost and expense, to (A) conduct a Phase I environmental site assessment at any Arch Mining Site or Peabody Mining Site, as the case may be, and (B) to the extent any “Recognized Environmental Condition” (as defined by ASTM Standard 1527-13) is identified in any such Phase I environmental site assessment, to conduct further environmental testing or sampling as the Parties, acting good faith, may mutually agree is reasonably necessary or advisable to further define or delineate any such “Recognized Environmental Condition” or to budget for its remediation.

(b) All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement dated January 2, 2018, between Peabody and Arch (as amended, the “Confidentiality Agreement”).

SECTION 6.4. Required Efforts.

(a) Subject to the terms of this Agreement, each Party shall use, and shall cause its Affiliates to use, its best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Outside Date.

(b) In furtherance and not in limitation of Section 6.4(a), each Party shall, and shall cause its Affiliates to, cooperate in good faith to obtain all Consents required by the terms of any Contracts with Third Parties or Permits in connection with the transactions contemplated by this Agreement; provided, however, that, subject to Section 6.4(d), neither Party shall be obligated to pay any material amount as consideration therefor to, or make any material financial accommodation in favor of, the Person or Governmental Authority from whom such Consent is sought, other than filing and processing fees.

(c) In furtherance and not in limitation of Section 6.4(a) but subject to Section 6.4(e), each Party shall (i) if required by the HSR Act, submit no later than ten Business Days after the date hereof a Notification and Report Form pursuant to the HSR Act (an “HSR Filing”) with respect to the transactions contemplated by this Agreement, (ii) submit as promptly as reasonably practicable after the date hereof (A) any appropriate filings required pursuant to other Antitrust Laws in connection with the transactions contemplated by this Agreement and (B) any other necessary filings with other Governmental Authorities in connection with the transactions contemplated by this Agreement, (iii) supply, and assist and cooperate with the other Party in supplying, as promptly as practicable any additional information and documentary material that may be formally requested pursuant to such Laws or by such Governmental Authorities (including any “second request”, civil investigative demand, subpoena or other similar request pursuant to compulsory process) and (iv) use its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods and the receipt of any applicable Governmental Approvals as may be necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible.

(d) For purposes of this Section 6.4, the “best efforts” of each Party shall include, subject to Section 6.4(e), taking all actions and doing all things necessary, proper or advisable to resolve as soon as reasonably possible and in any event prior to the Outside Date such objections, if any, as may be asserted by any Governmental Authority or any other Person pursuant to the HSR Act (regardless of whether such Party is required to submit an HSR Filing) or any other applicable Laws with respect to this Agreement or the transactions contemplated hereby, including by (i) defending any lawsuits or other Proceedings instituted, or threatened to be instituted, by any Person, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, (ii) attempting to have repealed, rescinded or made inapplicable any Law, and to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition that is enacted, issued, promulgated, enforced or entered by a Governmental Authority that would restrain, enjoin, make illegal or otherwise prohibit or delay the consummation of the transactions contemplated by this Agreement or (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, (A) (1) any requirement to divest, hold separate or otherwise dispose of any Peabody Contributed Assets or any Arch Contributed Assets, (2) any requirement to conduct the business of the Peabody Business or the Arch Business in a specified manner, (3) any requirement to terminate any existing relationship, contractual rights or obligations, (4) any requirement to create any relationship, contractual rights or obligations or (5) any other limitation on its ability to, or the manner in which it does, operate, conduct or exercise decision-making over the Peabody Business or the Arch Business (any such action or limitation described in clauses (1) through (5), a “Restriction”) or (B) any requirement to modify the terms of this Agreement or the other Transaction Documents in order to modify the activities or business to be conducted by the JV Entities or the scope of the Contributed Assets (any such action or limitation described in this clause (B), a “Transaction Modification”), in each case as may be necessary to cause the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(c) to be satisfied prior to the Outside Date; provided, however, that neither Party shall be required to agree to, accept or undertake any Restrictions that are not conditioned on the Closing.

(e) Nothing in this Section 6.4 shall require Peabody or Arch or any of their respective Affiliates to agree to, accept or undertake (i) any Restriction relating to any Excluded Assets or any assets, categories of assets, Subsidiaries or Affiliates not relating to the Peabody Business or the Arch Business or (ii) any Restrictions or Transaction Modifications if such Restrictions and Transaction Modifications, individually or in the aggregate, would reasonably be expected to materially reduce the synergies and other economic benefits expected to be realized through the formation of, and the transfer of the Peabody Business and the Arch Business to, the JV Company. In the event that Peabody, Arch or any of their respective Affiliates is required to divest or otherwise dispose of (or hold separate and commit or agree to divest or otherwise dispose of) any Peabody Contributed Assets or any Arch Contributed Assets, (x) all net after-Tax proceeds from such divestiture or disposal shall be contributed to the JV Company at the Closing (or, if later, promptly upon receipt of such proceeds) for no additional consideration and (y) the Parties shall cause the JV Company, effective as of the Closing, to assume any Liabilities, including any indemnification obligations, in connection with such divestiture or disposal.

(f) The Parties shall jointly direct and control all aspects of the Parties’ efforts to obtain any Governmental Approvals with respect to the transactions contemplated by this Agreement (including the termination or expiration of the waiting period under the HSR Act), including in any Proceeding initiated by any Governmental Authority, and shall jointly develop the Parties’ strategy or appropriate course of action with respect to obtaining such Governmental Approvals. Each Party shall (i) promptly notify the other Party or its counsel of any substantive communication, inquiry or investigation received by such Party from, or given by it to, any Governmental Authority and, to the extent reasonably practicable and permitted by applicable Law, permit the other Party to review in advance any proposed substantive communication to any such Governmental Authority and consider the other Party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable and permitted by such Governmental Authority, such Party gives the other Party the opportunity to attend and participate therein and (iii) promptly furnish the other Party with copies of all correspondence, filings and written communications between them and their respective Affiliates, and Representatives, on the one hand, and any such Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby in order for such other Party to meaningfully consult and participate in accordance with this Section 6.4(f); provided, however, that any materials furnished pursuant to this Section 6.4(f) may be redacted or restricted to external legal counsel to the extent necessary to comply with applicable Laws relating to the exchange of information and to address reasonable attorney-client privilege or other relevant legal privilege or confidentiality concerns. Notwithstanding the foregoing, in the event of any dispute between the Parties relating to the strategy or appropriate course of action or the content of any submission made in connection with the Parties’ efforts to obtain any Governmental Approvals with respect to the transactions contemplated by this Agreement (including the termination or expiration of the waiting period under the HSR Act), where such dispute cannot be resolved through a good faith effort involving the Parties’ respective internal counsel, Peabody shall have the right, in its sole discretion, to make the final determination with respect to such matter; provided, however, that each Party shall not, and shall cause its Affiliates not to, propose any Restriction or any Transaction Modification to any Governmental Authority or commit to or effect any Restriction or any Transaction Modification, in each case without the prior written consent of the other Party.

(g) Unless otherwise recommended by outside counsel to each of Arch and Peabody after consultation with the SEC, Arch shall, as soon as reasonably possible, but in no event later than 60 days after the date hereof, file with the SEC an application for an order to be issued by the SEC either (i) pursuant to Section 3(b)(2) of the 1940 Act declaring that Arch is primarily engaged in a business other than that of investing, reinvesting, owning, holding, or trading in securities, or, alternatively, (ii) pursuant to Section 6(c) of the 1940 Act granting Arch an exemption from all provisions of the 1940 Act (any such order, an “ICA Order”). Arch shall use, and shall cause its Affiliates to use, its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain an (x) ICA Order as soon as reasonably possible and in any event prior to the Outside Date and (y) opinion of counsel described in Section 7.3(e), including delivering representation letters dated as of the Closing Date and signed by an officer of Arch, in customary form and substance, to such counsel containing representations of Arch as may be necessary or appropriate to enable such counsel to render an opinion described in Section 7.3(e) on the Closing Date; provided, however, that nothing in this Section 6.4(g) shall require Arch to purchase or divest any assets. Arch shall keep Peabody fully informed on a timely basis of the status of its application for the ICA Order and shall supply as promptly as practicable any additional information and documentary material that may be requested by the SEC in connection with the application for the ICA Order.

SECTION 6.5. Public Announcements. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by or the terms of this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent such Party reasonably concludes is required by applicable Law, court process or by obligations pursuant to any rules, regulations or requirements of, or listing agreement with, any national securities exchange or national securities quotation system. The Parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement or the other Transaction Documents shall be in forms mutually agreed between the Parties (such agreement not to be unreasonably withheld, conditioned or delayed). The Parties agree that each Party’s initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. The restrictions set forth in this Section 6.5 shall not apply to any press release or other public statement in connection with any dispute regarding this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

SECTION 6.6. Cooperation. Prior to the Closing, subject to applicable Laws, the Parties agree to cooperate in good faith to take such steps as may be reasonably necessary or advisable so that the JV Company shall be in a position to seamlessly begin operating the Peabody Business and the Arch Business immediately after the Closing. In furtherance of the foregoing, Peabody and Arch shall discuss in good faith (a) the name, branding, logos and marks to be used by the JV Entities following the Closing, (b) the provision by either Party or their respective Affiliates of any transition services, including information technology hosting and systems migration, as may be reasonably necessary or advisable for the JV Company to continue operating the Peabody Business and the Arch Business immediately after the Closing in substantially the same manner as operated by the respective Parties immediately prior to the Closing Date and (c) the engagement of any Third Parties, including consultants, software providers and other vendors, to provide services in connection with any such activities (it being acknowledged and agreed that Peabody shall be responsible for 66.5% of any amounts paid to any such Third Party by Arch or its Affiliates with Peabody’s prior written consent and Arch shall be responsible for 33.5% of any amounts paid to any such Third Party by Peabody or its Affiliates with Arch’s prior written consent).

SECTION 6.7. Non-Assignable Assets.

(a) To the extent that any asset (including any Permit) included in the Peabody Contributed Assets or the Arch Contributed Assets cannot be assigned to the JV Entities at the Closing without the prior Consent of any Person (or any attempted assignment without such prior Consent would result in a violation of Law or Contract or would materially and adversely affect the rights of the JV Entities thereto or thereunder) and such Consent has not been obtained as of the Closing Date, the Closing shall, subject to the satisfaction of the conditions set forth in Article VII, nevertheless take place on the terms set forth herein but the assignment of such Contract or Permit (each, a “Non-Assignable Asset”) to the applicable JV Entity shall not become effective unless and until such Consent has been obtained.

(b) Until such time as all Non-Assignable Assets have been assigned to the applicable JV Entity, the Parties shall, and shall cause their Affiliates and the JV Company to, (i) use their commercially reasonable efforts to obtain any required Consents for the assignment of such Non-Assignable Assets; provided, however, that (A) neither Party shall be obligated to pay any material amount as consideration therefor to, or make any material financial accommodation in favor of, or commence litigation against, the Person or Governmental Authority from whom such Consent is requested, other than filing and processing fees, and (B) neither Party shall take any action in connection with obtaining such Consent that would impose any conditions or obligations on any of the JV Entities after the Closing without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) to the greatest extent permitted by Law, establish arrangements under which a JV Entity (A) shall obtain the legal or economic claims, rights and benefits associated with such Non-Assignable Asset, (B) shall have dominion and control over such Non-Assignable Asset and (C) shall assume the legal and economic burden, obligations and Liabilities with respect to such Non-Assignable Asset and shall indemnify, defend and hold harmless the Person that is party to or otherwise holds such Non-Assignable Asset therefor. The Person that is party to or otherwise holds any such Non-Assignable Asset shall hold such Non-Assignable Asset in trust for the sole benefit and on behalf of the applicable JV Entity and shall, as soon as practicable following receipt, pay over to the JV Company or its designees all receipts of cash relating to such Non-Assignable Asset until such time as such Non-Assignable Asset has been assigned to a JV Entity.

(c) When and if all Consents required for the assignment of any Non-Assignable Asset have been obtained, the assignment of such Non-Assignable Asset to the applicable JV Entity shall become automatically effective in accordance with the terms of this Agreement without the payment of any additional consideration.

(d) In the event that, as of the Closing, not all Governmental Approvals have been obtained with respect to the change in ownership and control of any Peabody Contributed Permit or any Arch Contributed Permit (including, as applicable, with respect to the transfer or reissuance of any such Permits to the JV Entities), to the extent that the JV Entities operate under any such Permits after the Closing pending the receipt of such approvals, any recipient of a notice of violation of, or failure to comply with, any such Permit shall notify the Parties and the JV Company immediately following receipt of such notice, and Peabody (in the case of any Peabody Contributed Permit) or Arch (in the case of any Arch Contributed Permit), as the case may be, in consultation with the other Party shall be entitled to undertake any actions and measures that are reasonably necessary and appropriate to cure, remedy or abate such violations or failure to comply as soon as reasonably practicable. In such event, the JV Entities shall cease any conduct and activities giving rise to such violations or failure to comply and shall provide the applicable Party with access to the relevant properties and facilities and information as may be reasonably requested or necessary in connection with such Party’s efforts to cure, remedy or abate such violations and failure to comply.

SECTION 6.8. Improper or Unintended Transfers.

(a) If, at any time after the Closing Date:

(i) a Party becomes aware that a JV Entity possesses any Excluded Asset, such asset shall be promptly transferred and conveyed to the applicable Peabody Entity or Arch Entity that held or was responsible for such Excluded Asset prior to the Closing; or

(ii) a Party becomes aware that Peabody, Arch or any of their respective Affiliates possesses any Contributed Asset, such asset shall be promptly transferred and conveyed to a JV Entity.

(b) Prior to the transfer of any asset pursuant to this Section 6.8, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

SECTION 6.9. Employee Matters.

(a) Prior to the Closing:

(i) the Parties shall cooperate in good faith to identify the Specified Employees (other than the Mining Site Employees) and, from time to time from the date of this Agreement to the Closing, the Parties shall update Sections 1.1(d) and 1.1(e) of the

Peabody Disclosure Letter and Sections 1.1(d) and 1.1(e) of the Arch Disclosure Letter, respectively, to reflect any mutually agreed changes to the lists of Specified Employees and Excluded Employees, in each case other than changes to the Mining Site Employees (which agreement shall not be unreasonably withheld, conditioned or delayed); provided, however, that, except as expressly set forth in this Section 6.9, no such updates shall affect the representations, warranties, covenants or agreements of the Parties under this Agreement;

(ii) the Parties shall, and shall cause their respective Affiliates to, take such steps as are required to transfer the employment of each Specified Employee to a Peabody Transferred Subsidiary or an Arch Transferred Subsidiary, as the case may be, if such Specified Employee is not already employed by a Peabody Transferred Subsidiary or an Arch Transferred Subsidiary;

(iii) each Party shall, and shall cause its Affiliates to, take such steps as are required to transfer the employment of (A) any employee who is employed by a Transferred Subsidiary and is not a Specified Employee and (B) any Inactive Employee, in each case to an Affiliate of such Party other than a Transferred Subsidiary;

(iv) the Parties shall cause the JV Company to make an offer of employment with a JV Entity (on terms and conditions to be determined by the JV Company after good faith consultation with the Parties), effective as at and from the Closing Date, to each Specified Employee (other than any Inactive Employees) who is not employed by a Transferred Subsidiary and whose employment is not expected to be transferred by the applicable Party to a Transferred Subsidiary prior to the Closing;

(v) the JV Company shall consider in good faith an application for employment from each Inactive Employee to the extent that such Inactive Employee is able to return to active employment within 180 days following the Closing Date or such later time as may be required by applicable Law, and the Party that previously employed such Inactive Employee will promptly notify the JV Company of such Inactive Employee’s ability to return to active employment; and

(vi) each Party shall not, and shall cause its Affiliates not to, discourage any employee to whom an offer of employment is made by a JV Entity pursuant to this Section 6.9(a) from accepting such offer.

(b) The Parties shall cooperate in good faith to integrate the compensation and benefit arrangements for the Transferred Employees in order to achieve as of the Closing Date an integrated set of Employee Benefit Plans that treats all Transferred Employees fairly, regardless of whether they were employed by Peabody or Arch prior to the Closing.

(c) The Parties shall cause the JV Company to provide each Transferred Employee whose employment is terminated within 120 days following the Closing Date due to redundancy by any JV Entity with eligibility for the severance benefits that would have been provided by Peabody and its Affiliates or Arch and its Affiliates, as the case may be, based on such Transferred Employee’s employer immediately prior to the Closing; provided, however, that each Arch Business Employee listed on Section 6.9(c) of the Arch Disclosure Letter shall instead be eligible for severance benefits at the levels set forth on Section 6.9(c) of the Peabody Disclosure Letter and otherwise on the terms and conditions determined by the JV Company, including a requirement that the Transferred Employee execute and not revoke a release of claims that is intended to protect each of Peabody, Arch and their respective Affiliates from any claims. The Parties shall cause the JV Company to provide each Transferred Employee whose employment is terminated by any JV Entity from the end of such 120-day period through the 12-month anniversary of the Closing Date, regardless of whether such Transferred Employee was employed by Peabody and its Affiliates or Arch and its Affiliates prior to the Closing, with eligibility for severance benefits at the levels set forth on Section 6.9(c) of the Peabody Disclosure Letter and otherwise on the terms and conditions determined by the JV Company, including a requirement that the Transferred Employee execute and not revoke a release of claims that is intended to protect each of Peabody, Arch and their respective Affiliates from any claims.

(d) On the Closing Date, the Parties shall cause the JV Company, or one or more of its wholly-owned Subsidiaries, to assume all assets (other than any Excluded Assets) and all Liabilities relating to any Assumed Benefit Plans accrued prior to the Closing Date in respect of the Transferred Employees. From and after the Closing Date, the Parties shall cause the JV Entities to honor all obligations accrued under all Assumed Benefit Plans prior to the Closing in respect of each Transferred Employee in accordance with their terms as in effect immediately prior to the Closing. Except as required by applicable Law, effective as of the Closing Date, each Transferred Employee shall cease to actively participate in any Peabody Benefit Plan or Arch Benefit Plan (other than any Assumed Benefit Plan).

(e) The Parties shall cause the JV Company to reimburse each Party for any claims or Liabilities, including severance, redundancy or similar termination payments or benefits, arising out of or in connection with the termination of employment of any Mining Site Employee who is not a Transferred Employee by either Party or its Affiliates at or after the Closing if such termination occurs within three months following the Closing.

(f) Each Party shall, severally and not jointly, bear the full and sole responsibility and Liability for providing proper notifications to its and its Affiliates’ respective employees and any state or municipal agency or authority as may be required pursuant to the federal Workers’ Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar state or municipal Law that may apply to any employment loss or the closure of work sites that may occur in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the JV Entities shall be solely responsible for providing proper notifications under the WARN Act and for any claims or Liabilities, including severance, redundancy or similar termination payments or benefits, arising out of or in connection with the termination of employment of any Transferred Employees by any JV Entity after the Closing and the Parties shall cause the JV Entities not to terminate the employment of any Transferred Employee until at least the day following the Closing Date.

(g) The Parties intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred

Employee prior to or upon the occurrence of the Closing for purposes of any severance plan of the Parties or their respective Affiliates or the WARN Act, and that each Transferred Employee will have continuous and uninterrupted employment immediately before and immediately after the Closing.

(h) The Parties shall cause the JV Entities to have in effect one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “JV 401(k) Plan”) that will provide benefits to the Transferred Employees who are currently participating in Peabody’s 401(k) Savings Plan or Arch’s 401(k) Savings Plan (together with Peabody’s 401(k) Savings Plan, the “Business 401(k) Plans”) as of the Closing Date (or as soon as practicable thereafter). As soon as practicable following the Closing Date, each Party shall cause to be transferred from the applicable Business 401(k) Plan to the JV 401(k) Plan the assets and Liabilities relating to the account balances of the Transferred Employees in accordance with the terms of such Business 401(k) Plan, the JV 401(k) Plan, this Agreement and all applicable Laws, including the Code. Such transfer of assets and Liabilities shall consist of a transfer in cash of all account balances referred to in the first sentence of this Section 6.9(h), including (i) such Liabilities for the beneficiaries of the Transferred Employees, (ii) accrued benefit Liabilities arising under any applicable qualified domestic relations order and (iii) the balances of all participant loans under the Business 401(k) Plans. The Parties shall cause the JV Entities to direct the trustee of the JV 401(k) Plan to accept such transfers of assets and Liabilities from such Business 401(k) Plan. Upon such transfer of assets, the JV 401(k) Plan shall assume all Liabilities of each Party under the applicable Business 401(k) Plan with respect to all participants in such Business 401(k) Plan whose balances were transferred to the JV 401(k) Plan and their beneficiaries pursuant to such transfer, and such Party and such Business 401(k) Plan shall have no Liabilities to provide such participants with benefits under such Business 401(k) Plan following such transfer. Each Party shall, and shall cause the JV Company to, use its reasonable efforts to minimize the duration of any “blackout period” imposed in connection with each transfer of account balances from the Business 401(k) Plans to the JV 401(k) Plan. The Parties shall, and shall cause the JV Entities to, cooperate in effecting a transition of all outstanding 401(k) loans of Transferred Employees in a cost-efficient manner designed to prevent a deemed distribution from the applicable Business 401(k) Plan, either through plan amendment of the JV 401(k) plan to accept rollover of loans from such Business 401(k) Plan or through a bridge loan from the JV Company to any Transferred Employees with outstanding loan balances under such Business 401(k) Plan as of the Closing Date (or as soon as practicable thereafter). The JV Entities shall be solely responsible for all ongoing rights of or relating to the Transferred Employees for future participation (including the right to make contributions through payroll deductions) in the JV 401(k) Plan. The Parties shall, and shall cause the JV Entities to, cooperate in good faith to take the actions described in this Section 6.9(h) in a cost-efficient manner.

(i) Effective as of the Closing, each Transferred Employee who is a participant as of immediately prior to the Closing in a Peabody Pension Plan or Arch Pension Plan shall cease active participation in such applicable plan and service from and after the Closing with the JV Entities or any other employer other than Peabody or Arch, as the case may be, or their respective Affiliates shall not be taken into account for any purpose under such plan. Notwithstanding any provision of this Agreement to the contrary, following the Closing, (i) Peabody and its Affiliates shall retain sponsorship of each Peabody Pension Plan and all assets and Liabilities arising out of or relating to such Peabody Pension Plan and (ii) Arch and its Affiliates shall retain sponsorship of each Arch Pension Plan and all assets and Liabilities arising out of or relating to such Arch Pension Plan, in each case, in respect of the Transferred Employees with vested rights thereunder in accordance with the terms of such plan as in effect from time to time and their applicable beneficiaries.

(j) Each Party shall pay to each Transferred Employee who participated in an annual cash incentive plan or program or any mining-level incentive plan or program sponsored by such Party or its Affiliates immediately prior to the Closing Date a prorated bonus in respect of the performance period in which the Closing occurs in an amount equal to the product of (x) the amount of the annual bonus or mining-level incentive plan bonus that would have been payable to such Transferred Employee under the applicable plan or program based on actual performance through the end of the applicable performance period as determined by such Party in its reasonable discretion pursuant to the terms of such plan or program, multiplied by (y) a fraction, the numerator of which is the number of days in such performance period that elapsed prior to the Closing Date, and the denominator of which is the number of days in such performance period. Such prorated bonus shall be paid, in the case of annual cash incentive plans or programs, at the time that bonuses under the applicable plan or program for such performance period are paid to similarly situated employees of the applicable Party and, in the case of mining-level incentive plans or programs, immediately prior to the Closing. For the avoidance of doubt, the JV Company shall not be required to provide any such Transferred Employee the opportunity to earn a bonus for the portion of the performance period in which the Closing occurs that elapsed prior to the Closing Date.

(k) From and after the Closing, the JV Entities shall give or cause to be given to each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate or receive benefits, vesting, benefit accrual, level of benefits and early retirement subsidies and including for purposes of severance, vacation/paid time off, layoff and similar benefits and for any purposes as may be required under applicable Law), other than for benefit accrual purposes under any Arch Pension Plan or Peabody Pension Plan, under each Employee Benefit Plan established or maintained by any JV Entity in which Transferred Employees are eligible to participate on or after the Closing for service accrued or deemed accrued on or prior to the Closing with Arch or Peabody, as the case may be, or any Affiliate or predecessor thereof to the same extent that such credit was recognized by Arch or Peabody, as the case may be, or any Affiliate thereof under comparable benefit plans immediately prior to the Closing; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(l) With respect to each welfare benefit plan, program or arrangement maintained, sponsored or contributed to by the JV Entities after the Closing (collectively, the “JV Welfare Benefit Plans”) in which any Transferred Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, the JV Entities shall (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Transferred Employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such Transferred Employee or spouse or dependent thereof, under such JV Welfare Benefit Plan, to the same extent satisfied or waived under a comparable benefit plan of Arch or Peabody, as applicable, or any Affiliate thereof, and (ii) provide, or cause its Affiliates to provide, full credit to each Transferred Employee or spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Transferred Employee or spouse or dependent thereof under the comparable benefit plan of Arch or Peabody, as the case may be, or any Affiliate thereof during the relevant plan year up to and including the Closing Date as if such amounts had been paid under such JV Welfare Benefit Plan.

(m) In accordance with applicable Law, each Party shall pay each Transferred Employee employed by such Party or one of its Affiliates immediately prior to the Closing all wages accrued through the Closing Date, to the extent earned on or prior to the Closing Date. With respect to each Transferred Employee subject to U.S. payroll Taxes, pursuant to IRS Revenue Procedure 2004-53, each Party agrees to apply, and to cause the JV Company to apply, the “alternate” procedure for purposes of employee payroll reporting and withholding.

(n) Nothing in this Section 6.9 shall create any third-party beneficiary right in any Transferred Employee, or the dependent or beneficiary thereof, or any right to employment or continued employment or to a particular term or condition of employment. Nothing in this Section 6.9 shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement.

SECTION 6.10. Replacement of Financial Assurances. From and after the date of this Agreement, each Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cause it and its Affiliates (other than the Transferred Subsidiaries) to be completely and unconditionally released, effective as of the Closing, from all obligations with respect to each Peabody Financial Assurance and each Arch Financial Assurance, as the case may be, including using its commercially reasonable efforts to cause the JV Company to arrange for and substitute, on or prior to the Closing, each Peabody Financial Assurance and each Arch Financial Assurance with a Financial Assurance made or delivered by a JV Entity in such form or amount as is reasonably acceptable to the Governmental Authority or other Person that holds or is the beneficiary of such Peabody Financial Assurance or Arch Financial Assurance, as the case may be. If the JV Company is unable or is not permitted under applicable Law to effectuate such substitution on or prior to the Closing with respect to any Peabody Financial Assurance or Arch Financial Assurance (an “Outstanding Financial Assurance”), (a) the Parties shall continue to use their commercially reasonable efforts to cause the JV Company to effectuate such substitution as soon as practicable following the Closing and (b) the applicable Party shall, and shall cause its Affiliates to, cause such Outstanding Financial Assurance to remain in place and not be terminated or modified in any way until such substitution is effectuated. Upon substitution of any Outstanding Financial Assurance, any collateral furnished by a Party or its Affiliate in respect of such substituted Outstanding Financial Assurance shall be returned to such Party or its Affiliate.

SECTION 6.11. Reorganizations. At or prior to the Closing, each Party shall cause, and shall reasonably cooperate with the other Party in causing, take all actions reasonably necessary to cause the transactions set forth in the reorganization plans set forth in Section 6.11 of the Peabody Disclosure Letter and Section 6.11 of the Arch Disclosure Letter, respectively (the “Pre-Closing Reorganization Plans” and such transactions, the “Pre-Closing

Reorganizations”), to occur, with only such changes as would not reasonably be expected to be adverse to the Peabody Business, the Arch Business or the JV Entities (including from a Tax perspective or otherwise). Each Party shall, and shall cause its Affiliates to, (a) consult with the other Party in good faith in connection with and in advance of any changes to the Pre-Closing Reorganizations and (b) keep the other Party reasonably informed on a timely basis with respect to all material activity concerning the status of the Pre-Closing Reorganizations. The agreements and instruments to effectuate the Pre-Closing Reorganizations shall be in form and substance reasonably acceptable to each Party.

SECTION 6.12. Insurance. From and after the Closing, (a) unless otherwise agreed by Peabody in writing, the Peabody Business, the Peabody Transferred Subsidiaries, the Peabody Contributed Assets and the Peabody Assumed Liabilities shall cease to be insured by the insurance policies and self-insured programs maintained by Peabody and its Affiliates and (b) the Arch Business, the Arch Transferred Subsidiaries, the Arch Contributed Assets and the Arch Assumed Liabilities shall cease to be insured by the insurance policies and self-insured programs maintained by Arch and its Affiliates, in each case with respect to events or circumstances that first occur on or after the Closing Date. With respect to events or circumstances that first occurred or existed prior to the Closing Date that are covered by occurrence-based insurance policies or self-insured programs maintained by Peabody, Arch or their respective Affiliates (the “Parent Insurance Policies”), from and after the Closing, each Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts (at the JV Entities’ sole cost and expense) to cooperate with the JV Entities to submit any claims under the Parent Insurance Policies to the extent such coverage is available under the Parent Insurance Policies and the JV Entities elect to submit such claims and use its commercially reasonable efforts (at the JV Entities’ sole cost and expense) to cooperate in collecting the insurance proceeds with respect thereto; provided that, to the extent that coverage for any such claims is also available under any insurance policies of the JV Entities, the Parties shall cause the JV Entities to also submit claims under such insurance policies. The Parties shall cause the JV Entities to reimburse Peabody, Arch or their applicable Affiliates for any increased costs (including premiums) incurred by such Persons as a result of any such claims (other than claims that constitute Excluded Liabilities), as such amounts are determined in accordance with those policies and programs generally applicable from time to time; provided further that the JV Entities shall exclusively bear (and none of Peabody, Arch or their respective Affiliates shall have any obligation to repay or reimburse the JV Entities for) the amount of any deductibles, retentions or loss adjustments associated with claims under the Parent Insurance Policies (other than claims that constitute Excluded Liabilities) and shall be liable for all uninsured or uncovered amounts of such claims. For the avoidance of doubt, except as expressly set forth in this Agreement, Peabody, Arch and their respective Affiliates shall retain all rights to control their respective insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities of the JV Entities, and nothing herein shall require Peabody, Arch or any of their respective Affiliates to maintain any insurance after the Closing.

SECTION 6.13. Termination of Affiliate Contracts and Intercompany Accounts.

(a) Except for those Contracts set forth on Section 6.13(a) of the Peabody Disclosure Letter, Peabody shall, and shall cause its Affiliates to, cause any Contracts, Liabilities or other obligations relating to the Peabody Business between Peabody or any of its Affiliates, on the one hand, and any Affiliate of Peabody, on the other hand, to be terminated or extinguished immediately prior to the Closing, and the parties to such Contracts, Liabilities or obligations shall execute customary releases reasonably satisfactory to Arch to ensure that the JV Entities (including the Peabody Transferred Subsidiaries) shall have no Liability or obligation thereunder.

(b) Except for those Contracts set forth on Section 6.13(b) of the Arch Disclosure Letter, Arch shall, and shall cause its Affiliates to, cause any Contracts, Liabilities or other obligations relating to the Arch Business between Arch or any of its Affiliates, on the one hand, and any Affiliate of Arch, on the other hand, to be terminated or extinguished immediately prior to the Closing, and the parties to such Contracts, Liabilities or obligations shall execute customary releases reasonably satisfactory to Peabody to ensure that the JV Entities (including the Arch Transferred Subsidiaries) shall have no Liability or obligation thereunder.

SECTION 6.14. Further Assurances. Each Party shall, and shall cause its Affiliates to, from time to time after the Closing Date and without further consideration, execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other actions and execute and deliver such other documents, assignments, deeds, certifications and further assurances as any Party may reasonably request to carry out, evidence and confirm the intended purposes of this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.

SECTION 6.15. Bulk Transfer Laws. Each Party hereby waives compliance by it and each of its Affiliates with the notice requirements and other applicable provisions relating to transferee liability of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the Peabody Contributed Assets or the Arch Contributed Assets to any of the JV Entities in connection with the transactions contemplated by this Agreement.

SECTION 6.16. Confidentiality. From the date hereof until the Closing, each Party shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any confidential and non-public information to the extent relating to the Peabody Business or the Arch Business, as the case may be, in accordance with the provisions of the Confidentiality Agreement. The obligations of each Party under this Section 6.16 shall not apply to information which (a) is used by such Party in its other businesses, (b) is or becomes generally available to the public without breach of such Party’s obligations under this Section 6.16 or (c) is required to be disclosed by applicable Law or any Order. The Parties expressly acknowledge and agree that, in the event that Closing occurs, the Confidentiality Agreement shall be terminated in its entirety effective as of the Closing Date, and all obligations with respect to confidentiality shall be governed by the provisions of the LLC Agreement.

SECTION 6.17. Resignations. Each Party shall use its commercially reasonable efforts to cause to be delivered to the JV Company on the Closing Date resignation letters of such members of the board of directors (or comparable governing body) and officers of each Transferred Subsidiary as the other Party shall have requested in writing at least ten Business

Days prior to the Closing Date, such resignation letters to include customary mutual release of liability and waiver provisions and to be effective as of the Closing.

SECTION 6.18. Guarantees.

(a) Peabody Guarantee. Peabody hereby absolutely, irrevocably and unconditionally guarantees to Arch, the JV Company and their respective Affiliates the full and timely performance by any controlled Affiliate of Peabody of any agreements, covenants or other obligations that are required to be performed or satisfied by such Affiliate under any of the Transaction Documents to the extent arising at or after the Closing (including any obligations to make payments in respect of capital contributions under the LLC Agreement). If such Affiliate fails to perform or satisfy any of such agreements, covenants or other obligations, then Peabody will itself duly and promptly perform or satisfy, as the case may be, such agreements, covenants or other obligations, or cause the same to be duly and promptly performed or satisfied, in each case as if Peabody were itself the obligor with respect to such agreements, covenants and obligations. The guarantee provided in this Section 6.18(a) shall become effective as of the Closing.

(b) Arch Guarantee. Arch hereby absolutely, irrevocably and unconditionally guarantees to Peabody, the JV Company and their respective Affiliates the full and timely performance by any controlled Affiliate of Arch of any agreements, covenants or other obligations that are required to be performed or satisfied by such Affiliate under any of the Transaction Documents to the extent arising at or after the Closing (including any obligations to make payments in respect of capital contributions under the LLC Agreement). If such Affiliate fails to perform or satisfy any of such agreements, covenants or other obligations, then Arch will itself duly and promptly perform or satisfy, as the case may be, such agreements, covenants or other obligations, or cause the same to be duly and promptly performed or satisfied, in each case as if Arch were itself the obligor with respect to such agreements, covenants and obligations. The guarantee provided in this Section 6.18(b) shall become effective as of the Closing.

SECTION 6.19. Right of First Refusal.

(a) From and after the Closing, if either Party or any of their respective Affiliates (the “Offering Party”) receives a bona fide written offer (an “Offer”) from any Third Party (the “Offeror”) to purchase or otherwise acquire any or all of the ROFR Assets (the “Offered Assets”) in any transaction or series of related transactions on terms that the Offering Party is willing to accept, the Offering Party shall, as promptly as practicable but in no event later than five Business Days after the Offering Party’s receipt of such Offer, provide written notice thereof (the “Offer Notice”) to the JV Company and each member of the JV Company that is not an Affiliate of the Offering Party. The Offer Notice shall describe in reasonable detail the terms of such Offer, including (i) a description of the Offered Assets, (ii) the type and amount of consideration to be paid for such Offered Assets and the terms of the payment thereof (the “Offer Price”) and (iii) the identity of the Offeror (including, to the Knowledge of the Offering Party, the identity of any Persons that Control the Offeror), and shall include copies of all documentation relating to the Offer, including all offer letters, term sheets and written draft Contracts proposed to be entered into in connection therewith.

(b) During the 30-day period following the receipt of such Offer Notice (5:00 p.m. (New York City time) on such 30th day, the “Offer Deadline”), the JV Company shall have the right to irrevocably elect to purchase, at the Offer Price (provided that if any portion of the Offer Price includes non-cash consideration, the JV Company may substitute cash of equivalent value), all (but not less than all) of the Offered Assets by providing written notice of such election to purchase the Offered Assets (a “ROFR Election Notice”) to the Offering Party on or prior to the Offer Deadline.

(c) A ROFR Election Notice shall constitute a binding commitment of the JV Company to purchase all of the Offered Assets. If a valid ROFR Election Notice is delivered prior to the Offer Deadline, the closing of the purchase of the Offered Assets by the JV Company shall occur not later than the later of (i) 30 days after the delivery of the ROFR Election Notice and (ii) such later date as may be necessary to comply with the requirements of any applicable Law or to obtain any necessary Governmental Approvals.

(d) If a valid ROFR Election Notice has not been delivered by the Offer Deadline, then for a period of 60 days immediately following the Offer Deadline (which period shall be extended by any period of time required to comply with applicable Law or the requirements of any Governmental Authority), the Offering Party may sell the Offered Assets to the Offeror for consideration not less than the Offer Price and otherwise on the terms and conditions described in the Offer Notice. If such sale is not consummated within such period or is proposed to be made for consideration less than the Offer Price or otherwise not on the same terms and conditions or to the Offeror described in the Offer Notice, the Offering Party shall not, and shall not permit its Affiliates to, sell or dispose of the Offered Assets unless and until a further Offer Notice has been delivered (and the procedures set forth in this Section 6.19 have been complied with in connection with such further Offer Notice) with respect to such Offered Assets.

SECTION 6.20. Intellectual Property Matters.

(a) Peabody and its Affiliates hereby unconditionally grant to the JV Entities as of the Closing a non-exclusive, royalty-free, perpetual, irrevocable, fully paid-up license (with the right to grant sublicenses) to use the Peabody Retained IP (other than the Peabody Retained Marks) as it exists as of the Closing; provided, however, that the Parties shall cause the JV Entities not to sublicense or disclose any confidential Peabody Retained IP to any Person unless such Person is subject to a customary obligation of confidentiality. Each of Peabody and its Affiliates, on the one hand, and the JV Entities, on the other hand, may modify or improve the Peabody Retained IP licensed pursuant to this Section 6.20(a), and the Person making such modifications or improvements shall own all right, title and interest therein.

(b) Arch and its Affiliates hereby unconditionally grant to the JV Entities as of the Closing a non-exclusive, royalty-free, perpetual, irrevocable, fully paid-up license (with the right to grant sublicenses) to use the Arch Retained IP (other than the Arch Retained Marks) as it exists as of the Closing; provided, however, that the Parties shall cause the JV Entities not to sublicense or disclose any confidential Arch Retained IP to any Person unless such Person is subject to a customary obligation of confidentiality. Each of Arch and its Affiliates, on the one hand, and the JV Entities, on the other hand, may modify or improve the Arch Retained IP licensed pursuant to this Section 6.20(b), and the Person making such modifications or improvements shall own all right, title and interest therein.

(c) From and after the Closing, except as expressly provided in this Section 6.20(c), the Parties shall cause the JV Entities not to use the Peabody Retained Marks or the Arch Retained Marks alone or together with other words, logos, symbols or designs in any form, variation or manner in connection with any business that the JV Entities may thereafter conduct. The JV Entities shall use commercially reasonable efforts to remove and cease use of all Peabody Retained Marks or Arch Retained Marks, including removing or replacing all logos and signage on tangible items included in the Contributed Assets, as promptly as reasonably practicable but in any event no later than the date that is six months after the Closing Date; provided, however, that during such six-month period, the JV Entities may continue to use any tangible items included in the Contributed Assets, including the existing signage and the existing stock of letterhead, labels, promotional materials and other documents and materials, that contain the Peabody Retained Marks and the Arch Retained Marks in a manner consistent with (and for a purpose no different from) the use of such Peabody Retained Marks or Arch Retained Marks by Peabody or Arch, as the case may be, and their respective Affiliates prior to the Closing.

SECTION 6.21. Tax Covenants.

(a) Tax Returns.

(i) Pre-Closing Tax Returns. From and after the Closing, Peabody shall prepare or cause to be prepared all Tax returns required to be filed by the Peabody Transferred Subsidiaries or, other than Tax returns related to Income Taxes, with respect to the Peabody Contributed Assets for any Pre-Closing Tax Period (the “Peabody Prepared Returns”), and Arch shall prepare or cause to be prepared all Tax returns required to be filed by the Arch Transferred Subsidiaries or, other than Tax returns related to Income Taxes, with respect to the Arch Contributed Assets for any Pre-Closing Tax Period (the “Arch Prepared Returns”). Except as otherwise required by applicable Law, each of Peabody and Arch shall prepare such Tax returns in accordance with past practice. Peabody and Arch shall each deliver to the JV Company all Peabody Prepared Returns and Arch Prepared Returns, together with all supporting documentation, no later than ten days prior to the due date for filing such Tax return, and, if any Peabody Prepared Return or any Arch Prepared Return would reasonably be expected to result in or otherwise affect material Taxes of any JV Entity in any Post-Closing Taxable Period, Peabody or Arch, as the case may be, shall also deliver such Tax return, together with all supporting documentation to Arch or Peabody, as the case may be, no later than ten days prior to the due date for filing such Tax return, for review and reasonable comment by the JV Company and Arch or Peabody, as the case may be, and the party filing such Tax return shall incorporate any reasonable comments received no later than five days prior to the due date for filing such Tax return. Peabody and Arch shall use commercially reasonable efforts to determine which of Peabody, Arch or the JV Company shall file such Tax return. If after complying with the immediately preceding sentence in good faith, Peabody and Arch are unable to agree on which of Peabody, Arch or the JV Company is responsible for filing such Tax return, then the JV Company shall be responsible for filing such Tax return. If the JV Company files any Tax return pursuant to this Section 6.21(a)(i) and if such Tax return shows Taxes as due and owing, Peabody or Arch, as applicable, shall pay the amount of Contributor Taxes with respect to such Tax return to the JV Company no later than the due date for filing such Tax return and the JV Company shall remit such Taxes to the applicable Governmental Authority. If either Peabody or Arch files any Tax return pursuant to this Section 6.21(a)(i), such Tax return shows Taxes as due and owing, and such Taxes were specifically included in Peabody Net Working Capital or Arch Net Working Capital, as the case may be, as finally determined pursuant to Section 3.5(c), then the JV Company shall pay the amount of such identified Taxes to Peabody or Arch no later than the due date for filing such Tax return and Peabody or Arch, as the case may be, shall remit such Taxes to the applicable Governmental Authority.

(ii) Straddle Period Tax Returns. The JV Company shall prepare and file or cause to be prepared and filed all Tax returns required to be filed by the Peabody Transferred Subsidiaries or the Arch Transferred Subsidiaries or, other than Tax returns related to Income Taxes, with respect to the Peabody Contributed Assets or the Arch Contributed Assets, in each case, for any Straddle Period. Except as required by applicable Law, the JV Company shall prepare such Tax returns in accordance with past practice. With respect to any material Straddle Period Tax return (which, for the avoidance of doubt, shall include any Tax return that shows a liability of greater than $500,000) or to the extent any other Straddle Period Tax return is not prepared on a basis consistent with past practice, the JV Company shall deliver a copy of such Tax return to each of Peabody and Arch, together with all supporting documentation, no later than ten days prior to the due date for filing such Tax return, for their review and reasonable comment. The JV Company shall incorporate any reasonable comments to such Tax return provided by the applicable Party no later than five days prior to the due date for filing such Tax return. Peabody or Arch, as applicable, shall pay the amount of Contributor Taxes with respect to such Tax return to the JV Company no later than the due date for filing such Tax return and the JV Company shall remit such Taxes to the applicable Government Authority.

(iii) Amended Returns. From and after the Closing, neither Party shall file an amended Tax return (A) with respect to a Straddle Period, or (B) with respect to a Pre-Closing Tax Period if the filing of such amended Tax return would reasonably be expected to result in or otherwise affect material Taxes of any JV Entity in any Post-Closing Taxable Period, in each case without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Cooperation. From and after Closing, (i) the JV Company, Peabody and Arch shall use their respective commercially reasonable efforts to cooperate with the reasonable requests of the JV Company, Peabody or Arch, as applicable, in connection with the payment of Taxes, the filing of Tax returns and the conduct and settlement of any Tax Contest. Such cooperation shall include the provision by the JV Company to Peabody or Arch, as applicable, or the provision by Peabody or Arch, as applicable, to the JV Company of records and information and access to employees reasonably requested in connection with the preparation and filing of any Tax return or the conduct or settlement of any Tax Contest and (ii) Peabody, Arch and, to the extent any such books and records are held by or are transferred to the JV Entities, the JV

Entities shall retain all books and records with respect to Pre-Closing Taxes for a period of at least seven years following the Closing Date.

(c) Tax Contests. From and after the Closing:

(i) the JV Company shall promptly notify (A) Peabody upon receipt by any JV Entity of any written notice of any Tax Contest for which any Person would be entitled to make a Claim for indemnification under Section 8.2 or that would give rise to a Pre-Closing Tax Asset and (B) Arch upon receipt by any JV Entity of any written notice of any Tax Contest for which any Person would be entitled to make a Claim for indemnification under Section 8.3 or that would give rise to a Pre-Closing Tax Asset. Any such notice shall specify whether such Tax Contest would reasonably be expected to result in or otherwise affect any Taxes of any JV Entity in any Post-Closing Taxable Period;

(ii) Peabody shall promptly notify Arch upon receipt by Peabody or any of its Affiliates of any written notice of any Tax Contest if the resolution of such Tax Contest would reasonably be expected to result in or otherwise affect any Taxes of any JV Entity in any Post-Closing Taxable Period;

(iii) Arch shall promptly notify Peabody upon receipt by Arch or any of its Affiliates of any written notice of any Tax Contest if the resolution of such Tax Contest would reasonably be expected to result in or otherwise affect any Taxes of any JV Entity in any Post-Closing Taxable Period; and

(iv) (A) Peabody shall have the sole right to direct and control the defense of any Tax Contests for which any Person be entitled to make a Claim for indemnification under Section 8.2 or that would give rise to a Pre-Closing Tax Asset and (B) Arch shall have the sole right to direct and control the defense of any Tax Contests for which any Person would be entitled to make a Claim for indemnification under Section 8.3 or that would give rise to a Pre-Closing Tax Asset; provided, however, in each case, that if the conduct or settlement of any Tax Contest would reasonably be expected to result in or otherwise affect any Taxes of any JV Entity in any Post-Closing Taxable Period, the controlling Party shall keep the other Party reasonably informed as to the progress of such Tax Contest and shall not enter into any settlement or compromise of such Tax Contest in any manner that would reasonably be expected to result in or otherwise affect any Taxes of any JV Entity in any Post-Closing Taxable Period without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). No provision of this Section 6.21(c)(iv) shall apply to Tax Contests relating to Income Taxes (other than Tax Contests related to Peabody Prepared Returns and Arch Prepared Returns), and Peabody or Arch, as applicable, shall have exclusive control of any such Tax Contest.

(d) The failure of any Party or the JV Company to notify any Party of any Tax Contest pursuant to Section 6.21(c) shall not relieve such Party from any liability that it might have with respect to such Tax Contest, except to the extent such Party demonstrates that its defense of such Tax Contest is actually and materially prejudiced by the failure to promptly give such notice.

(e) Conflict with Other Provisions. To the extent that the provisions of this Section 6.21 are inconsistent with or conflict with any other provisions under this Agreement, the provisions of this Section 6.21 shall control.

SECTION 6.22. Arch Royalty Credits. Prior to the Closing, the Parties shall cooperate in good faith to establish arrangements under which, from and after the Closing, (i) the Arch Royalty Credits (when and if issued) shall be transferred to the JV Company or one or more of its wholly-owned Subsidiaries, (ii) the JV Company shall use commercially reasonable efforts to monetize the value of such Arch Royalty Credits, including by using such Arch Royalty Credits in lieu of a monetary payment for a bonus bid for a coal lease sale or as a monetary credit against any Royalties due under any federal coal lease and (iii) Arch or its Affiliates shall, from and after the Closing, obtain all economic claims, rights and benefits, on a dollar-for-dollar basis, associated with such Arch Royalty Credits (as and when such Arch Royalty Credits are monetized), in each case to the fullest extent permitted under applicable Law.

SECTION 6.23. Federal Leases. The Parties shall cooperate in good faith to cause Peabody and its Affiliates and the JV Entities to comply with the acreage limitations set forth in the rules and regulations of the Bureau of Land Management of the U.S. Department of the Interior, including the rules and regulations set forth in 43 CFR § 3472.1-3. In furtherance of the foregoing, the Parties shall, as soon as reasonably practicable after the date of this Agreement, (a) identify any federal coal leases (or applications therefor) held by Arch and its Affiliates for land located in the State of Wyoming which is not used in the operation or conduct of the Arch Business as presently conducted (or as proposed by either Party to be conducted) and (b) amend Schedule 2.5(e) to add such federal coal leases (or applications therefor). To the extent reasonably necessary to permit Peabody or the JV Company to comply with such acreage limitations, (i) Peabody shall, and shall cause its Affiliates to, use its reasonable best efforts to diligently pursue all pending applications pursuant to 43 CFR § 3452 for the relinquishment of all or any portion of any federal coal lease in Wyoming, (ii) Arch shall, and shall cause its Affiliates to, use its reasonable best efforts to either (A) transfer any federal coal leases (or applications therefor) that constitute Excluded Assets and are held by any Arch Transferred Subsidiary to an Affiliate of Arch (other than an Arch Transferred Subsidiary) or (B) relinquish pursuant to 43 CFR § 3452 federal coal leases that constitute Excluded Assets and are held by any Arch Transferred Subsidiary, including diligently pursuing any Governmental Approvals required for any such transfer or relinquishment. To the extent the actions set forth in the immediately preceding sentence are pending as of the Closing Date, the Parties shall, to the extent such actions are contemplated or permitted by applicable Law, cause the JV Entities to use their reasonable best efforts to effectuate such actions as soon as reasonably practicable after the Closing Date.

ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1. Mutual Conditions of Closing. The respective obligations of Peabody and Arch to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Legal Restraint. No applicable Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition enacted, issued, promulgated, enforced or entered by any Governmental Authority having jurisdiction (collectively, the “Legal Restraints”) shall be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) HSR Act. Any waiting period (and any extension thereof, including any timing agreements involving legally binding commitments not to close) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(c) Other Regulatory Approvals. The Governmental Approvals applicable to the consummation of the transactions contemplated by this Agreement set forth in Schedule 7.1(c) shall have been obtained (or the applicable waiting period shall have been terminated or shall have expired) and shall be in full force and effect.

(d) Pre-Closing Reorganizations. The Pre-Closing Reorganizations shall have been completed in accordance with the terms of this Agreement.

SECTION 7.2. Conditions to Peabody’s Obligation to Effect the Closing. The obligation of Peabody to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Arch contained in this Agreement (except for Section 5.6(a) and the Arch Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect” or “Arch Material Adverse Effect” set forth therein), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect” or “Arch Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, (ii) the representation and warranty set forth in Section 5.6(a) shall be true and correct in all respects and (iii) the Arch Fundamental Representations shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Peabody shall have received a certificate signed by an executive officer of Arch to such effect.

(b) Performance of Obligations of Arch. Arch shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Peabody shall have received a certificate signed by an executive officer of Arch to such effect.

(c) Closing Deliveries. All deliveries contemplated by Section 3.3 shall have been delivered.

(d) Required Consents. The Consents set forth on Section 7.2(d) of the Peabody Disclosure Letter shall have been obtained and remain in full force and effect.

SECTION 7.3. Conditions to Arch’s Obligation to Effect the Closing. The obligation of Arch to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Peabody contained in this Agreement (except for Section 4.6(a) and the Peabody Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect” or “Peabody Material Adverse Effect” set forth therein), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect” or “Peabody Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Peabody Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.6(a) shall be true and correct in all respects and (iii) the Peabody Fundamental Representations shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Arch shall have received a certificate signed by an executive officer of Peabody to such effect.

(b) Performance of Obligations of Peabody. Peabody shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Arch shall have received a certificate signed by an executive officer of Peabody to such effect.

(c) Closing Deliveries. All deliveries contemplated by Section 3.2 shall have been delivered.

(d) Required Consents. The Consents set forth on Section 7.3(d) of the Arch Disclosure Letter shall have been obtained and remain in full force and effect.

(e) 1940 Act Matters. An ICA Order shall have been granted to Arch; provided that the condition in this Section 7.3(e) shall otherwise be satisfied if, in its sole discretion acting in good faith, the board of directors of Arch shall have otherwise determined that Arch is not, and immediately after giving effect to the consummation of the transactions contemplated by this Agreement will not be, required to be registered as an “investment company” within the meaning of the 1940 Act and Arch shall have received an opinion of counsel dated as of the Closing Date in such form as is reasonably acceptable to Arch, from Latham & Watkins LLP or other counsel selected by Arch in its sole discretion, to the effect that Arch is not, and immediately after giving effect to the consummation of the transactions contemplated by this Agreement will not be, an “investment company” within the meaning of the 1940 Act.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1. Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of Peabody set forth in Sections 4.1, 4.2, 4.3(a), 4.7(b), 4.7(c) and 4.21 (the “Peabody Fundamental Representations”) and of Arch set forth in Sections 5.1, 5.2, 5.3(a), 5.7(b), 5.7(c) and 5.21 (the “Arch Fundamental Representations”) shall survive the Closing and continue in full force and effect until the date that is five years after the Closing Date. The representations and warranties of Peabody set forth in Section 4.10 and of Arch set forth in Section 5.10 shall survive until the date that is 30 days after the expiration of the applicable statute of limitations. All other representations and warranties in this Agreement shall not survive the Closing. Each period of survival stated in this Section 8.1(a) and each period of survival referred to in Section 8.1(b) is referred to as the applicable “Survival Period”.

(b) All covenants and agreements of the Parties requiring performance in full prior to the Closing (other than those set forth in Article II and Sections 6.1, 6.10, 6.11, 6.13, 6.21 and 6.22) shall not survive the Closing. The covenants and agreements set forth in Section 6.1 shall survive the Closing until the date that is 12 months after the Closing Date. All other covenants and agreements contained in this Agreement (including those set forth in Article II and Sections 6.10, 6.11, 6.13, 6.21 and 6.22) shall survive the Closing indefinitely.

SECTION 8.2. Indemnification by Peabody. From and after the Closing, subject to Section 8.5, Peabody shall indemnify, defend and hold harmless Arch and its Affiliates and their respective directors, officers, employees, agents, equityholders and other Representatives (collectively, the “Arch Indemnified Parties”) and the JV Entities and their respective directors, officers, employees, agents, equityholders and other Representatives (collectively, the “JV Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the foregoing to the extent such Losses arise out of or result from:

(a) any inaccuracy in, or breach of, a Peabody Fundamental Representation or the representations and warranties set forth in Section 4.10; provided that, solely for purposes of determining the amount of any Losses resulting from such inaccuracy or breach, such determination shall be made without giving effect to any limitation as to “materiality”, “material adverse effect” or “Peabody Material Adverse Effect” set forth in such representation and warranty;

(b) any failure by Peabody or any of its Affiliates (including the Peabody Transferred Subsidiaries prior to the Closing) to perform or comply with any covenant or agreement in this Agreement or the other Transaction Documents (excluding the LLC Agreement); or

(c) any Excluded Liability to the extent attributable or related to Peabody or its Affiliates or the Peabody Business, the Peabody Contributed Assets or the Peabody Transferred Subsidiaries.

SECTION 8.3. Indemnification by Arch. From and after the Closing, subject to Section 8.5, Arch shall indemnify, defend and hold harmless Peabody and its Affiliates and their respective its directors, officers, employees, agents, equityholders and other Representatives (collectively, the “Peabody Indemnified Parties”) and the JV Indemnified Parties from and against any and all Losses suffered or incurred by any of the foregoing to the extent such Losses arise out of or result from:

(a) any inaccuracy in, or breach of, an Arch Fundamental Representation or the representations and warranties set forth in Section 5.10; provided that, solely for purposes of determining the amount of any Losses resulting from such inaccuracy or breach, such determination shall be made without giving effect to any limitation as to “materiality”, “material adverse effect” or “Arch Material Adverse Effect” set forth in such representation and warranty;

(b) any failure by Arch or any of its Affiliates (including the Arch Transferred Subsidiaries prior to the Closing) to perform or comply with any covenant or agreement in this Agreement or the other Transaction Documents (excluding the LLC Agreement); or

(c) any Excluded Liability to the extent attributable or related to Arch or its Affiliates or the Arch Business, the Arch Contributed Assets or the Arch Transferred Subsidiaries.

SECTION 8.4. Indemnification by the JV Company. From and after the Closing, subject to Section 8.5, the Parties shall cause the JV Company to indemnify, defend and hold harmless the Peabody Indemnified Parties and the Arch Indemnified Parties from and against any and all Losses suffered or incurred by any of the foregoing to the extent such Losses arise out of or result from (a) the Assumed Liabilities or (b) any Outstanding Financial Assurances, including all claims or premiums payable thereunder and all direct and indirect costs incurred in connection with furnishing and maintaining any collateral (including cash collateral and letters of credit) required thereunder (except for collateral required to be furnished pursuant to the LLC Agreement). This indemnification is in addition to the other indemnifications provided for in the other Transaction Documents or the Charter Documents of the JV Company.

SECTION 8.5. Limitation of Liability.

(a) A Notice of Claim under this Article VIII based on any inaccuracy in, or breach of, a representation or warranty or any failure to perform or comply with any covenant or agreement must be delivered prior to the expiration of the applicable Survival Period, and any claim not made prior to the expiration of such Survival Period shall be of no force or effect and shall not give rise to any obligation of the Indemnifying Party to indemnify, defend or hold harmless any Indemnified Party. Notwithstanding the foregoing, if, before 5:00 p.m. (New York City time) on the last day of the Survival Period, an Indemnified Party shall have delivered a Notice of Claim in accordance with Section 8.6 and any claim identified in such Notice of Claim shall not have been finally resolved or disposed of at such date, the representation, warranty, covenant or agreement that is the subject of such claim shall, to the extent of such claim only, survive until such claim has been fully and finally resolved or disposed of in accordance with the terms hereof.

(b) Notwithstanding anything in this Agreement to the contrary but subject to Section 8.5(d), the maximum aggregate liability of Peabody, on the one hand, and Arch, on the other hand, in respect of the indemnities contained in Section 8.2(a) and Section 8.3(a), respectively, shall not exceed the Indemnity Cap Amount.

(c) Notwithstanding anything in this Agreement to the contrary but subject to Section 8.5(d), neither Party shall be liable to the other Party or its Affiliates or to the JV Company, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, pursuant to this Agreement for any consequential, special, incidental, indirect, punitive or similar damages whatsoever, including lost profits (other than lost profits that are proven to be direct damages), diminution of value or damages calculated on multiples of earnings or other metrics, other than consequential, special, incidental, indirect, punitive or similar damages paid to a Third Party in respect of a Third Party Claim.

(d) Notwithstanding anything in this Agreement to the contrary, the limitations set forth in Sections 8.5(b) and 8.5(c) shall not be applicable to any Losses of any Indemnified Party that arise out of or in connection with fraud, intentional misrepresentation or willful misconduct.

(e) Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 4.10 (other than the representations and warranties in Section 4.10(c)) and the representations and warranties in Section 5.10 (other than the representations and warranties in Section 5.10(c)) may only be relied upon for purposes of liability for taxable periods (or portions thereof) ending on or prior to the Closing Date.

SECTION 8.6. Notice of Claim.

(a) A Person that has suffered or incurred a Loss for which such Person may be entitled to make a claim for indemnification (a “Claim”) under this Agreement (the “Indemnified Party”) shall give written notice to the party obligated to indemnify the Indemnified Party for such Claim (the “Indemnifying Party”) of such Claim (a “Notice of Claim”) within 30 days of becoming aware that it has suffered such Loss. The Notice of Claim shall specify whether the Claim arises as a result of a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), and shall include a copy of all papers (if any) served with respect to such Third Party Claim, or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

(b) Each of Peabody and Arch shall be entitled to provide a Notice of Claim on behalf of the JV Company in respect of a Claim for indemnification under Section 8.2 and Section 8.3, respectively, and shall be entitled to make elections on behalf of and otherwise control any such Claim on behalf of the JV Company as the Indemnified Party in respect of such

Claim under this Article VIII, without duplication of recovery for the same Loss by either Party, on the one hand, and the JV Company, on the other hand.

(c) The failure of the Indemnified Party to notify the Indemnifying Party promptly as required by Section 8.6(a) shall not relieve the Indemnifying Party of any liability that it might have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its defense of any Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to promptly give such notice.

SECTION 8.7. Direct Claims. With respect to any Direct Claim, following receipt of a Notice of Claim from the Indemnified Party, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim, failing which the Indemnified Party is free to pursue all rights and remedies available to it pursuant to this Agreement to enforce its indemnification rights set forth in this Agreement.

SECTION 8.8. Defense of Third Party Claims.

(a) Subject to Section 8.8(d), upon receiving a Notice of Claim relating to any Third Party Claim, the Indemnifying Party shall be entitled to participate in the investigation and defense of such Third Party Claim and, if it so elects, to assume the investigation and defense of such Third Party Claim with counsel selected by the Indemnifying Party (and reasonably acceptable to the Indemnified Party). The Indemnified Party shall cooperate in good faith in any such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.

(b) In order to assume the investigation and defense of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election and acceptance of the defense within 20 days of the Indemnifying Party’s receipt of the Notice of Claim.

(c) Subject to Section 8.8(d), if the Indemnifying Party assumes the investigation and defense of a Third Party Claim:

(i) the Indemnifying Party will pay for all costs and expenses of the investigation and defense of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of the Third Party Claim incurred by the Indemnified Party after the date the Indemnifying

Party validly exercised its right to assume the investigation and defense of the Third Party Claim;

(ii) the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defense of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim; and

(iii) if the Indemnifying Party thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such defense and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

(d) Where the named parties to any Third Party Claim include the Indemnified Party as well as the Indemnifying Party and the Indemnified Party determines in good faith, based on written advice from its legal counsel, that joint representation would be inappropriate due to the actual or potential differing interests between them or there may be one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and the Indemnified Party notifies the Indemnifying Party in writing that it elects to retain separate counsel, the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party and shall be liable to pay the reasonable fees and expenses of counsel of the Indemnified Party.

(e) If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to incur losses or make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may incur such Losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including without limitation, for purposes of enabling the Indemnifying Party to contest any Third Party Claim.

(f) If the Indemnified Party undertakes the defense of the Third Party Claim, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed) unless such compromise or settlement includes an unconditional release of the Indemnifying Party from all liability and obligations arising from such Third Party Claim.

(g) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(h) The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, unless:

(i) the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement and the Indemnifying Party agrees to timely pay such amount in full; and

(ii) the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.

SECTION 8.9. No Duplicate Recovery. For the avoidance of doubt, to the extent any Loss gives rise to a claim by an Indemnified Party under more than one provision of this Agreement (including multiple representations and warranties or covenants or agreements), or under more than one clause of Section 8.2, 8.3 or 8.4, such Indemnified Party may seek recovery under any and all such provisions and clauses; provided, however, that any Loss under this Agreement shall be determined without duplication of recovery for the same Loss by reason of the facts giving rise to such Loss arising out of an Assumed Liability, an Excluded Liability or constituting a breach of more than one representation, warranty, covenant or agreement.

SECTION 8.10. Duty to Mitigate; Adjustments. Each Indemnified Party shall have a duty to take reasonable steps to mitigate any Losses which it may suffer or incur by reason of the breach or failure to perform of any representation, warranty, covenant or obligation of any Indemnifying Party under this Agreement, including diligently pursuing any possible indemnification, counterclaim or other action against third parties relating to the cause or effect of the Loss; provided that no Indemnified Party shall have any duty to make any claim under its own insurance coverage for an indemnification obligation of an Indemnifying Party. The amount for which any Indemnifying Party shall be liable with respect to any Loss incurred by any Indemnified Party shall be reduced to the extent that such Indemnified Party actually realizes any proceeds (net of any costs or expenses incurred by such Indemnified Party in the collection of such proceeds, including any deductible for or retention under any insurance policy and any increase in the premium for such policies) recovered from third parties (including insurers) with respect to such Loss. If an Indemnified Party receives an indemnification payment hereunder from any Indemnifying Party in respect of a Loss and subsequently actually recovers any proceeds from third parties with respect to such Loss, such Indemnified Party shall return such indemnification payment to such Indemnifying Party up to the amount of such proceeds (net of any costs or expenses incurred by such Indemnified Party in the collection of such proceeds, including any deductible for or retention under any insurance policy and any increase in the premium for such policies).

SECTION 8.11. Exclusive Remedy. Except as permitted by Section 3.5, 6.8, 6.18, 6.19 or 10.8, from and after the Closing, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy for the Parties for monetary damages for any inaccuracy in, or breach of, a representation or warranty or any failure to perform or comply with any covenant or agreement contained in this Agreement (without limitation of any remedies available under any other Transaction Document). The Parties agree that no payment for any Loss pursuant to this Article VIII shall affect the Parties’ (or their respective Affiliates’) ownership interests in the JV Company.

SECTION 8.12. Waiver of Right to Rescission. Arch and Peabody acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach on or prior to the Closing Date of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Arch and Peabody waive any right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE IX

TERMINATION

SECTION 9.1. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written agreement of Peabody and Arch;

(b) by either Peabody or Arch if:

(i) the Closing has not occurred on or prior to the Outside Date; provided, however, that (A) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or prior to the Outside Date and (B) if on the Outside Date the condition set forth in Section 7.3(e) shall not have been satisfied or waived but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to Arch until June 18, 2021; or

(ii) if the condition set forth in Section 7.1(a) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party if such Party has failed to perform its obligations pursuant to Section 6.4; or

(c) by Peabody, if Arch breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Arch contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) is not reasonably capable of being cured by the Outside Date or is not cured by Arch within 60 days after receiving written notice of such breach or failure from Peabody stating Peabody’s intention to terminate this Agreement under this Section 9.1(c);

(d) by Arch, if Peabody breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Peabody contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is not reasonably capable of being cured by the Outside Date or is not cured by Peabody within 60 days after receiving written notice of such breach or failure from Arch stating Arch’s intention to terminate this Agreement under this Section 9.1(d); or

(e) if (x) the Closing has not occurred on or prior to June 18, 2020, (y) any of the conditions set forth in Section 7.1(a) (to the extent relating to the matters set forth in Section 7.1(b) or 7.1(c)), 7.1(b) or 7.1(c) shall not have been satisfied and (z) either Party (such Party, the “Terminating Party”) delivers a valid written notice (a “Termination Notice”) to the other Party (the “Non-Terminating Party”) no later than 5:00 p.m. (New York City time) on June 29, 2020 of the Terminating Party’s intention to terminate this Agreement under this Section 9.1(e) (provided, however, that the right to deliver a Termination Notice under this Section 9.1(e) shall not be available to any Party, and any purported Termination Notice delivered by such a Party shall be void and shall have no further force and effect, if such Party has failed to perform its obligations pursuant to Section 6.4), in which case:

(i) if the Non-Terminating Party delivers a written notice to continue this Agreement (a “Continuation Notice”) to the Terminating Party no later than the 5:00 p.m. (New York City time) on the date that is seven Business Days after the delivery of a valid and timely Termination Notice (the “Continuation Deadline”), then:

(A) this Agreement shall automatically terminate, without any further action by either Party, at 5:00 p.m. (New York City time) on September 18, 2020 if the Closing has not occurred prior to such date; provided, however, that this Agreement shall not terminate pursuant to this Section 9.1(e)(i)(A) if the Terminating Party has failed to perform its obligations pursuant to Section 6.4; and

(B) unless the Closing has occurred, this Agreement may be terminated by the Non-Terminating Party at any time after the delivery of such Continuation Notice; or

(ii) if the Non-Terminating Party does not deliver a valid and timely Continuation Notice, this Agreement shall automatically terminate, without any further action by either Party, at the Continuation Deadline if the Closing has not occurred prior to such date.

The Party desiring to terminate this Agreement under clause (b), (c), (d) or (e)(i)(B) of this Section 9.1 shall give written notice of such termination to the other Party in accordance with Section 10.1, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 9.2. Effect of Termination. In the event of termination of this Agreement by either Party as provided in Section 9.1, this Agreement shall forthwith become void and have no effect (other than Section 1.1, Section 6.3(b), Section 6.6, Section 8.5(c), Section 8.5(d), this Section 9.2, Section 9.3, Section 9.4 and Article X, which provisions shall survive such termination and remain in full force and effect (subject to any time limitations referred to therein)), and there shall be no liability or obligation on the part of Peabody or Arch or their respective directors, officers and Affiliates, except that no such termination shall relieve any Party from any liability for damages to the other Party for fraud, intentional misrepresentation or a knowing and intentional breach of any representation, covenant or agreement set forth in this Agreement.

SECTION 9.3. Fees and Expenses.

(a) Except as provided in Section 6.6, 9.3(b), 9.3(c) or 9.3(g) or in the Common Interest Agreement or otherwise agreed by the Parties in writing, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Closing occurs.

(b) In the event that this Agreement is terminated pursuant to Section 9.1(e)(ii), the Terminating Party shall pay to the Non-Terminating Party a termination fee in the aggregate amount of $40,000,000; provided, however, that no termination fee shall be required to be paid pursuant to this Section 9.3(b) if (i) as of the date of such termination, the Terminating Party was entitled to terminate this Agreement pursuant to Section 9.1(c) or 9.1(d), as applicable, (ii) the Non-Terminating Party has failed to perform its obligations pursuant to Section 6.4 or (iii) both Parties deliver a valid and timely Termination Notice pursuant to Section 9.1(e).

(c) In the event that (i) this Agreement is terminated pursuant to Section 9.1(e)(i), the Terminating Party shall pay to the Non-Terminating Party a termination fee in the aggregate amount of $25,000,000; provided, however, that no termination fee shall be required to be paid pursuant to this Section 9.3(c) if (i) as of the date of such termination, the Terminating Party was entitled to terminate this Agreement pursuant to Section 9.1(c) or 9.1(d), as applicable, (ii) the Non-Terminating Party has failed to perform its obligations pursuant to Section 6.4 or (iii) both Parties deliver a valid and timely Termination Notice pursuant to Section 9.1(e).

(d) Any termination fee due under Sections 9.3(b) or 9.3(c) shall be paid by wire transfer of same-day funds within one Business Day following the date of termination of this Agreement.

(e) The Parties acknowledge and agree that (i) the agreements contained in Sections 9.3(b) and 9.3(c) are an integral part of the transactions contemplated by this Agreement, (ii) the termination fee under Section 9.3(b) or 9.3(c), if and when payable, shall constitute liquidated damages and not a penalty and (iii) without these agreements, the Parties would not have entered into this Agreement. Accordingly, if either Party fails promptly to pay any amount due pursuant to Section 9.3(b) or 9.3(c), as applicable, and, in order to obtain such payment, the other Party commences a Proceeding that results in a judgment or other Order in its favor for such payment, the Party which failed to promptly pay shall pay to the other Party such payment and the costs and expenses (including attorneys’ fees and expenses) of such other Party in connection with such Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until (but excluding) the date of payment, at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made.

(f) In no event shall either Party be obligated to pay more than one termination fee pursuant to this Section 9.3.

(g) In the event this Agreement is terminated by either Peabody or Arch pursuant to Section 9.1(b)(i) and at the time of such termination the condition set forth in Section 7.3(e) shall not have been satisfied or waived but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then upon such termination, Arch shall be responsible for 100% of the Joint Expenses (as such term is defined in the Common Interest Agreement) and shall, within ten Business Days after Arch’s receipt of a written invoice from Peabody, reimburse Peabody for all Joint Expenses previously paid by Peabody.

SECTION 9.4. Return of Documentation and Confidentiality. In addition to any obligations under the Confidentiality Agreement, upon termination of this Agreement, each Party shall (and shall cause each of its Representatives to), at such Party’s discretion, promptly destroy or return to the other Party all reports, maps, documents and other information furnished to such other Party in connection with its due diligence investigation of the Peabody Business or the Arch Business, as the case may be, and confirm in writing to such other Party that such documents and information have been returned or destroyed and shall not retain any copies, extracts or other reproductions in whole or in part of such documents and information, except in accordance with the Confidentiality Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1. Notices.

(a) Any notice or other communication that is required or permitted to be given hereunder shall be in writing and shall be deemed to have been validly given and received (i) on the day on which it was delivered in person (including by courier service), (ii) on the day on which it was sent by email (or, if such day is not a Business Day or such email was sent after 5:00 p.m. (New York City time), on the next following Business Day) or (iii) one Business Day after being sent by overnight courier service (providing written proof of delivery), to the Parties at the following addresses:

(i) in the case of Peabody:

Peabody Energy Corporation

701 Market Street

St. Louis, MO 63101

Attention:      Charles Meintjes, EVP Corporate Services &

Chief Commercial Officer

Email:            cmeintjes@peabodyenergy.com

with copies (which shall not constitute notice) to:

Peabody Energy Corporation

701 Market Street

St. Louis, MO 63101

Attention:      A. Verona Dorch, Chief Legal Officer

Email:            vdorch@peabodyenergy.com

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:      Richard Hall

Andrew Elken

Email:            RHall@cravath.com

AElken@cravath.com

(ii) in the case of Arch:

Arch Coal, Inc.

One CityPlace Drive, Suite 300

St. Louis, MO 63141

Attention:      General Counsel

Email:            BJones@archcoal.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:      Charles E. Carpenter

Charles K. Ruck

Email:            Charlie.carpenter@lw.com

Charles.ruck@lw.com

(b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.1.

SECTION 10.2. Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement, and any non-contractual claim arising out of the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of Laws that might otherwise govern under applicable principles of conflict of laws thereof.

(b) Each of the Parties hereby (i) agrees that any suit, action or other proceeding arising directly or indirectly out of, under or relating to this Agreement, its negotiation or the transactions contemplated hereby will be heard and determined exclusively in the State and Federal Courts located in the Borough of Manhattan in the City and State of New York (and each agrees that no such suit, action or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal; and (ii) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such suit, action or other proceeding, irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such suit, action or other proceeding and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 10.1 will be effective service of process for any suit, action or other proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The Parties hereby agree that final judgment in any such suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

SECTION 10.3. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY

PARTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.3.

SECTION 10.4. Entire Agreement. This Agreement, taken together with the Peabody Disclosure Letter, the Arch Disclosure Letter, the Confidentiality Agreement, the Common Interest Agreement and the other Transaction Documents, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

SECTION 10.5. Third-Party Beneficiaries. The JV Company shall be considered to be a third-party beneficiary of the provisions of this Agreement. Except as expressly set forth in Article VIII or this Section 10.5, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and does not confer upon any Person other than the Parties any rights or remedies.

SECTION 10.6. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 10.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.7. Extension; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 10.8. Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, the Parties shall be entitled to an injunction or injunctions to (a) prevent breaches of this Agreement and (b) enforce specifically the performance of the terms and provision of this Agreement, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which the Parties are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 10.9. Amendments. No term or provision of this Agreement may be amended except by an instrument in writing signed by both Parties.

SECTION 10.10. Assignment. No Party shall assign this Agreement or any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Party. Any purported assignment or delegation without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 10.11. Counterparts.

(a) This Agreement may be executed in any number of counterparts each of which when so executed will be deemed to be an original and when taken together shall constitute the entire and same agreement.

(b) Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party.

SECTION 10.12. Time of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first written above.

PEABODY ENERGY CORPORATION

By:	/s/ Charles Meintjes
Name: Charles Meintjes
Title: EVP Corporate Services & CCO

ARCH COAL, INC.

By:	/s/ Paul A. Lang
Name: Paul A. Lang
Title: President & Chief Operating Officer

[Signature Page to Implementation Agreement]

Schedule 1.1(a)

Arch Mining Sites

1.	Black Thunder in Wyoming

2.	Coal Creek in Wyoming

3.	West Elk in Colorado

1

Schedule 1.1(b)

Peabody Mining Sites

1.	North Antelope Rochelle in Wyoming

2.	Caballo in Wyoming

3.	Rawhide in Wyoming

4.	Twentymile in Colorado

1

Exhibit A

Form of LLC Agreement

[See attached.]

EXHIBIT A

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

[JV COMPANY]

i

SCHEDULES

Schedule 3.01	Members and Percentage Interests
Schedule 4.04(a)	Board Consent Actions
Schedule 4.04(b)	Supermajority Approval Actions
Schedule 5.05	Initial Capital Contributions

EXHIBITS

Exhibit A	Adoption Agreement
Exhibit B	Initial Budget

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT dated as of [•] (this “Agreement”), of [JV COMPANY] (the “Company”), among [PEABODY MEMBER], a [•] (the “Peabody Member”), [ARCH MEMBER], a [•] (the “Arch Member” and, together with the Peabody Member, the “Initial Members”), and the Company. Capitalized terms used herein have their respective meanings set forth in Section 1.01.

WHEREAS the Company has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq. (the “Delaware Act”)) pursuant to the filing of the Certificate of Formation;

WHEREAS the Peabody Member, as then the sole Member of the Company, executed a limited liability company agreement effective as of [•] (the “Original LLC Agreement”);

WHEREAS concurrently with the execution and delivery of this Agreement, (i) the Peabody Member has contributed, or has caused to be contributed, certain assets, properties and rights to the Company, upon the terms and subject to the conditions of the Implementation Agreement, and (ii) the Arch Member has contributed, or has caused to be contributed, certain assets, properties and rights to the Company, upon the terms and subject to the conditions of the Implementation Agreement; and

WHEREAS the Initial Members and the Company wish to amend and restate the Original LLC Agreement to reflect the addition of the Arch Member as an Initial Member and to reflect the other terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, the Initial Members hereby continue the Company pursuant to and in accordance with the Delaware Act, as provided herein, and the Initial Members and the Company hereby amend and restate the Original LLC Agreement as follows:

ARTICLE I

Defined Terms

Section 1.01 Definitions. In this Agreement (including the recitals and Schedules hereto), the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have the corresponding meanings:

“AAA” has the meaning set forth in Section 4.07(c).

“Additional Capital Contribution” has the meaning set forth in Section 5.02(a).

“Additional Member” has the meaning set forth in Section 3.01(a).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Membership Interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adoption Agreement” means an agreement in the form of Exhibit A.

“Affiliate” means, with respect to any Person, any Person which directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person; provided, however, that for purposes of this Agreement, the Company and its Subsidiaries shall be deemed not to be Affiliates of any Member.

“Affiliate Transferee” has the meaning set forth in Section 10.02(a).

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Agreement” means any Contract (including this Agreement, the Implementation Agreement and any other Transaction Document (as defined in the Implementation Agreement)) to which a Member or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, are parties.

“Appraiser” means a reputable accounting firm, investment bank or other valuation expert that (a) is independent of the Company and all of the Members and their Affiliates and (b) has experience in valuing equity securities in the coal mining industry.

“Approved Budget” has the meaning set forth in Section 4.06(d).

“Approved Capital Plan” has the meaning set forth in Section 4.09(b).

“Arch” means Arch Coal, Inc., a Delaware corporation.

“Arch Dilution Event” means (a) Arch and its Affiliates ceasing to own, directly or indirectly, an aggregate Percentage Interest of 20% or more at any time or (b) the Percentage Interest of the Arch Member (or any other Affiliate of Arch that becomes a Member after the date hereof) being reduced by any amount pursuant to Section 5.02(c).

“Arch Member” has the meaning set forth in the preamble hereto.

“Area of Interest” means the States of Wyoming, Colorado and Montana.

2

“Board Consent Action” means any action or decision set forth on Schedule 4.04(a).

“Board of Managers” has the meaning set forth in Section 4.01(a).

“Bonding Percentage” means, on any date:

(a) with respect to the Peabody Member and any Transferee of the Peabody Member’s Membership Interest, the percentage set forth below for such date (or, if lower, such Member’s Percentage Interest):

Date	Bonding Percentage[1]
On or prior to [•][2]	Initial Peabody Bonding Percentage
After [•][3] and on or prior to [•][4]	[•]%
After [•][5] and on or prior to [•][6]	[•]%
After [•][7] and on or prior to [•][8]	[•]%
After [•][9] and on or prior to [•][10]	[•]%
After [•][11]	Such Member’s Percentage Interest

[1]	Bonding percentages to increase in equal increments each year in an amount equal to 1/5th of the difference between 66.5% and the Initial Peabody Bonding Percentage.
[2]	To be the date that is 12 months after the closing.
[3]	To be the date that is 12 months after the closing.
[4]	To be the date that is 24 months after the closing.
[5]	To be the date that is 24 months after the closing.
[6]	To be the date that is 36 months after the closing.
[7]	To be the date that is 36 months after the closing.
[8]	To be the date that is 48 months after the closing.
[9]	To be the date that is 48 months after the closing.
[10]	To be the date that is 60 months after the closing.
[11]	To be the date that is 60 months after the closing.

3

(b) with respect to the Arch Member and any Transferee of the Arch Member’s Membership Interest, the percentage set forth below for such date (or, if higher, such Member’s Percentage Interest):

Date	Bonding Percentage[12]
On or prior to [•][13]	Initial Arch Bonding Percentage
After [•][14] and on or prior to [•][15]	[•]%
After [•][16] and on or prior to [•][17]	[•]%
After [•][18] and on or prior to [•][19]	[•]%
After [•][20] and on or prior to [•][21]	[•]%
After [•][22]	Such Member’s Percentage Interest

“Business Day” means any day, other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Business Opportunity” has the meaning set forth in Section 3.08.

[12]	Bonding percentages to decrease in equal increments each year in an amount equal to 1/5th of the difference between 33.5% and the Initial Arch Bonding Percentage.
[13]	To be the date that is 12 months after the closing.
[14]	To be the date that is 12 months after the closing.
[15]	To be the date that is 24 months after the closing.
[16]	To be the date that is 24 months after the closing.
[17]	To be the date that is 36 months after the closing.
[18]	To be the date that is 36 months after the closing.
[19]	To be the date that is 48 months after the closing.
[20]	To be the date that is 48 months after the closing.
[21]	To be the date that is 60 months after the closing.
[22]	To be the date that is 60 months after the closing.

4

“Buyout Fair Market Value” means, with respect to any Membership Interest, the fair market value of such Membership Interest, calculated without premium or discount for control or lack of control.

“Capital Account” has the meaning set forth in Section 5.05(a).

“Capital Call Date” has the meaning set forth in Section 5.02(b).

“Capital Call Notice” has the meaning set forth in Section 5.02(b).

“Capital Contribution” means, with respect to any Member, the amount of cash, cash equivalents or the fair market value of other assets, securities or property, net of any liabilities (in each case, as determined by the Members in accordance with this Agreement), constituting any Initial Capital Contribution or Additional Capital Contribution by such Member.

“Certificate of Formation” means the certificate of formation of the Company and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Change of Control Event” means, with respect to any Member, that any one of the following events has occurred after the date of this Agreement: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of such Member’s Parent and its Subsidiaries, taken as a whole, to any Third Party (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), or (b) the consummation of any transaction (including any merger or consolidation), the result of which is that any Third Party (including any “person” (as defined in clause (a))) becomes the beneficial owner (as that term is used in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of more than 50% of the then-outstanding voting securities of the Parent of such Member. Notwithstanding the foregoing, a transaction will not be deemed to constitute a Change of Control Event with respect to any Member if (i) such Member’s Parent becomes a direct or indirect wholly-owned Subsidiary of a Person and (ii)(A) the holders of the voting securities of such Person immediately following that transaction are substantially the same as the holders of voting securities of such Parent immediately prior to that transaction or (B) both (x) the holders of voting securities of such Parent immediately prior to that transaction own, directly or indirectly, more than 50% of the voting securities of such Person, measured by voting power rather than number of shares, immediately following such transaction and (y) no “person” (as defined in clause (a)) (other than a holding company satisfying the requirements of this sentence) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of such Person, measured by voting power rather than number of shares, immediately following such transaction.

“Charter Documents” means, with respect to any Person, (a) the articles or certificate of formation, incorporation or organization (or the comparable organizational documents) of such Person, (b) the bylaws or limited liability company agreement or regulations (or the comparable governing documents) of such Person and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of equity ownership in such Person or any rights in respect of such Person’s equity ownership interests.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Auditor” means any internationally recognized firm of independent certified public accountants appointed by the Company in accordance with this Agreement.

“Company Level Taxes” has the meaning set forth in Section 6.05.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company Records” has the meaning set forth in Section 8.01.

“Company Senior Executive” has the meaning set forth in Section 4.03(a).

“Confidential Information” has the meaning set forth in Section 12.12(a).

“Contract” means any legally binding agreement, indenture, contract, lease, deed of trust, royalty, license, option, instrument, arrangement, understanding or other commitment, whether written or oral.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting shares, interests or securities, or by contract, voting trust or otherwise; and “Controlled” and “Controlling” have corresponding meanings.

“Covered Person” means (a) any Manager, any Officer, any Member, the Operator, the Tax Representative, any Affiliate of any of the foregoing and any of their respective Representatives and (b) if and to the extent determined by the Board of Managers, any employee of the Company or any manager, director, officer or employee of any of the Company’s Subsidiaries.

“Deadlock Event” has the meaning set forth in Section 4.07(a).

“Deadlock Notice” has the meaning set forth in Section 4.07(b).

“Default Rate” means a per annum interest rate equal to the lesser of (a) the Prime Rate then in effect plus 4% and (b) the maximum rate of interest then permitted by applicable Law.

“Defaulting Member” has the meaning set forth in Section 5.02(c).

“Delaware Act” has the meaning set forth in the recitals hereto.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, except as required by Regulations Section 1.704-3(d), Depreciation shall be an amount which

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bears the same proportion to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Designated Individual” has the meaning set forth in Section 6.05.

“Distributable Cash” means, with respect to any calendar month, an amount equal to (a) the available liquidity of the Company and its Subsidiaries (including the amount of all cash and cash equivalents on deposit (and available for withdrawal) in the bank accounts of the Company and its Subsidiaries) on the last day of such month, minus (in each case, without duplication) (b) the amount of all current liabilities of the Company and its Subsidiaries, determined in accordance with GAAP, owing in the succeeding three months, as estimated by the Operator in good faith, minus (c) the amount of all anticipated cash debt service payments and debt repayments of the Company and its Subsidiaries due in the succeeding three months, as estimated by the Operator in good faith, minus (d) the amount of all anticipated expenses, capital expenditures and other cash costs (including Reclamation and Mine Closure costs) and cash contingencies of the Company and its Subsidiaries in the succeeding three months, as estimated by the Operator in good faith, minus (e) the amount of any other cash contingencies of the Company and its Subsidiaries, as estimated by the Operator in good faith.

“Distributions” means distributions of cash or other property made by the Company with respect to the Membership Interests.

“Drag-Along Notice” has the meaning set forth in Section 10.07(b).

“Drag-Along Right” has the meaning set forth in Section 10.07(a).

“Drag-Along Transfer” has the meaning set forth in Section 10.07(a).

“Emergency” means a sudden and unexpected event (including any release or threatened release of hazardous materials into the environment or events necessitating repairs) that causes, or risks causing, (a) substantial damage to any of the assets or properties of the Company or any of its Subsidiaries or the property of any other Person, (b) death of or injury to any person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (d) safety concerns associated with continued operations of the Company’s assets and properties or (e) non-compliance with any applicable Law.

“Encumbrance” means, with respect to any property or other asset of any Person (or any revenues, income, profits or production of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, adverse right, claim or other charge or encumbrance of any kind or nature thereupon or in respect thereof (in each case whether the same is consensual or nonconsensual or arises by Contract, operation of Law, legal process or otherwise).

“Equity Securities” means, with respect to any Person, (a) any shares of capital stock, partnership or joint venture interests, membership interests, limited liability company interests,

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beneficial interests in a trust or similar securities or equity interests, voting securities or other ownership interests in such Person or any successor thereto, (b) any warrants, options, “phantom” rights, performance units, profits interests or other rights to subscribe for or to acquire any of the foregoing, whether or not then exercisable or convertible, and (c) any debt or other securities or interests that are convertible into or exercisable or exchangeable for any of the foregoing, whether or not presently convertible, exercisable or exchangeable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Assurances” means any bonds, sureties, letters of credit, guarantees, indemnity agreements or other financial assurances.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) multinational, national, federal, state, provincial, territorial, municipal, local or other government (whether domestic or foreign), (b) governmental or quasi-governmental authority of any nature, including any stock exchange or any governmental ministry, regulator, agency, branch, department, commission, commissioner, board, tribunal, bureau or instrumentality (whether domestic or foreign), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power under or for the account of any of the foregoing, including any court, judicial authority, arbitrator or arbitration tribunal.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any non-cash asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as mutually agreed by the Members;

(b) the Gross Asset Values of all assets shall be adjusted to equal their respective gross fair market values (taking into account Code Section 7701(g)), as reasonably determined by the Board of Managers, at each of the following times:

(i) immediately before the acquisition of an additional Membership Interest by any new or existing Member in connection with a contribution to the Company of cash or property other than a de minimis amount (within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f));

(ii) immediately before the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest (within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f));

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(iii) immediately before the grant of a Membership Interest as consideration for the provision of services to or for the benefit of the Company by any new or existing Member (within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f));

(iv) immediately before the issuance by the Company of a “noncompensatory option” within the meaning of Regulations Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Regulations Section 1.761-3(a);

(v) immediately before the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(vi) immediately after the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s); and

(vii) at such other times as the Board of Managers shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2;

provided, however, that the adjustments pursuant to clauses (i), (ii), (iii), (iv) and (vi) shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided further that, if any noncompensatory options are outstanding upon the occurrence of an event described in clauses (i) through (vi), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any non-cash asset distributed to any Member shall be the gross fair market value of such non-cash asset on the date of distribution as reasonably determined by the Board of Managers, by Supermajority Approval;

(d) the Gross Asset Values of assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), and clause (g) under the definition of Net Profits and Net Losses below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent that the Board of Managers, by Supermajority Approval, reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection; and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses and items of income, gain, loss and deduction to be allocated to the Members.

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“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness (in each case in this definition, other than as set forth in clause (d) of the definition thereof) or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Identified Actions” means the Supermajority Approval Actions set forth in items 9 and 10 of Schedule 4.04(b).

“Implementation Agreement” means the Implementation Agreement, dated as of June 18, 2019, between Peabody and Arch.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person pursuant to securitization or factoring programs or arrangements and (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, in each case excluding (i) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment and (ii) all Financial Assurances.

“Initial Arch Bonding Percentage” means a fraction (expressed as a percentage), the numerator of which is the Required Arch Bond Amount and the denominator of which is the sum of (a) the Required Peabody Bond Amount plus (b) the Required Arch Bond Amount.

“Initial Budget” has the meaning set forth in Section 4.06(b).

“Initial Capital Contribution” means each of the Capital Contributions that the Initial Members have made, or have caused to be made, to the Company in exchange for Membership Interests, as set forth in Section 5.01. For purposes of the Initial Members’ Capital Accounts, the Initial Capital Contributions shall have the value set forth on Schedule 5.05.

“Initial Members” has the meaning set forth in the preamble hereto.

“Initial Peabody Bonding Percentage” means a fraction (expressed as a percentage), the numerator of which is the Required Peabody Bond Amount and the denominator of which is the sum of (a) the Required Peabody Bond Amount plus (b) the Required Arch Bond Amount.

“Laws” means all multinational, federal, national, state, provincial, municipal and local laws (including common and civil law), treaties, statutes, acts, codes, ordinances, directives, resolutions (ministerial or other), by-laws, rules, regulations, implementing rules or regulations

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or other requirements enacted, adopted, promulgated, applied or interpreted by any Governmental Authority, in each case, having the force of law.

“Majority Manager” has the meaning set forth in Section 4.01(b).

“Majority Member” means, at any time of determination, the Member that holds a Percentage Interest greater than 50%; provided, however, that if each Member holds a Percentage Interest equal to 50%, the Member whose Percentage Interest was most recently greater than 50% shall be deemed to be the Majority Member.

“Manager” has the meaning set forth in Section 4.01(a).

“Matching Offer” has the meaning set forth in Section 10.05(b).

“Mediation Panel” has the meaning set forth in Section 4.07(c).

“Member” means each Person that is a member of the Company, which shall consist of any Initial Member and any Additional Member until such Initial Member or Additional Member, as applicable, ceases to be a Member of the Company in accordance with this Agreement. For the purposes of the Delaware Act, the Members shall constitute one class or group of members.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Membership Interest” means a limited liability company interest in the Company having such rights, privileges and obligations as are set forth in this Agreement.

“Minority Manager” has the meaning set forth in Section 4.01(b).

“Minority Member” means, at any time of determination, the Member that is not the Majority Member.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition

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of Net Profits and Net Losses shall increase the amount of such income or decrease the amount of such loss;

(b) any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income or increase the amount of such loss;

(c) gain or loss resulting from any disposition of Company assets, where such gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e) to the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) if the Gross Asset Value of any Company asset is adjusted in accordance with clause (b) or (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) notwithstanding any other provision of this definition of Net Profits and Net Losses, (i) any items that are specially allocated pursuant to Section 6.02 hereof shall not be taken into account in computing Net Profits or Net Losses and (ii) the amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.02 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Non-Selling Member” has the meaning set forth in Section 10.05(a).

“Offer” has the meaning set forth in Section 10.05(a).

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“Offer Notice” has the meaning set forth in Section 10.05(a).

“Offer Terms” has the meaning set forth in Section 10.05(a).

“Offered Interest” has the meaning set forth in Section 10.05(a).

“Offeror” has the meaning set forth in Section 10.05(a).

“Officers” means the Company Senior Executive and those other Persons appointed by the Operator to manage the day-to-day affairs of the Company pursuant to and in accordance with Section 4.03.

“Operations” has the meaning set forth in Section 4.05(a).

“Operator” has the meaning set forth in Section 4.05(a).

“Operator Shared Services Costs” has the meaning set forth in Section 4.05(e).

“Operator Transfer Election” has the meaning set forth in Section 4.05(g)(v).

“Opt-Out Election” has the meaning set forth in Section 6.05.

“Order” means any injunction, judgment, decision, consent decree, compliance order, subpoena, verdict, ruling, award, arbitral award, assessment, direction, instruction, penalty, sanction, writ, decree or other order entered, issued, made, rendered or imposed by any Governmental Authority.

“Original LLC Agreement” has the meaning set forth in the recitals hereto.

“Parent” means, with respect to any Person, the ultimate parent entity of such Person.

“Parent Executives” has the meaning set forth in Section 4.07(b).

“Peabody” means Peabody Energy Corporation, a Delaware corporation.

“Peabody Member” has the meaning set forth in the preamble hereto.

“Percentage Interest” means, with respect to any Member, such Member’s percentage Membership Interest, as set forth as such opposite such Member’s name on Schedule 3.01, at the time of determination.

“Permits” means permits, licenses, approvals, registrations, consents, certificates, clearances and other similar authorizations issued by any Governmental Authority.

“Permitted Encumbrance” means any Encumbrance on or against a Member’s Membership Interest so long as the terms of any documentation resulting in the creation of such Encumbrance expressly acknowledge that any foreclosure or exercise of other secured party remedies with respect to such Encumbrance shall be subject to the restrictions on Transfer under this Agreement, including Article X.

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“Permitted Variance” has the meaning set forth in Section 4.06(a).

“Person” includes any natural person, corporation or other body corporate, partnership, limited liability company, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, other form of business enterprise, executor, administrator or other legal representatives, regulatory body or agency or Governmental Authority, however designated or constituted.

“Prime Rate” means, for any day, a per annum rate of interest equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect as of such day.

“Proceeding” means any suit, litigation, arbitration, claim (including any cross-claim or counter-claim), action, investigation or other proceeding (including any civil, criminal, administrative, judicial, investigative or appellate proceeding).

“Proposed Budget” has the meaning set forth in Section 4.06(c)(i) .

“Proposed Capital Project” has the meaning set forth in Section 4.09(a).

“Push-Out Election” has the meaning set forth in Section 6.05.

“Reclamation and Mine Closure” means activities relating to closure, rehabilitation or restoration of mined areas and areas impacted by mining activities, including environmental remediation, reclamation, revegetation, filling and recontouring, treatment or containment of mining waste, dismantling or decommissioning of equipment and facilities, closure and post-closure monitoring and abatement, control or prevention of adverse effects of mining activities, as well as obtaining and maintaining any permits and Financial Assurances in connection with such activities.

“Redeeming Member” has the meaning set forth in Section 10.08(a).

“Redemption Notice” has the meaning set forth in Section 10.08(a).

“Redemption Subject Member” has the meaning set forth in Section 10.08(a).

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code.

“Regulatory Allocations” has the meaning set forth in Section 6.02(h).

“Representatives” means, with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

“Required Arch Bond Amount” means the face amount, as of the date of this Agreement, of any Financial Assurances required by applicable Law under any Arch Transferred Permits (as defined in the Implementation Agreement) or Arch Leases (as defined in the Implementation Agreement).

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“Required Peabody Bond Amount” means the face amount, as of the date of this Agreement, of any Financial Assurances required by applicable Law under any Peabody Transferred Permits (as defined in the Implementation Agreement) or Peabody Leases (as defined in the Implementation Agreement).

“Required Representations” has the meaning set forth in Section 10.05(d).

“ROFR Acceptance” has the meaning set forth in Section 10.05(c).

“ROFR Closing” has the meaning set forth in Section 10.05(c).

“ROFR Deadline” has the meaning set forth in Section 10.05(b).

“ROFR Election Notice” has the meaning set forth in Section 10.05(b).

“Rules” has the meaning set forth in Section 4.07(c).

“Securities Act” has the meaning set forth in Section 10.01.

“Selling Member” has the meaning set forth in Section 10.05(a).

“Shortfall Loan” has the meaning set forth in Section 5.02(c)(ii)(B).

“Subsidiary” of any Person means any other Person of which an amount of the securities having by the terms thereof voting power to elect at least a majority of the board of directors (or comparable governing body) of such other Person (or, if there are no such voting securities or voting interest, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Supermajority Approval” has the meaning set forth in Section 4.04(b).

“Supermajority Approval Action” means any action or decision set forth on Schedule 4.04(b).

“Tag-Along Offer” has the meaning set forth in Section 10.06(a).

“Tag-Along Transfer” has the meaning set forth in Section 10.06(a).

“Tax Representative” has the meaning set forth in Section 6.05.

“Taxable Year” means the taxable year of the Company for U.S. federal income tax purposes.

“Term” has the meaning set forth in Section 2.04.

“Third Party” means any Person other than any of the Members, the Company or any of their respective Affiliates.

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“Third Party Costs” means any out-of-pocket costs incurred by the Operator in the performance of its obligations under this Agreement and owing to any Third Party (excluding Operator Shared Services Costs and other overhead costs or wages or salaries owing to any employees of the Operator or any of its Affiliates).

“Transfer” means, with respect to any Equity Securities or other asset, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or Encumbrance, direct or indirect, in whole or in part, by operation of Law or otherwise, of such Equity Securities or other asset, or any participation or interest therein, including pursuant to a derivative transaction, through the transfer of any Equity Securities in any Person holding the applicable Equity Securities or asset, or through the issuance or redemption by any Person holding the applicable Equity Securities or asset of any of its own securities, or any Contract to do any of the foregoing, but excluding, in each case, any sale, transfer or issuance (including any public offering) of any Equity Securities of any publicly traded Parent of any Member or any Change of Control Event with respect to any publicly traded Parent of any Member. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have corresponding meanings.

“Unfunded Amount” has the meaning set forth in Section 5.02(c).

“Wholly Owned Affiliate” means, with respect to any Person, any other Person that, directly or through one or more intermediaries, wholly owns such Person, is wholly owned by such Person or is wholly owned by a Person that wholly owns such Person.

“Withdrawing Member” has the meaning set forth in Section 3.06.

“Wyoming Returns” has the meaning set forth in Section 6.06.

Section 1.02 Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. This Agreement shall not be subject to or incorporate any of the terms or provisions of Section 1.1 of the Implementation Agreement. In this Agreement:

(a) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to the corresponding article of, section of, exhibit to or schedule to this Agreement;

(c) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

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(d) unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(e) the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(f) reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(g) unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(h) the terms “or”, “any” and “either” are not exclusive;

(i) the term “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(j) the words “shall” and “will” are used interchangeably and have the same meaning;

(k) the terms “date hereof” or “date of this Agreement” refer to the date set forth in the initial caption of this Agreement;

(l) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day;

(m) “days” means calendar days unless otherwise indicated;

(n) references to a Person are also to its permitted successors and assigns; and

(o) unless otherwise specifically indicated, all references to “dollars” and “$” refer to the lawful money of the United States of America.

Section 1.03 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.04 Exhibits and Schedules. All exhibits and schedules or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set forth in full in this Agreement, and any references to this Agreement shall, unless the context otherwise requires, include references to the exhibits and schedules hereto.

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ARTICLE II

General Matters

Section 2.01 Continuation. The Company shall continue as a Delaware limited liability company upon the terms and subject to the conditions of this Agreement, which amends and restates the Original LLC Agreement in its entirety. The Members hereby (i) approve and ratify the filing of the Certificate of Formation, (ii) confirm and agree to their status as Members and (iii) execute this Agreement for the purpose of establishing the rights, duties and relationships of the Members.

Section 2.02 Limited Liability Company Agreement. The Company and the Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the Term, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” (or words of similar effect) and such rights and obligations are set forth in this Agreement, the Delaware Act.

Section 2.03 Company Name. The name of the Company shall be “[•]” and all business of the Company shall be conducted in such name or such other name as the Board of Managers shall determine.

Section 2.04 Term. The term of the Company (the “Term”) commenced on [•] with the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and shall continue perpetually unless the Company is dissolved and its affairs are wound up in accordance with the provisions of Article XI of this Agreement.

Section 2.05 Registered Agent and Registered Office. The Company’s registered agent for service of process shall be Corporation Service Company, and the address of the registered agent and the address of the registered office of the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware, 19808. Such registered agent and such registered office may be changed from time to time by the Board of Managers.

Section 2.06 Principal Place of Business. The principal office and place of business of the Company shall be at such location as the Board of Managers may designate from time to time.

Section 2.07 Purpose and Powers. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, any lawful business, purpose or activity permitted under the Delaware Act. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in this Section 2.07.

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Section 2.08 Authorized Persons. Each of the Operator and each Officer and Manager of the Company is hereby designated as an “authorized person”, within the meaning of the Delaware Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware and any other certificates, notices or other instruments (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, in each case subject to such approvals of the Members and the Board of Managers as are provided for herein. The Company shall provide to each Member, upon request, copies of each such document as filed and recorded.

Section 2.09 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than for tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

Section 2.10 Qualifications to do Business. The Board of Managers shall cause the Company to comply with all requirements to qualify the Company as a foreign limited liability company in any other jurisdictions in which the Company conducts or proposes to conduct business if such jurisdiction requires such qualification. At the request of the Board of Managers, each Member shall execute, acknowledge, certify, and deliver all certificates and other instruments consistent with the terms of this Agreement as may be necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company conducts or proposes to conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership, or other entity in any jurisdiction in which it is not already so qualified.

Section 2.11 Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. All of the Company’s assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such assets is held.

ARTICLE III

Members

Section 3.01 Members.

(a) Upon the execution of this Agreement, the sole Members of the Company shall be the Initial Members. Following the execution of this Agreement, no Person shall be admitted as a Member (such Person, an “Additional Member”) unless such Person is (i) a permitted Transferee of a Membership Interest in accordance with Section 10.02 or (ii) issued Membership Interests in accordance with Section 3.05(a) and, in each case, such Person has executed and delivered an Adoption Agreement.

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(b) The name and mailing address of each Member and its Percentage Interest shall be set forth on Schedule 3.01. A Person designated by the Board of Managers shall update Schedule 3.01 from time to time as necessary to accurately reflect changes in the address and Percentage Interests of any Member, the admission of Additional Members pursuant to and in accordance with Section 3.01(a) or the withdrawal of Members pursuant to and in accordance with Section 3.06. Any amendment or revision to Schedule 3.01 made to reflect an action taken in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule 3.01 shall be deemed to be a reference to Schedule 3.01 as amended and in effect from time to time.

Section 3.02 Representations and Warranties of Members. Each Member hereby represents and warrants to the Company and to the other Members, severally but not jointly, as of the date of this Agreement (or, in the case of an Additional Member, as of the date of the applicable Adoption Agreement), that (a)(i) it is duly organized, validly existing and in good standing (to the extent that such concept, or the equivalent thereof, is recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization, (ii) it has all requisite power and authority under applicable Law and its Charter Documents to enter into this Agreement and to perform its obligations hereunder, including the funding obligations under Section 5.01 and Section 5.02, (iii) the execution and delivery by such Member of this Agreement and the performance of its obligations hereunder has been duly authorized and approved by all necessary corporate or other action under applicable Law and its Charter Documents, (iv) this Agreement has been duly executed and delivered by such Member and (v) this Agreement is the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as that enforceability may be (A) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (B) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (b) the Member is acquiring its Membership Interest for the Member’s own account as an investment and without an intent as of the date of such acquisition to distribute such Membership Interest. Each Member agrees and acknowledges that any breach of this Section 3.02 by such Member shall be actionable by the Company or, if any other Member actually incurs any damages of any kind or nature resulting from such breach, by such other Member in its individual capacity.

Section 3.03 Powers of Members. A Member (in its capacity as such) shall not participate in the control or management of the business of the Company. Members (in their capacity as such) shall not have the authority to transact any business in the Company’s name or bind the Company by virtue of their status as Members. In furtherance thereof, other than as expressly set forth herein, no matters shall be submitted to the Members for approval. Nothing in this Section 3.03 shall modify, limit or restrict any power or authority delegated to the Operator (in its capacity as the Operator) in accordance with Section 4.05.

Section 3.04 Member’s Membership Interest; No Right to Partition. Each Membership Interest shall for all purposes be personal property in accordance with Section 18-701 of the Delaware Act. No holder of a Membership Interest shall have any interest in specific Company assets, including any assets contributed by such Member, or caused by such Member to be contributed, to the Company as part of any Capital Contribution, except as otherwise

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expressly provided herein or in any Applicable Agreement. Each Member waives any and all rights that it may have to bring or maintain a Proceeding for partition of the Company’s property.

Section 3.05 Membership Interests and Percentage Interests.

(a) The total Membership Interests or other Equity Securities that the Company shall have the authority to issue is unlimited. On the date hereof, the Company is issuing the initial Membership Interests to the Initial Members. Subject to Section 4.04, the Company may thereafter issue additional Equity Securities of the Company (including creating additional classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board of Managers).

(b) The Membership Interests shall not have any voting rights, except as expressly set forth herein or expressly required by applicable Law, and shall otherwise have such rights, preferences and privileges as set forth herein. The Members holding the Membership Interests shall vote together as a single class on all matters on which they are specifically entitled to vote pursuant to this Agreement or applicable Law. Each Member holding a Membership Interest shall have voting power based on such Member’s Percentage Interest. The Company shall provide written notice to all Members of any meeting at which a vote will be held at least five Business Days prior thereto. Any vote so required by applicable Law or this Agreement may be or made without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action, resolution or decision so taken or made, shall be signed by Members holding not less than the minimum Percentage Interest that would be necessary to take such action.

(c) The Board of Managers may, but shall not be required to, issue certificates representing the Membership Interests. Upon the request of a Member, the Board of Managers shall issue a certificate to such Member representing its Membership Interest. If the Board of Managers issues any certificate representing any Membership Interest in accordance with this Section 3.05(c), then, in addition to any other legend required by applicable Law, such certificate shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES OR BLUE SKY LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE ISSUER, AS SUCH AGREEMENT MAY BE AMENDED OR

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MODIFIED FROM TIME TO TIME, A COPY OF WHICH SHALL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Section 3.06 Withdrawal of Members. A Member may not withdraw from the Company, except upon (i) the dissolution of the Company pursuant to and in accordance with Section 11.01 or (ii) the Transfer to another Person (including the Company) of all, but not less than all, of the Membership Interest owned by such Member (the “Withdrawing Member”).

Section 3.07 Cessation of Member Status. A Person shall cease to be a Member at the time such Person ceases to own a Membership Interest, and upon the cessation of such Person’s status as a Member, all rights of such Person as a Member under this Agreement shall terminate; provided that no such cessation of any Person’s status as a Member shall affect such Person’s rights or obligations that specifically survive such cessation pursuant to Section 12.12.

Section 3.08 Business Opportunities. Except as expressly set forth in Section 6.19 of the Implementation Agreement, no Member shall (i) have any duty to communicate or present to the Company any investment or business opportunity (a “Business Opportunity”) in or with respect to which the Company may, but for this Section 3.08 or Section 4.01(h), have an interest or expectancy or (ii) be deemed to have breached any fiduciary or other duty or obligation (including any duty of loyalty) to the Company or any other Member by reason of the fact that such Member shall have pursued or acquired any Business Opportunity for such Member or any Person other than the Company, shall have Transferred any Business Opportunity to any such Person or shall not have communicated information regarding any Business Opportunity to the Company. To the fullest extent permitted by applicable Law, except to the extent provided by the proviso to Section 4.01(h) or in Section 6.19 of the Implementation Agreement, the Company hereby renounces any interest in any Business Opportunity and any expectancy that any Business Opportunity will be offered to the Company.

Section 3.09 Financial Assurances. If any Financial Assurance is required under any applicable Permit or Law in connection with the Operations, each Member shall, and shall cause its Affiliates to, take all actions reasonably necessary or advisable (as determined by the Board of Managers) to obtain and maintain such Financial Assurances in the name of the Company and its Subsidiaries, including (i) providing any guarantees or other credit support for such Member’s Bonding Percentage of such Financial Assurance to the extent required by the provider of such Financial Assurances, (ii) furnishing such Member’s Bonding Percentage of any collateral (in such form, which may include cash collateral or letters of credit, as may be reasonably determined by the applicable Member), (iii) reimbursing the Company for such Member’s Bonding Percentage of any costs (including borrowing costs and letter of credit fees) of furnishing and maintaining any collateral required by the provider of such Financial Assurance and (iv) furnishing any information reasonably required by any Governmental Authority or the provider of such Financial Assurance in connection therewith; provided, however, that (x) no Member shall be liable to the Company or any Third Party for more than its Bonding Percentage of any liabilities arising out of, resulting from or relating to any such Financial Assurance and (y) no Member shall be required to furnish any collateral in excess of such Member’s Bonding Percentage of all collateral required by the provider of such Financial Assurance.

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ARTICLE IV

Management

Section 4.01 Board of Managers.

(a) Management by Managers. Subject to the terms of this Agreement, the property, business and affairs of the Company shall be managed by or under the direction of a board of managers of the Company (the “Board of Managers”), which, for the purposes of the Delaware Act, shall be deemed a “manager” (as defined in the Delaware Act), but which shall be subject to the rights, obligations, limitations and duties set forth in this Agreement. The Board of Managers shall consist of five managers (each, a “Manager”), each such Manager to be designated as provided in Section 4.01(b). The Company Senior Executive shall be invited to and shall attend each meeting of the Board of Managers except where determined otherwise by the Board of Managers, but shall not be entitled to vote on any matter considered by the Board of Managers. Neither the Operator nor any Officer may take any action or make any decision without the approval of the Members or the Board of Managers, as applicable, if such action or decision is explicitly reserved for the Members or the Board of Managers, as applicable, under applicable Law, under this Agreement (including any Supermajority Approval Action) or under any other action, resolution or decision of the Members or the Board of Managers.

(b) Designation of Managers. Upon the execution and delivery of this Agreement, (i) the Majority Member shall designate three Managers to the Board of Managers (each such Manager, a “Majority Manager”) and (ii) the Minority Member shall designate two Managers to the Board of Managers (each such Manager, a “Minority Manager”). The Managers, designated in accordance with the foregoing, shall constitute the Board of Managers. Each Member shall be entitled to designate one or more alternative Managers who, in the absence or inability to act of a Manager designated by such Member, may attend and vote at meetings of the Board of Managers on behalf of such Member. A Manager may be designated as the alternate Manager for any other Manager.

(c) Term of Managers. Each Manager shall be designated to serve until the earliest of (i) the designation and qualification of such Manager’s successor, (ii) the resignation or removal of such Manager in accordance with Section 4.01(d) or Section 4.01(f) and (iii) such Manager’s death or disability.

(d) Resignation of Managers. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, and, if no time is specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective.

(e) Vacancies on the Board of Managers. Other than any removal contemplated by Section 4.01(f)(ii), upon any removal, resignation, death or disability of any Manager, the Member that designated such Manager shall be entitled to designate a replacement in accordance with Section 4.01(b).

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(f) Removal of a Manager.

(i) Any Manager may be removed, by written notice to the Board of Managers, either with or without cause at any time by the Member that designated such Manager, and no Member shall have any right to remove any Manager appointed by another Member.

(ii) If a Withdrawing Member fails to remove a Manager designated by it at the time it ceases to be a Member, the Board of Managers shall be entitled to, and shall, remove such Manager with effect from the time such Withdrawing Member shall have ceased to be a Member.

(g) Compensation of Managers. Managers shall not receive any salary or other compensation for their services as Managers. The Company shall pay, or shall cause one of its Subsidiaries to pay, the reasonable out-of-pocket costs and expenses incurred by each Manager in the course of his or her service as such, including in connection with attending regular and special meetings of the Board of Managers.

(h) Business Opportunities. Except as otherwise provided in the second sentence of this Section 4.01(h), no Manager shall (i) have any duty to communicate or present to the Company any Business Opportunity in or with respect to which the Company may, but for this Section 4.01(h) or Section 3.08, have an interest or expectancy or (ii) be deemed to have breached any fiduciary or other duty or obligation (including any duty of loyalty) to the Company by reason of the fact that any Manager shall have pursued or acquired any Business Opportunity for such Manager or any Person other than the Company, shall have Transferred any Business Opportunity to any such Person or shall not have communicated information regarding any Business Opportunity to the Company. To the fullest extent permitted by applicable Law, the Company hereby renounces any interest in any Business Opportunity and any expectancy that any Business Opportunity will be offered to the Company; provided, however, that the Company does not renounce any interest in or expectancy with respect to any Business Opportunity that is offered to any Manager if such Business Opportunity is expressly offered to such Manager in his or her capacity as a Manager.

(i) Subsidiary Boards. To the extent requested by a Member, the Company and the Members shall take all actions necessary to cause the Managers designated by such Member to be designated as members of the board of directors or similar governing body of any of the Company’s Subsidiaries with the same proportionate representation and voting rights of such Managers on such other board of directors or governing body as on the Board of Managers.

Section 4.02 Meetings of the Board of Managers.

(a) Meetings. The initial Managers designated in accordance with Section 4.01(b) shall hold their first meeting for the purpose of organization and the transaction of business, if a quorum is present, as soon as reasonably practicable after the date of this Agreement. Thereafter, the Board of Managers shall meet not less frequently than monthly. At each monthly meeting of the Board of Managers, the Managers shall review, among other business to be discussed consistent with the duties of the Board of Managers, the performance and financial results of the Company compared to the Approved Budget and the Company’s

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operating forecasts, subject to applicable Laws governing the exchange of information. Each Manager shall be entitled to receive at least five Business Days’ prior notice of any meeting of the Board of Managers unless such notice requirement is waived in writing by such Manager or by the attendance of such Manager at a meeting, unless such Manager attends such meeting for the express purpose of objecting on the grounds that such meeting is not lawfully called or convened and does not thereafter vote for or consent to action taken at the meeting. Subject to the immediately preceding sentence, meetings of the Board of Managers may be called at any time by the Operator or any Manager by notice to all of the Managers. Meetings of the Board of Managers shall be held at such place (or by means of a conference telephone) as shall be determined from time to time by resolution of the Board of Managers or as shall be stated in the notice for the meeting. Any Manager may require the Company, by written notice to each other Manager and to the Company, either within three Business Days after receipt of notice of any regular or special meeting of the Board of Managers or in the notice by such Manager calling a special meeting of the Board of Managers, to include in the business to be discussed at the meeting any one or more proposals submitted by such Manager. Copies of agendas and minutes of all meetings of the Board of Managers shall be distributed to all Managers. Any Manager may participate in any meeting of the Board of Managers by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(b) Quorum. At any meeting of the Board of Managers, the presence in person of Managers representing a majority of the entire Board of Managers, including at least one Majority Manager and at least one Minority Manager, shall constitute a quorum for the transaction of business; provided that if a quorum is not present at a first called meeting due to the absence of at least one Majority Manager or at least one Minority Manager, the meeting may be reconvened no earlier than 24 hours after the initial scheduled meeting (with notice of such reconvened meeting being given to each Manager not present at the first called meeting), and at such second called meeting, a quorum shall be deemed present if Managers representing a majority of the entire Board of Managers are present (so long as there is at least one Majority Manager present at such meeting, and regardless of whether any Minority Manager is present at such meeting).

(c) Voting. Any action, resolution or decision of the Board of Managers at a meeting of the Board of Managers shall be taken or made if approved by an affirmative vote of Managers representing at least 50% of the voting power of the entire Board of Managers (which must include the affirmative vote of at least one Majority Manager); provided, however, that any Supermajority Approval Action shall require Supermajority Approval in accordance with Section 4.04(b). The collective voting power of the Managers designated by each Member with respect to any action, resolution or decision of the Board of Managers shall equal such Member’s Percentage Interest, as in effect at such time, and such voting power shall be apportioned equally among the Managers designated by such Member. If at any meeting of the Board of Managers there shall be less than a quorum present, a majority of those Managers present shall adjourn the meeting until a quorum is obtained.

(d) Action Without Board of Managers Meeting. Any action, resolution or decision required or permitted to be taken or made at any meeting of the Board of Managers may

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be taken or made by written consent in lieu of a meeting if consented to, in writing, by the unanimous consent of the Board of Managers. Any such written consent shall be filed with the minutes of proceedings of the Board of Managers and a copy thereof, together with all materials prepared for, or provided to, any consenting Manager in connection with such action, resolution or decision, shall be promptly provided to each non-consenting Manager, if any.

Section 4.03 Officers.

(a) Appointment of Officers. The Company shall have a senior executive (the “Company Senior Executive”) and such other Officers as may be appointed by the Operator who shall perform such duties and serve such other terms as the Board of Managers shall determine from time to time. Subject to Section 4.01 and Section 4.04, and other than any action or decision explicitly reserved for the Members or the Board of Managers under this Agreement (including any Supermajority Approval Action), the Operator, the Company Senior Executive and the other Officers shall have full responsibility and authority for the day-to-day operations of the Company. With respect to any action or decision for which the approval of the Board of Managers or the Members is required under this Agreement (including any Supermajority Approval Action), in no event may the Operator, the Company Senior Executive or another Officer take such action or make such decision in the absence of such approval.

(b) Company Senior Executive. The Board of Managers shall appoint the Company Senior Executive. The initial Company Senior Executive shall be [•]. Subject to Section 4.04, the Company Senior Executive, in conjunction with the Operator, shall be responsible for the day-to-day business, affairs and operations of the Company, shall sign, execute and acknowledge Contracts relating thereto on behalf of the Company and shall perform such duties as are from time to time assigned by the Board of Managers; provided that the Company Senior Executive may, unless otherwise determined by the Board of Managers, delegate any such responsibilities to another Officer of the Company.

(c) Removal; Vacancies. The Board of Managers or the Operator may remove any Officer with or without cause at any time (except for any removal expressly reserved for the Board of Managers pursuant to Section 4.04); provided, however, that such removal shall be without prejudice to the Contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create Contract or employment rights. Any vacancy occurring in any office of the Company may be filled as provided in Section 4.03(a) and Section 4.03(b) and shall remain vacant until so filled.

Section 4.04 Actions Requiring Board Approval.

(a) Subject to Section 4.08, in no event may the Company or any Subsidiary of the Company (or the Operator or any Officer acting on behalf of the Company or a Subsidiary of the Company) take any Board Consent Action without the prior approval (at a meeting or by written consent pursuant to Section 4.02(d)) of the Board of Managers by an affirmative vote of Managers representing at least 50% of the voting power of the entire Board of Directors.

(b) Subject to Section 4.08, in no event may the Company or any Subsidiary of the Company (or the Operator or any Officer acting on behalf of the Company or a Subsidiary of the Company) take any Supermajority Approval Action without the prior approval (at a meeting

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or by written consent pursuant to Section 4.02(d)) by an affirmative vote of Managers representing at least 80% of the voting power of the entire Board of Managers (“Supermajority Approval”).

Section 4.05 Operator.

(a) Appointment and Responsibilities. The Company hereby designates [Peabody][[•], a Wholly Owned Affiliate of Peabody,]23 as the initial operator of the Company (the “Operator”). Subject to the oversight of the Board of Managers and the provisions of this Agreement, the Operator shall be responsible for, and shall make all decisions regarding and shall have full responsibility and authority for, the day-to-day business, affairs and operations of the Company and its Subsidiaries (the “Operations”) in accordance with this Agreement, the Approved Budget and any Approved Capital Plan, including responsibility and authority to do the following with respect to and on behalf of the Company and its Subsidiaries:

(i) marketing and sales activities;

(ii) procurement of supplies, equipment and services required for the Operations;

(iii) negotiating and entering into Contracts, including Contracts for the incurrence of Indebtedness;

(iv) conducting and resolving all Proceedings in which the Company or any of its Subsidiaries is involved;

(v) procuring and maintaining insurance (including, in the Operator’s sole discretion, by adding the Company and its Subsidiaries as additional insureds under any insurance policies maintained by the Operator and its Affiliates);

(vi) appointing, hiring and retaining Officers (other than the Company Senior Executive) and other employees of the Company and its Subsidiaries as may be necessary or appropriate for the conduct of the Operations;

(vii) determining the compensation (including wages, salaries and other benefits) of any Officers or other employees of the Company and its Subsidiaries;

(viii) preparing and filing (or causing to be prepared and filed) all tax returns, elections, forms and other reports required by Law to be filed by the Company and its Subsidiaries and subject to Section 6.05, conducting any tax proceedings brought by any taxing authorities with respect to taxes of the Company and its Subsidiaries, subject to Article VI;

(ix) preparing financial statements of the Company and its Subsidiaries;

[23]	Operator entity to be selected by Peabody prior to the Closing.

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(x) obtaining all permits, easements and governmental authorizations necessary to carry out the Operations;

(xi) conducting Reclamation and Mine Closure activities, including obtaining and maintaining Financial Assurances;

(xii) establishing and maintaining the Company’s bank accounts and managing the Company’s funds;

(xiii) retaining advisors;

(xiv) developing appropriate policies and plans regarding health, safety, sustainability and environmental protection; and

(xv) maintaining the books and records of the Company.

(b) Power and Authority. Subject to Section 4.04, the Operator has the power and authority to execute Contracts for or on behalf of the Company and its Subsidiaries and to take such other actions for or on behalf of the Company and its Subsidiaries, and to direct the Officers to do any of the foregoing, as the Operator may deem necessary, appropriate or advisable in connection with the power and authority delegated to the Operator pursuant to Section 4.05(a).

(c) Liability of Operator. Notwithstanding anything in this Agreement to the contrary, the Operator shall not be liable to the Company, any Member or any of their respective Affiliates for any costs, expenses, damages or other liability incurred by reason of any act or omission performed or omitted by the Operator on behalf of the Company except to the extent resulting from the gross negligence or willful misconduct of the Operator.

(d) Expense Reimbursement. The Company shall reimburse the Operator for the Third Party Costs incurred by the Operator in the performance of its obligations under this Agreement in accordance with any Approved Budget (or any Permitted Variance) or Approved Capital Plan. Notwithstanding anything in this Agreement to the contrary, the Operator shall have no obligation in the performance of its obligations under this Agreement to make any expenditures of its own funds in excess of the amounts for which the Operator is entitled to reimbursement under this Section 4.05(d) or compensation under Section 4.05(e) or to advance funds in respect of any Unfunded Amount, and neither the Operator nor any of its Affiliates shall have any liability or obligation to make any additional Capital Contributions to the Company for such purposes (other than Additional Capital Contributions by the Members in their capacity as such required pursuant to Section 5.02). The Operator shall provide an invoice within 30 days after the end of each calendar quarter setting forth the total Third Party Costs eligible for reimbursement pursuant to this Section 4.05(d), and such amounts shall be promptly paid by the Company to the Operator.

(e) Shared Services. The Operator shall be entitled to retain one or more of its Affiliates to provide shared services to the Company in support of the Operations. Such Affiliates shall be entitled to compensation from the Company for such shared services on a cost reimbursement basis for the fully loaded costs incurred by such Affiliates attributable to such

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services (the “Operator Shared Services Costs”), in each case in accordance with any Approved Budget.

(f) Related Party Transactions. All Contracts and transactions between the Operator and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall be on commercially reasonable terms which are no less favorable to the Company and its Subsidiaries than those available from Third Parties in arm’s length transactions, except for (i) performance by the Operator of its obligations under this Agreement, (ii) reimbursements of Third Party Costs and Operator Shared Services Costs pursuant to Section 4.05(d) and Section 4.05(e) and (iii) any transactions that receive Supermajority Approval in accordance with Section 4.04(b).

(g) Resignation; Removal.

(i) The Operator may resign from its position as Operator by delivering 90 days’ prior written notice to the Company and each Member.

(ii) The Operator shall be deemed to have resigned, effective immediately, upon the occurrence of any of the following events:

(A) if the Operator is the Majority Member or an Affiliate of the Majority Member, such Member ceasing to be the Majority Member;

(B) if the Operator is an Affiliate of any Member, the Operator ceasing to be an Affiliate of such Member; or

(C) upon a final and nonappealable Order of a court of competent jurisdiction that the Operator has (1) committed a material breach of this Agreement in the performance of its obligations under this Agreement as the Operator and (x) has failed to cure such breach within 30 days after receipt of written notice of such breach or (y) if such breach is not capable of being cured within 30 days and the Operator is diligently pursuing the cure, has failed to cure such breach within 90 days after receipt of written notice of such breach (which 90-day period shall be calculated to include the initial 30-day period set forth in the preceding clause (x)) or (2) acted with gross negligence or engaged in willful misconduct in the performance of its obligations under this Agreement as the Operator.

(iii) If the Operator is a Member or an Affiliate of a Member and such Member Transfers all, but not less than all, of its Membership Interest to an Affiliate Transferee in accordance with Section 10.02(a), either the Operator or such Affiliate Transferee may elect to designate such Affiliate Transferee as the replacement Operator, effective upon the effective date of such Transfer.

(iv) Upon the effective date of any resignation of the Operator (other than in connection with a Transfer by the Operator (or any Affiliate of the Operator that is a Member) of all, but not less than all, of its Membership Interest in accordance with Section 10.02), the Board of Managers shall select a Person to

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act as the replacement Operator; provided, however, that, if the resigning Operator is a Member or an Affiliate of a Member, then (A) the replacement Operator shall not be an Affiliate of such Member if the Operator is deemed to have resigned pursuant to Section 4.05(g)(ii)(A) or Section 4.05(g)(ii)(C) and (B) if the Board of Managers is unable to select a replacement Operator prior to the effective date of such resignation, the other Member (or a Wholly Owned Affiliate designated by such Member) shall automatically be appointed as the replacement Operator.

(v) If the Operator is a Member or an Affiliate of a Member and such Member Transfers all, but not less than all, of its Membership Interest to any Third Party in accordance with Section 10.02(b), such Transferee (or a Wholly Owned Affiliate of such Transferee designated by such Transferee) shall automatically be appointed as the replacement Operator upon the consummation of such Transfer; provided, however, that if immediately prior to such Transfer, (x) the Operator is an Affiliate of Peabody, (y) the Non-Selling Member is an Affiliate of Arch and (z) no Arch Dilution Event has occurred, then the Non-Selling Member shall have the option to elect, in its sole discretion, to become (or to designate a Wholly Owned Affiliate of Arch as) the replacement Operator upon the consummation of such Transfer (an “Operator Transfer Election”). In order to exercise this option, the Non-Selling Member shall notify the Company and the Selling Member in writing of its Operator Transfer Election prior to the ROFR Deadline. If the Non-Selling Member delivers a valid and timely notice of its Operator Transfer Election, the Operator shall be deemed to have resigned and such Non-Selling Member (or its permitted designee) shall become the replacement Operator effective upon the consummation of such Transfer. If the Non-Selling Member does not deliver a notice of an Operator Transfer Election prior to the ROFR Deadline (in which case such Non-Selling Member shall be deemed to have waived its rights to become (or to designate) the replacement Operator under this Section 4.05(g)(v)) or is not entitled to make an Operator Transfer Election, the Transferee of the Selling Member’s Membership Interest (or a Wholly Owned Affiliate of such Transferee designated by such Transferee) shall automatically be appointed as the replacement Operator upon the consummation of such Transfer.

(vi) Upon the effective date of any resignation of the Operator, the Operator shall deliver all books and records of the Company and its Subsidiaries to the Company or the replacement Operator. The Person that replaces the Operator in accordance with the provisions of this Section 4.05(g) shall act as the Operator in accordance with the terms and provisions of this Agreement, including the then applicable Approved Budget. The resigning Operator shall cooperate in good faith to provide for continuity of the Operations and the transition of responsibilities to the replacement Operator (it being understood and agreed that if the resignation of the Operator is made in connection with a Transfer by the Operator (or any Affiliate of the Operator) of all of its Membership Interest to any Third Party, the resigning Operator shall have no

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continuing obligations under this Section 4.05 from and after the consummation of such Transfer).

(h) Books and Records of the Operator. Subject to applicable Laws relating to the exchange of information, the Members and the Company shall have the right to inspect, examine and copy the books and records of the Operator to the extent relating to the Operations, at reasonable times and on reasonable notice by any Member and its duly authorized Representatives for any purpose reasonably related to such Member’s interest in the Company. Any Member requesting access to such books and records of the Operator shall reimburse the Operator for any costs reasonably incurred by it in connection therewith. The Operator shall, subject to applicable Laws relating to the exchange of information, provide such records and documents as may be reasonably requested by any Manager and necessary for any meeting of the Board of Managers.

Section 4.06 Budget.

(a) All operations of the Company shall be conducted in accordance with the then current Approved Budget as approved pursuant to and in accordance with this Section 4.06 and any modifications thereto approved pursuant to and in accordance with this Agreement; provided that (i) any deviations from the capital expenditure budget in such Approved Budget in any Fiscal Year in the aggregate amount of less than 10% of the amount of aggregate capital expenditures provided for in such Approved Budget with respect to such Fiscal Year, (ii) any expenditures required in connection with an Emergency and permitted by Section 4.08 (any such deviation described in clauses (i) and (ii), a “Permitted Variance”) and (iii) any capital expenditures incurred in accordance with an Approved Capital Plan shall be permitted without any requirement to obtain the approval of the Board of Managers.

(b) The initial budget for fiscal years [•] and [•]24 (the “Initial Budget”), which has been approved for all purposes hereunder, is attached as Exhibit B.

(c) Not later than November 1 of each Fiscal Year (beginning with November 1, [•]25), the Operator shall prepare and present to the Board of Managers for review:

(i) a proposed budget for the Company for the succeeding Fiscal Year (a “Proposed Budget”) for Supermajority Approval in accordance with Section 4.04(b), which shall be in substantially the same form as the most recent Approved Budget and shall include:

(A) an operating expenditure budget, including a forecast of the Operator Shared Services Costs payable to Affiliates of the Operator;

(B) a capital expenditure budget, including both maintenance

[24]	Initial Budget to cover the period from the Closing through the end of the first fiscal year ending at least six months after the Closing.
[25]	To be the last fiscal year covered by the Initial Budget.

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capital expenditures and growth capital expenditures;

(C) a budget for asset retirement obligations (including Reclamation and Mine Closure costs);

(D) a sales volume forecast;

(E) a production volume forecast;

(F) a revenue forecast;

(G) a cost of goods sold forecast; and

(H) any other line items (including a budget for other expenditures) determined by the Operator; and

(ii) a five-year operating forecast, which shall include the line items in the Proposed Budget and any other line items determined by the Operator.

(d) Prior to the beginning of each Fiscal Year (beginning with the Fiscal Year ending December 31, [•]26) the Board of Managers shall, subject to each Member’s internal corporate approvals, meet and use commercially reasonable efforts to review and approve (by Supermajority Approval) the Proposed Budget for such Fiscal Year, with such modifications as may be agreed by the Board of Managers. Each annual budget of the Company as may be in effect from time to time, including the Initial Budget and any annual budget approved pursuant to and in accordance with this Section 4.06(d), is referred to herein as the “Approved Budget”.

(e) If the Board of Managers fails to approve an annual budget of the Company prior to the beginning of any Fiscal Year, then the Board of Managers, the Operator and the Officers shall operate the Company in accordance with the most recent Approved Budget (provided that all expenditure items included in the most recent Approved Budget shall be increased by 7%), unless and until such annual budget of the Company is approved by the Board of Managers.

(f) If, during the period covered by any Approved Budget, the Operator determines that an adjustment to the budgeted expenditures set forth in such Approved Budget (other than a Permitted Variance or an Approved Capital Plan) is necessary or appropriate, then the Operator shall submit to the Board of Managers for Supermajority Approval such additional line items as are necessary or required. The Board of Managers shall review the proposed adjustments to the Approved Budget promptly after receipt thereof. If the Board of Managers approves such adjustments by Supermajority Approval, the Approved Budget shall be deemed to be modified to give effect to such adjustments. If the Board of Managers does not approve such adjustments by Supermajority Approval after such adjustments have been properly presented at two or more meetings of the Board of Managers called in accordance with the requirements of

[26]	To be the first fiscal year not covered by the Initial Budget.

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this Agreement, then the Board of Managers shall be deemed to not have approved such adjustments.

Section 4.07 Deadlock.

(a) A “Deadlock Event” means, with respect to any Supermajority Approval Action, if (i) such matter is properly presented at two or more meetings of the Board of Managers called in accordance with the requirements of this Agreement, (ii) there is a quorum present at such meetings with respect to such matter and (iii) such matter does not receive Supermajority Approval.

(b) Upon the occurrence of a Deadlock Event, either Member may give written notice (a “Deadlock Notice”) to the other Member of its desire to have the disputed matter resolved in a meeting between representatives of each Member. Following the delivery of any Deadlock Notice, the Members shall negotiate in good faith to resolve the Deadlock Event. If any Deadlock Event is not resolved within 30 days after the delivery of a Deadlock Notice, the Members shall escalate such Deadlock Event to the chief executive officers of each Member’s Parent (the “Parent Executives”) for resolution, and such Parent Executives shall consult and negotiate with each other in good faith (including at least one meeting in person, at a mutually acceptable time and place) to attempt to resolve such Deadlock Event within 21 days of such escalation. If such Parent Executives are unable to resolve such Deadlock Event within 21 days after such Deadlock Event is submitted to them for resolution, then (i) unless the Deadlock Event relates to an Identified Action, the Board of Managers shall be deemed to not have approved the relevant action and (ii) if the Deadlock Event relates to an Identified Action, such Deadlock Event shall be resolved in accordance with Section 4.07(c).

(c) In the event that any Deadlock Event relating to an Identified Action has not been resolved within 12 months after delivery of a Deadlock Notice, either Member may elect to submit the dispute for resolution by binding mediation administered by the American Arbitration Association (the “AAA”) pursuant to its Commercial Mediation Procedures then in existence (the “Rules”) and in accordance with this Section 4.07(c). The decision of the mediation panel (the “Mediation Panel”) shall be final and binding on each Member and the Company, shall be deemed to have been approved by the Board of Managers in accordance with Section 4.04, and will not be subject to any appeal or proceedings to vacate, except on the grounds set forth in the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The decision of the Mediation Panel may be enforced in any court of competent jurisdiction. The Mediation Panel shall consist of three mediators (each of whom shall have appropriate industry expertise and at least 15 years’ experience in the coal mining industry), one to be appointed by each Member and a third mediator to be chosen by the two Member-appointed mediators. Each mediator shall be independent of each Member and its Affiliates. If either Member fails to appoint a mediator or the two Member-appointed mediators fail to appoint the third within the time periods described below, then the appointments shall be made by the AAA pursuant to the Rules. The mediation shall be held in St. Louis, Missouri, and the proceeding shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Mediation Panel, but in any event the decision of the Mediation Panel shall be rendered within 15 days following the conclusion of the hearing with respect to such dispute. The Mediation Panel shall act as a limited expert for the specific purposes of resolving the Deadlock Event but may not award

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damages, interest or penalties to either Member with respect to any Deadlock Event. Each Member shall bear its own costs and expenses incurred in connection with the mediation, and each Member shall bear 50% of the fees and expenses of the Mediation Panel and the costs of administration of the mediation.

Section 4.08 Emergencies. In the event of an Emergency, notwithstanding anything to the contrary in this Agreement, the Operator is authorized to (a) make all notifications required under applicable Law to the appropriate Governmental Authorities, (b) implement Emergency response and mitigation measures as are required by applicable Law or are otherwise deemed necessary or advisable by the Board of Managers or the Operator to respond to or mitigate the Emergency and (c) commence any required remediation, maintenance or repair work necessary (i) for the assets and properties of the Company to operate safely and in compliance with applicable Law, (ii) for the Company to be in compliance with all applicable Laws and (iii) to otherwise mitigate damage resulting from the Emergency. The Operator shall as promptly as reasonably practicable notify all the Managers in writing upon the occurrence of any Emergency and shall keep the Managers reasonably informed as to the status thereof.

Section 4.09 Capital Projects.

(a) The Operator may from time to time submit to the Board of Managers and the Members a proposal for a capital project, including any expansion of capacity of the Company’s existing assets or development of an undeveloped mineral deposit, that is not reflected in the then-current Approved Budget (a “Proposed Capital Project”). Such proposal shall include (i) the projected revenue, capital costs and operating costs for such Proposed Capital Project, (ii) the proposed Additional Capital Contributions to be made by the Members to fund such Proposed Capital Project, (iii) any external financing proposed to be pursued in connection with such Proposed Capital Project and (iv) any other information which the Operator deems relevant to the consideration of such Proposed Capital Project.

(b) Following the Members’ internal corporate approval processes, the Board of Managers shall consider such Proposed Capital Project at a regularly scheduled meeting or a meeting called for such purpose. If the Board of Managers approves, by Supermajority Approval in accordance with Section 4.04(b), such Proposed Capital Project, then the Operator shall be authorized to proceed with such Proposed Capital Project in accordance with and on the terms so approved by the Board of Managers (an “Approved Capital Plan”).

ARTICLE V

Percentage Interests; Capital Contributions

Section 5.01 Initial Capital Contributions. In accordance with the terms of the Implementation Agreement, contemporaneously with the execution of this Agreement, (a) the Peabody Member has made, or caused to be made, a Capital Contribution to the Company as contemplated by the Implementation Agreement in exchange for the issuance by the Company of a Membership Interest to the Peabody Member and the assumption of the Peabody Assumed Liabilities (as defined in the Implementation Agreement) and (b) the Arch Member has made, or caused to be made, a Capital Contribution to the Company as contemplated by the Implementation Agreement in exchange for the issuance by the Company of a Membership

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Interest to the Arch Member and the assumption of the Arch Assumed Liabilities (as defined in the Implementation Agreement), such that, after giving effect to such transactions, the Members hold the respective Percentage Interests as set forth on Schedule 3.01 as of the date hereof.

Section 5.02 Additional Capital Contributions.

(a) No Member shall be required to make any Capital Contribution to the Company in addition to, or in excess of, such Member’s Initial Capital Contribution pursuant to Section 5.01, other than, and in each case subject to Section 5.02(b), (i) any Capital Contribution approved by the Board of Managers in an amount necessary to fund the Operations in accordance with an Approved Budget or any Permitted Variance, (ii) any Capital Contribution required in connection with an Emergency, (iii) any Capital Contribution approved by the Board of Managers in an amount necessary to fund an Approved Capital Plan and (iv) any other Capital Contribution approved by each Member in writing (each such Capital Contribution referred to in clauses (i), (ii), (iii) and (iv) of this Section 5.02(a), an “Additional Capital Contribution”).

(b) In the event that any Additional Capital Contribution is required to be made in accordance with Section 5.02(a), the Board of Managers shall deliver a written notice of such Additional Capital Contribution (a “Capital Call Notice”) to each Member, and each Member shall contribute in cash its pro rata portion (based on its then-applicable Percentage Interest) of the aggregate amount of such Additional Capital Contribution, or shall cause such portion to be contributed in cash, to the Company on the Capital Call Date, in accordance with this Section 5.02(b) and the Capital Call Notice. The Capital Call Notice shall specify in reasonable detail (i) the Section of this Agreement pursuant to which such Additional Capital Contribution is required to be made, (ii) the aggregate amount of such Additional Capital Contribution, (iii) the amount of such Member’s portion of the aggregate amount of such Additional Capital Contribution, which amount shall be in proportion to such Member’s Percentage Interest, determined as of the date of the Capital Call Notice, (iv) any applicable bank account information and (v) the date on which such Additional Capital Contribution is required to be made (the “Capital Call Date”), which date shall not be earlier than the 15th day following the date of the Capital Call Notice unless otherwise determined by mutual written agreement of the Members.

(c) If any Member fails to timely contribute, in accordance with Section 5.02(b) and the applicable Capital Call Notice, all or any portion (the “Unfunded Amount”) of any Additional Capital Contribution that such Member (the “Defaulting Member”) is required to make in accordance with Section 5.02(a), the Defaulting Member shall be deemed to be in material breach of this Agreement and the Company and the non-Defaulting Member shall be entitled to pursue all remedies available at law or in equity against the Defaulting Member, including the following:

(i) the Company may take all actions, including court proceedings, as the non-Defaulting Member may deem appropriate, to obtain payment by the Defaulting Member of the Unfunded Amount, together with interest at the Default Rate (as in effect on the Capital Call Date) from the Capital Call Date until the date of such contribution, at the cost and expense of the Defaulting Member; or

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(ii) the non-Defaulting Member may, in its sole discretion, advance all, but not less than all, of the Unfunded Amount to the Company, which advance may, at the option of the non-Defaulting Member, be deemed to be either:

(A) an additional Capital Contribution, in which case the Percentage Interest of each Member shall be adjusted to equal the amount (expressed as a percentage) determined by dividing the total Capital Contributions made by such Member by the total Capital Contributions made by both Members; or

(B) a loan from such non-Defaulting Member to the Company (a “Shortfall Loan”) in the amount so advanced, which Shortfall Loan shall be advanced directly to the Company and shall bear interest at the Default Rate (as in effect on the date that such advance is made) from the date that such advance is made until such Shortfall Loan is repaid in full (and repayment of such Shortfall Loan shall have priority over all Distributions of Distributable Cash or other distributions that would otherwise be payable to the Defaulting Member under Section 7.01 or Section 7.02).

(d) Subject to the approval of each Member, the Members may make loans to the Company, upon such terms and conditions as may be mutually agreed by the Members and the Company, in lieu of making any Additional Capital Contribution. Any such loan by a Member to the Company shall not be considered a Capital Contribution and the making of such loan shall not result in any increase in such Member’s Capital Account.

Section 5.03 Withdrawal of Capital. Except as otherwise provided by this Agreement or the Delaware Act, no Member shall have the right to withdraw, or receive any return of, all or a portion of such Member’s Capital Contributions, nor shall any Member have the right to demand and receive any cash or other property in return for its Capital Contributions. Nothing in this Section 5.03 shall limit the terms of Section 3.06 or Section 11.02.

Section 5.04 Status of Capital Contributions. The Members shall be liable only to make their Capital Contributions pursuant to Section 5.01 and Section 5.02, and no Member shall be required to lend any funds to the Company pursuant to this Agreement. No Member shall have any personal liability for the payment of any Capital Contribution of any other Member.

Section 5.05 Capital Accounts.

(a) The Company shall maintain for each Member an account to be designated its “Capital Account”. The Capital Account of each Initial Member shall be equal to the value of such Member’s Initial Capital Contribution, as set forth on Schedule 5.05, to which shall be added the value of any Additional Capital Contributions made by such Member. The Capital Account of any Additional Member shall be equal to the value of its Initial Capital Contribution (including the value attributed to any non-cash assets provided as Capital Contributions), to which shall be added the value of any Additional Capital Contributions made by such Additional Member. A Member’s Capital Account shall be increased by allocations to such Member of profits of the Company in accordance with Section 6.01. A Member’s Capital Account shall be

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reduced by (i) the amount of cash distributed to such Member by the Company, (ii) the fair market value of any property distributed to such Member by the Company, net of liabilities secured by the distributed property or subject to which such Member is considered to assume or take the distributed property (in each case, as determined in good faith by the Members in accordance with this Agreement), and (iii) allocations to such Member of losses of the Company in accordance with Section 6.01.

(b) Each Member shall have a single Capital Account that shall reflect its Membership Interest in the Company. If any Member Transfers its Membership Interest in accordance with the terms of this Agreement, the Transferee shall succeed to that portion of the Transferor’s Capital Account which is attributable to such Transferred Membership Interest. The Company shall maintain records to enable separate identification of Capital Contributions and Distributions to the extent related to separate Membership Interests.

(c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, which for the avoidance of doubt includes any modifications pursuant to Section 6.04(b), the Board of Managers may make such modification, provided if such modification is likely to have a material effect on the amounts distributable to any Member pursuant to Article VII or Article XI hereof, such modification shall require Supermajority Approval.

ARTICLE VI

Allocations of Profit and Loss; Tax Matters

Section 6.01 Allocation of Net Profits and Net Losses. Subject to the other provisions of this Article VI, for purposes of adjusting the Capital Accounts of the Members, the Net Profits, Net Losses and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any fiscal year shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 11.02 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 11.02 to the Members immediately after making such allocation.

Section 6.02 Special Allocations. Notwithstanding the foregoing provisions of this Article VI, the following special allocations shall be made in the following order of priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in

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accordance with Regulations Section 1.704-2(g)(2). This Section 6.02(a) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, then each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4). This Section 6.02(b) is intended to comply with the Member Nonrecourse Debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible. It is intended that this Section 6.02(c) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Limitation on Allocation of Net Loss. If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 6.01 hereof would create or increase an Adjusted Capital Account deficit, then there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in proportion to their relative Percentage Interests, subject to the limitations of this Section 6.02(d).

(e) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Membership Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f) Nonrecourse Deductions. The Nonrecourse Deductions for each Company taxable year shall be allocated to the Members in proportion to their relative Percentage Interests.

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(g) Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(h) Curative Allocations. The allocations set forth in Section 6.02(a) through Section 6.02(g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 6.01, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

Section 6.03 Tax Allocations.

(a) Except as provided in Section 6.03(b) hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss, deduction and credit shall be allocated among the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article VI.

(b) Tax items with respect to any Company asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board of Managers. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the applicable Regulations using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board of Managers. Any (i) recapture of Depreciation or any other item of deduction shall be allocated, in accordance with Regulations Section 1.1245-1(e), to the Members that received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of tax credits shall be allocated to the Members in accordance with applicable Law. Tax credits of the Company shall be allocated among the Members as provided in Regulations Sections 1.704-(b)(4)(ii) and 1.704-1(b)(4)(viii). If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x).

(c) Allocations pursuant to Section 6.03(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

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Section 6.04 Other Tax Provisions.

(a) For any fiscal year or other period during which any part of a Membership Interest in the Company is transferred between the Members or to another person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest in the Company shall be apportioned between the transferor and the transferee using any method allowed pursuant to Code Section 706 and the applicable Regulations as chosen by the Board of Managers.

(b) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article VI, the Board of Managers is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

(c) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Percentage Interest.

(d) In accordance with Regulations Section 1.704-1(b)(4)(iii), excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived. The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the Gross Asset Value of the depletable property.

(e) The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 6.05 Partnership Audit Matters. The Operator shall serve as the “partnership representative” within the meaning of Code Section 6223(a) (any person so designated as the partnership representative, the “Tax Representative”). If required by applicable Law, including Regulations Section 301.6223-1(b)(3), the Tax Representative shall designate an individual Person (the “Designated Individual”) to act on behalf of the Tax Representative in applicable tax matters and applicable proceedings with tax authorities. The Tax Representative and the Designated Individual shall act on behalf of the Company under Subchapter C of Section 63 of the Code (relating to partnership audit proceedings) and in any tax proceedings brought by other taxing authorities, and the Company and all Members shall be bound by the actions taken by the Tax Representative or the Designated Individual in such capacity. The Members, the Company, the Tax Representative and the Designated Individual agree to make, in the manner prescribed by the Regulations, the election pursuant to Code Section 6221(b) (the “Opt-Out Election”), for every taxable year of the Company for which the Opt-Out Election is available. In the event that the Opt-Out Election is not available, following a reasonable period of time to permit the Members to use commercially reasonable efforts to cooperate in determining the method for paying any “imputed underpayment” described in Code Section 6225(c), any Member may direct, in its sole discretion, the Tax Representative and the Designated Individual

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to make, on a timely basis, the election provided by Code Section 6226(a) (the “Push-Out Election”) to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Code Section 6226(b), and if so directed, the Tax Representative or the Designated Individual shall make the Push-Out Election; provided that, notwithstanding Schedule 4.04(b), the making of the Push-Out Election and any actions taken by the Tax Representative or the Designated Individual in connection with making the Push-Out Election shall not require Supermajority Approval. If the Push-Out Election is made, the Company shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax, or additional amounts. With respect to any imputed underpayment to which Code Section 6225 applies, (a) the Tax Representative and the Designated Individual shall request that the IRS approve any modifications available under Code Section 6225(c) that would reduce any imputed underpayment, the Company’s allocable share, if any, of an imputed underpayment from any lower-tier tax partnership, and interest, penalty, addition to tax, or additional amount that could be assessed and collected from the Company under Chapter 63 of the Code, including modifications arising as a result of a Member filing an amended return pursuant to clause (c) of this Section 6.05 (“Company Level Taxes”), (b) the Company, the Tax Representative and the Designated Individual shall use commercially reasonable efforts to ensure that any imputed underpayment is borne by the Members (or former Members) to whom the underpayment is attributable and to cause any reduction attributable to the status of a Member to be allocated to such Member (taking into account the amendments described in clause (c) of this Section 6.05) and (c) any Member may file an amended U.S. federal income tax return (as described in Code Section 6225(c)(2)) that takes into account all adjustments to the reviewed year of the Company properly allocable to such Member and pay any tax due with such return; provided, however, that no Member shall be required to file an amended U.S. federal income tax return without the consent of such Member; provided further that notwithstanding Schedule 4.04(b), any actions taken by the Tax Representative or the Designated Individual in connection with the filing of such amended tax return shall not require Supermajority Approval. Each Member agrees to indemnify and hold harmless the Company, the Tax Representative and the Designated Individual from and against any liability with respect to such Member’s proportionate share (taking into account any reductions in accordance with clause (c) of the immediately preceding sentence and the effect of the Push-Out Election, if made) of any Company Level Taxes in connection with a Company-level tax audit of a taxable period during which such Member was a Member of the Company, regardless of whether such Member is a member of the Company in the year in which such Company Level Tax is actually imposed on the Company or becomes payable by the Company as a result of such audit.

Section 6.06 Tax Returns. Except as otherwise provided for in this Agreement, including clause (ix) of Item 19 of Schedule 4.04(b), the Tax Representative shall, in any reasonable manner, prepare or cause to be prepared and file or cause to be filed for each Taxable Year of the Company all tax and information returns that the Company is required to file. Each Member shall, upon request of the Company, supply any information necessary for the Company to prepare such tax returns. At least 75 days prior to the due date (taking into consideration timely filed extensions) of any income tax return, and at least 30 days prior to the due date (taking into consideration timely filed extensions) of any Wyoming ad valorem and severance

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tax return or Wyoming personal property tax return (the “Wyoming Returns”), the Tax Representative shall provide to each Member a draft of such tax return, together with all supporting workpapers necessary to complete a review. Each Member shall provide comments on any draft income tax return at least 45 days prior to the due date of any income tax return (taking into consideration timely filed extensions) and at least 15 days prior to the due date of any Wyoming Return (and, in the case of any income tax return, each Member shall receive a copy of the final returns no later than August 31 of each calendar year). For each Taxable Year of the Company, the Tax Representative shall cause the Members to be provided, on a timely basis, with information needed by them to file their own tax returns by reason of their interest in the Company, including the applicable Schedule K-1 to the Company’s U.S. federal partnership tax return for such Taxable Year. Notwithstanding anything in this Agreement to the contrary, the Tax Representative shall be authorized to engage a Third Party to assist it in performing its obligations under this Article VI, and the costs and expenses of the Tax Representative incurred in connection with its obligations shall be reimbursed by the Company. Each Member shall prepare and file its tax returns in a manner consistent with the positions taken by the Company in its tax returns.

Section 6.07 Tax Elections.

(a) The Company shall make the following elections for all partnership income tax returns:

(i) to elect the calendar year as the Company’s fiscal year if permitted by applicable law;

(ii) to elect the accrual method of accounting;

(iii) to elect to treat all organizational and start up costs of the Company as deferred expenses amortizable over 180 months under Sections 195 and 709 of the Code;

(iv) to make an election to adjust the basis of the Company property with respect to a Member under Code Section 754 at the request of the Member;

(v) to annually elect out of bonus depreciation for purposes of Code Section 168(k); and

(vi) to include cost depletion and percentage depletion as a component of costs of goods sold in accordance with Treasury Regulations Section 1.263A-1(e)(3)(ii)(J), Code Section 471 and the Treasury Regulations thereunder.

(b) The Board of Managers, in its reasonable discretion, may cause the Company to make or decline to make, or to revoke or seek to revoke, any other election which the Company may make under the tax laws. The Members agree to provide information reasonably requested by the Board of Managers in order to ensure compliance with the requirements of these rules.

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Section 6.08 Taxation as Partnership. The Company shall be treated as a partnership for U.S. federal, state, local and foreign tax purposes and the Members agree to take all reasonable actions, including the amendment hereof (so long as such amendment does not materially adversely affect any Member or its Affiliates) and the execution of other documents, as may reasonably be required to qualify for and receive such treatment and further agree not to take any position or make any election, in a tax return or otherwise, inconsistent therewith.

Section 6.09 Withholding.

(a) The Tax Representative, with Supermajority Approval by the Board of Managers, may cause the Company to withhold from payments or distributions to a Member or payments received by the Company to the extent allocable to any Member and to pay over to any Governmental Authority on behalf of such Member any amount required to be so withheld or paid pursuant to the Code or any other federal, foreign, state or local Law, and any amount so withheld or otherwise paid with respect to any such payment, distribution or allocation shall be treated for all purposes of this Agreement as paid, distributed or allocated, as applicable, to the applicable Member. Each Member hereby agrees to indemnify and hold harmless the Company, the Tax Representative, the other Members and the Board of Managers from and against any liability for taxes (including penalties, interest or other additions to tax) required to be withheld from distributions to or payments with respect to such Member.

(b) Upon the Company’s request, each Member shall promptly provide to the Company a duly completed and executed IRS Form W-9 or the appropriate IRS Form W-8 and such other information as may be reasonably requested by the Company (including without limitation an affidavit of non-foreign status pursuant to Code Section 1446(f)(2)) in order for the Company to accurately determine its withholding obligation, if any. A Member making a Transfer permitted by this Agreement shall (i) at least ten Business Days prior to the consummation of such Transfer, deliver to the Company an affidavit of non-foreign status with respect to such Member that satisfies the requirements of Code Section 1446(f)(2), or (ii) no more than 15 Business Days following such Transfer, provide to the Company proof that the Transferee has properly withheld and remitted to the IRS the amount of tax required to be withheld upon the Transfer by Code Section 1446(f).

ARTICLE VII

Distributions

Section 7.01 Monthly Distributions. Subject to Section 4.04 and Section 7.03, not later than 15 days after the end of each calendar month, the Board of Managers shall determine the amount of Distributable Cash, if any, with respect to such month and shall declare, and the Company shall distribute to each Member not later than the fifth Business Day after such declaration, a Distribution in an amount in cash equal to the product of (i) such Member’s Percentage Interest, determined as of the close of business on the last day of such month, multiplied by (ii) all Distributable Cash, if any, with respect to such month (subject to Section 5.02(c)(ii)(B) with respect to any outstanding Shortfall Loans).

Section 7.02 Other Distributions. Subject to Section 4.04 and Section 7.03, and without limiting Section 7.01, the Board of Managers may declare at any time and from time to

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time, and if the Board of Managers so declares, the Company shall distribute to each Member, a Distribution in an amount in cash (or such other property as determined by the Board of Managers by Supermajority Approval) equal to the product of (i) such Member’s Percentage Interest, determined as of the close of business on the date of the Board of Managers’ declaration of such Distribution, multiplied by (ii) the aggregate amount so determined to be distributed (subject to Section 5.02(c)(ii)(B) with respect to any outstanding Shortfall Loans).

Section 7.03 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution would violate Section 18-607 of the Delaware Act or other applicable Law, or the terms of any credit facility or any financing arrangement of the Company or any of its Subsidiaries, but shall instead make such Distribution as soon as practicable after such time, if any, as of which the making of such Distribution shall have ceased to cause any such violation.

ARTICLE VIII

Books and Records; Accounting

Section 8.01 Books and Records. The Company shall at all times maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred (including those paid to the Operator), all charges made, all credits made and received and all income derived in connection with the operation of the Company in accordance with GAAP, consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement, its Exhibits and Schedules, the Certificate of Formation, copies of the Company’s U.S. federal, state, local and foreign tax returns and reports, if any, and financial statements of the Company (collectively, the “Company Records”) shall at all times be maintained at the principal place of business of the Company and shall, subject to applicable Laws relating to the exchange of information, be available for inspection, examination and copying at reasonable times and on reasonable notice by any Member and its duly authorized Representatives for any purpose reasonably related to such Member’s interest in the Company, and the Company shall take any other actions as any Member may reasonably request for the purposes of complying with any legal or regulatory reporting requirement to which such Member or its Affiliates may be subject from time to time. Any Member requesting access to books and records of the Company shall reimburse the Company for any costs reasonably incurred by it in connection therewith. The Company shall, subject to applicable Laws relating to the exchange of information, provide such Company Records as may be reasonably requested by any Manager and necessary for any meeting of the Board of Managers.

Section 8.02 Banking. All funds of the Company received from any and all sources shall be deposited in the Company’s name in such separate accounts as shall be determined by the Board of Managers or the Operator. In connection with the maintenance of such bank accounts, the Board of Managers or the Operator shall designate those individuals who will have authority to disburse funds from such bank accounts on behalf of the Company in connection with its activities.

Section 8.03 Information Rights.

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(a) The Company shall deliver to each Member:

(i) as soon as practicable, but in any event within (A) seven Business Days after the end of each month (other than the last month of each Fiscal Year) and (B) fourteen Business Days after the end of the last month of each Fiscal Year, unaudited trial balances of the Company as of such month end;

(ii) as soon as practicable, but in any event within ten Business Days, after the end of each of the first three quarters of each Fiscal Year, (A) an unaudited balance sheet of the Company as of the end of such fiscal quarter and (B) unaudited statements of income and cash flows of the Company and Members’ equity in the Company for such fiscal quarter and for the current Fiscal Year to date; provided that any footnotes and other disclosure items required to comply with applicable securities Laws and the applicable rules of any stock exchange to which the Parent of either Member is subject shall be delivered within fifteen Business Days after the end of the applicable quarter;

(iii) as soon as practicable, but in any event within fifteen Business Days, after the end of each Fiscal Year, (A) an unaudited balance sheet of the Company as of the end of such Fiscal Year and (B) unaudited statements of income and cash flows of the Company and Members’ equity in the Company for such Fiscal Year; provided that any footnotes and other disclosure items (other than audited financial statements) required to comply with applicable securities Laws and the applicable rules of any stock exchange to which the Parent of either Member is subject shall be delivered within 20 Business Days after the end of each Fiscal Year;

(iv) as soon as practicable, but in any event within 45 days, after the end of each Fiscal Year, (A) a balance sheet of the Company as of the end of such Fiscal Year and (B) statements of income and cash flows of the Company and Members’ equity in the Company for such Fiscal Year, in each case audited by the Company Auditor;

(v) as soon as practicable, but in any event within eight Business Days, after the end of each month (other than the last month of each quarter of each Fiscal Year), (A) an unaudited balance sheet of the Company as of the end of such month and (B) unaudited statements of income and cash flows of the Company and Members’ equity in the Company for such month;

(vi) as soon as practicable, but in any event within three Business Days, after the end of each quarter of each Fiscal Year, a forecast statement of income of the Company for the remainder of the then-current Fiscal Year, including supplementary forecast annual tax provision data; and

(vii) such other information relating to the business, financial condition, results of operations or taxes of the Company as such Member may from time to time reasonably request in such Member’s capacity as a Member, as soon as reasonably practicable after any such request therefor; provided, however, that the

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Company shall not be required pursuant to this Section 8.03(a) to provide any information the disclosure of which to the requesting Member (A) would adversely affect any attorney-client or similar privilege or work-product protection or (B) would be prohibited by applicable Laws relating to the exchange of information; provided further that, if the Company withholds in accordance with the immediately preceding proviso any information requested by a Member in accordance with this Section 8.03(a), the Company shall, to the fullest extent permitted by applicable Law, inform such Member of the general nature of such information and use commercially reasonable efforts to modify the form of disclosure so as to permit the disclosure of such information to such Member without adversely affecting any such privilege or protection or violating applicable Law.

(b) If, for any period for which financial information is required to be delivered to the Members pursuant to Section 8.03(a), the Company has any Subsidiary whose accounts are consolidated with those of the Company, then, with respect to such period, the financial information delivered in accordance with Section 8.03(a) shall be the consolidated and consolidating financial information of the Company and each such consolidated Subsidiary. All financial information prepared and delivered pursuant to Section 8.03(a) shall be prepared in accordance with GAAP.

(c) Sections 18-305(a) and 18-305(b) of the Delaware Act shall not apply to the Company.

ARTICLE IX

Liability, Exculpation and Indemnification

Section 9.01 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or other Covered Person shall be obligated personally for any such debt, obligation or liability of the Company by reason of being a Member or other Covered Person. Except as expressly provided herein, no Member, in its capacity as such, shall have liability to the Company or any other Member hereunder. No Member or former Member shall be liable for the Capital Contributions of, the return of the Capital Contributions of, or any Distribution to, any other Member.

Section 9.02 Exculpation.

(a) No Covered Person shall be liable to the Company or any other Covered Person for any costs, expenses, damages or other liability incurred by reason of any act or omission (in relation to the Company or this Agreement) performed or omitted by such Covered Person in good faith on behalf of the Company; provided that a Covered Person shall be liable for any such costs, expenses, damages or other liability resulting from (i) any gross negligence, fraud or willful misconduct of such Covered Person or (ii) any such act or omission that such Covered Person does not reasonably believe to be within the scope of authority conferred on such Covered Person by this Agreement. This Section 9.02 is not intended to alter or expand the

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rights or obligations that a Covered Person may have under any Applicable Agreement with the Company or its Subsidiaries.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid.

Section 9.03 Fiduciary Duty.

(a) To the fullest extent permitted by applicable Law (including Section 18-1101 of the Delaware Act), no Member, Operator or Affiliate of any of the foregoing acting under this Agreement shall have any fiduciary or similar duty, at law or in equity, or any liability relating thereto, to the Company or any other Member, Operator or Affiliate of any of the foregoing, with respect to or in connection with the Company or the Company’s business or affairs. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, Operator or Affiliate of any of the foregoing otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member, Operator or Affiliate of any of the foregoing.

(b) Without limitation of Section 4.01(h), each Manager shall have the same fiduciary duties as a member of a board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors as provided in Section 102(b)(7) of the Delaware General Corporation Law); provided, however, that each Manager shall be permitted to take into account the interests of the Member that designated such Manager in the course of discharging such Manager’s fiduciary duties.

Section 9.04 Indemnification. To the fullest extent permitted by applicable Law, the Company shall indemnify each Covered Person for any cost, expense, damage or other liability incurred by such Covered Person by reason of (a) (i) any Assumed Liabilities (as defined in the Implementation Agreement) or (ii) any Outstanding Financial Assurances (as defined in the Implementation Agreement), including all claims or premiums payable thereunder and all direct and indirect costs incurred in connection with furnishing and maintaining any collateral (including cash collateral and letters of credit) required thereunder (except as required pursuant to Section 3.09), (b) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or (c) any Proceeding seeking any such amount or otherwise relating to any such act or omission or the fact that such Person is or was a Covered Person, except that no Covered Person shall be entitled to be indemnified with respect to any cost, expense, damage or other liability to the extent incurred by such Covered Person by reason of (i) the gross negligence, fraud or willful misconduct of such Covered Person, (ii) any such act or omission that such Covered Person does not reasonably believe to be within the scope of authority conferred on such Covered Person by this Agreement or (iii) any Proceeding initiated by such Covered Person (other than a Proceeding to enforce such Covered Person’s rights under this Section 9.04); provided that any indemnity under this

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Section 9.04 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof. The Company hereby agrees that it is the indemnitor of first resort (i.e., its indemnification and advancement of expenses obligations to any Covered Person under this Agreement are primary and any separate obligation that any Member or Affiliate thereof may have to provide indemnification or advancement of expenses for the same costs, expenses, damages or other liabilities incurred by such Covered Person is secondary), and if any Member or Affiliate thereof pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to any Contract, any organizational documents or otherwise) with any Covered Person, then (x) such Member or Affiliate thereof shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Company shall reimburse such Member or Affiliate thereof for the payments actually made. This Section 9.04 is not intended to alter or expand the rights or obligations that a Covered Person may have under any Applicable Agreement with the Company or its Subsidiaries.

Section 9.05 Expenses. To the fullest extent permitted by applicable Law, reasonable expenses (including reasonable legal fees) incurred by a Covered Person in defending any Proceeding subject to indemnification pursuant to Section 9.04 shall, from time to time, be advanced by the Company to the Covered Person prior to the final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to indemnification with respect thereto pursuant to Section 9.04.

Section 9.06 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Managers by resolution shall deem reasonable or appropriate, on behalf of Covered Persons and such other Persons as the Board of Managers by resolution shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or any indemnities provided by the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

Section 9.07 Other Procedures. The Members and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board of Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 9.04 and Section 9.05 and containing such other procedures regarding indemnification as are consistent with the provisions of this Agreement.

ARTICLE X

Transfer of Membership Interests; Redemption

Section 10.01 Transfer of Membership Interests Generally. No Member may, directly or indirectly, Transfer or permit any Transfer of all or any portion of the Membership Interest directly or indirectly owned by such Member to any Person, unless (a) such Transfer is specifically permitted by, and consummated in accordance with, this Article X, (b) in the event such Transfer is not to another Member, the Transferee shall execute and deliver to the Company an Adoption Agreement and (c) either (i) such Transfer is pursuant to an effective registration

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statement under the Securities Act of 1933, as amended (the “Securities Act”), and has been registered under all applicable state securities or “blue sky” Laws or (ii) no such registration is required because of the availability of an exemption from registration under the Securities Act and any applicable state securities or “blue sky” Laws. Any Transferee of a Member’s Membership Interest shall be bound by the terms and provisions of this Agreement that apply to such Member specifically, in addition to terms and provisions of this Agreement that generally apply to any Member, and such Transferee shall assume or shall otherwise satisfy or discharge any obligations and commitments of such Member and its Affiliates. All rights that are applicable to a specific Member hereunder (including the right to designate Managers pursuant to Section 4.01(b)) shall be Transferable in connection with a valid Transfer hereunder. To the fullest extent permitted by applicable Law, any purported Transfer of any Membership Interest in breach of this Agreement shall be null and void ab initio, and neither the Company nor the Members shall recognize the same. Any Member who Transfers or attempts to Transfer any Membership Interest except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom.

Section 10.02 Permitted Transfers. Subject to the restrictions set forth in this Article X:

(a) each Member may Transfer all, but not less than all, of its Membership Interest to a Wholly Owned Affiliate of such Member that is organized under the Laws of any state of the United States of America (an “Affiliate Transferee”), subject to Section 6.03(c); provided, however, that (i) such Transferor shall remain responsible for the obligations and commitments owed to the Company, with respect to such Membership Interest, on or before the date of such Transfer, (ii) if the Parent or any other Affiliate of such Transferor has provided a Guarantee to the Company in respect of any of such Transferor’s agreements, covenants or other obligations owed to the Company or the Members, such Guarantee shall remain in full force and effect and such Parent or other Affiliate shall remain responsible for the agreements, covenants or other obligations of such Transferor and such Affiliate Transferee owed to the Company or the Members thereunder, and (iii) such Transfer shall not subject the Company to, and shall not be reasonably likely to subject the Company to, any regulatory or tax obligations (other than immaterial tax reporting obligations) that would not otherwise be applicable to the Company if such Transfer were not to occur. In the event that subsequent to any such Transfer, the Company becomes, or is reasonably likely to become, subject to any such regulatory or tax obligations (other than immaterial tax reporting obligations) as a result of such Transfer or the identity of such Affiliate Transferee, then such Transferor (or such initial Transferor, as applicable) shall cause such Affiliate Transferee to Transfer its Membership Interest back to such Transferor and, pending such Transfer back, all rights of the Affiliate Transferee (and any Manager appointed by such Affiliate Transferee) under this Agreement (but not such Affiliate Transferee’s obligations) shall be immediately suspended; and

(b) at any time after the first anniversary of the date hereof, each Member may Transfer all, but not less than all, of its Membership Interest to any Third Party in accordance with Section 10.01, Section 10.03, Section 10.05 and Section 10.06.

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Section 10.03 No Publicly Traded Partnership. Notwithstanding anything in this Agreement to the contrary, no Transfer of any Membership Interest may be made if, in the reasonable determination of the Board of Managers, such Transfer would result in the Company being treated as a “publicly traded partnership” within the meaning of Code Section 7704(b).

Section 10.04 Encumbrances. The pledge or granting of a Permitted Encumbrance against any Member’s Membership Interest shall not be deemed to be a Transfer subject to the restrictions of this Article X. Any foreclosure or exercise of other secured party remedies with respect to any such Permitted Encumbrance shall be deemed to be a Transfer subject to the restrictions of this Article X.

Section 10.05 Right of First Refusal.

(a) In the event that any Member (the “Selling Member”) receives from any prospective Transferee other than any Member and other than any Person that qualifies as an Affiliate Transferee of the Selling Member (such prospective Transferee, the “Offeror”) a bona fide written offer (the “Offer”) to directly or indirectly purchase all, but not less than all, of the Membership Interest owned by the Selling Member (such Membership Interest, the “Offered Interest”) in any transaction or series of related transactions on terms that the Selling Member is willing to accept, the Selling Member shall, as promptly as practicable but in no event later than five Business Days after the Selling Member’s receipt of the Offer, provide written notice thereof (the “Offer Notice”) to the Company and the Member that is not the Selling Member (the “Non-Selling Member”). The Offer Notice shall set forth (i) the aggregate Percentage Interest represented by the Offered Interest (which shall be all of the Percentage Interest owned by the Selling Member), (ii) the identity of the Offeror, (iii) the type and amount of consideration proposed to be paid for the Offered Interest (including a description of any proposed non-cash consideration), (iv) the terms of the Offeror’s financing, if any, and (v) any other material terms or conditions of the Offer (collectively, the “Offer Terms”) and shall include copies of all documentation relating to the Offer, including all offer letters, term sheets and written draft Contracts proposed to be entered into in connection therewith; provided that, in the event that the Offer is part of a broader transaction involving the Selling Member or an Affiliate thereof, the determination of the portion of the consideration for such transaction constituting the proposed purchase price for the Offered Interest for the purposes of a Matching Offer shall be made by an Appraiser selected by the Selling Member and reasonably acceptable to the Non-Selling Member.

(b) The Non-Selling Member may, within 45 days after the date of the Offer Notice (5:00 p.m. (New York City time) on such 45th day, the “ROFR Deadline”), irrevocably offer to purchase all, but not less than all, the Offered Interest pursuant to and in accordance with Section 10.05(c) by providing written notice of such offer to purchase the Offered Interest (a “ROFR Election Notice”) to the Company and the Selling Member prior to the ROFR Deadline. Any such ROFR Election Notice shall contain a bona fide, binding, fully financed offer on behalf of the Non-Selling Member on the Offer Terms, it being agreed that if any of the Offer Terms include non-cash consideration, the Non-Selling Member may substitute cash of equivalent value (any such offer made pursuant to and in accordance with this Section 10.05(b), a “Matching Offer”).

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(c) If a valid and timely Matching Offer is made, the Selling Member shall be entitled, in its sole discretion, either to continue to hold the Offered Interest or to Transfer all, but not less than all, the Offered Interest to the Non-Selling Member on the terms and conditions of the Matching Offer. Within ten Business Days after receipt of such Matching Offer, the Selling Member shall notify the Non-Selling Member and the Company of whether the Selling Member elects to accept the Matching Offer (a “ROFR Acceptance”) or decline the Matching Offer and continue to hold the Offered Interest. If no such notice is delivered prior to the expiration of such ten-Business Day period, the Selling Member shall be deemed to have declined the Matching Offer. If the Selling Member delivers a ROFR Acceptance, the closing of the Transfer of the Offered Interest contemplated by the Matching Offer pursuant to this Section 10.05 (the “ROFR Closing”) shall occur not later than the later of (i) 30 days after the delivery of the ROFR Acceptance and (ii) five Business Days after the date on which all of the following conditions are satisfied or (to the extent permitted by applicable Law) waived by the applicable Member, or, subject to such satisfaction or waiver, on such other date as the Selling Member and the Non-Selling Member may mutually agree upon:

(i) there shall not be in effect any Law or Order that enjoins, restrains, prohibits or makes illegal the ROFR Closing; and

(ii) there shall have been obtained all material consents and approvals from Governmental Authorities that are required for each of the Selling Member and the Non-Selling Member, as applicable, to effect the ROFR Closing.

(d) At the ROFR Closing, (i) the Non-Selling Member shall deliver to the Selling Member the aggregate purchase price for the Offered Interest set forth in the Matching Offer and (ii) the Selling Member shall deliver to the Non-Selling Member good and marketable title to the Offered Interest, free and clear of all Encumbrances, pursuant to and in accordance with definitive agreements customary for such transactions and reasonably acceptable to the Selling Member and the Non-Selling Member; provided, however, that the representations and warranties to be made by the Selling Member shall be limited to the following customary representations and warranties related to authority, ownership and the ability to convey title to the Offered Interest (and the Selling Member shall agree to indemnify the Non-Selling Member for breach of such representations and warranties): (w) the Selling Member holds all right, title and interest in and to the Offered Interest that the Selling Member purports to hold, free and clear of all Encumbrances, (x) the obligations of the Selling Member in connection with the transaction have been duly authorized, (y) the documents to be entered into by the Selling Member have been duly executed by the Selling Member and delivered to the Non-Selling Member and are enforceable against the Selling Member in accordance with their respective terms and (z) neither the execution and delivery of documents to be entered into in connection with such transaction, nor the performance of the Selling Member’s obligations thereunder, will cause a breach or violation of the terms of any material Contract to which the Selling Member is a party or Law or Order applicable to the Selling Member (collectively, the “Required Representations”).

(e) If a Matching Offer for all of the Offered Interest is not set forth in a ROFR Election Notice prior to the ROFR Deadline, the Selling Member shall be entitled, in its sole discretion, either to continue to hold the Offered Interest or to Transfer all, but not less than all,

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the Offered Interest to the Offeror at a price no less than the price pursuant to, and on other terms no more favorable to the Offeror than those of, the Offer Terms within 60 days following the ROFR Deadline (which period shall be extended by any period of time required to comply with applicable Law or the requirements of any Governmental Authority). In the event that the Selling Member shall not have consummated such Transfer within such period, any subsequent Transfer of the Offered Interest shall be subject to this Section 10.05.

(f) The Company and each Member shall reasonably cooperate in connection with, and shall, as reasonably requested, take (or cause to be taken) all actions and execute (or cause to be executed) all instruments, in each case reasonably necessary or appropriate to effect, the Transfer of the Offered Interest to the Non-Selling Member or the Offeror, as applicable, pursuant to and in accordance with this Section 10.05; provided, however, that neither the Company nor any Member shall be obligated to offer any consideration (except as expressly provided in this Section 10.05), agree to any restriction or modify the rights and obligations of such Person under this Agreement in connection therewith.

(g) The obligations of the Selling Member and the rights of the Non-Selling Member set forth in this Section 10.05 shall apply to each Offer made with respect to any Offered Interest, including any amendment to a prior Offer for which an Offer Notice has previously been delivered.

Section 10.06 Tag-Along Rights.

(a) If (i) a Selling Member proposes to Transfer all or any portion of its Membership Interest to a Third Party, (ii) such Selling Member has complied with Section 10.05, (iii) the Non-Selling Member has elected not to make a Matching Offer or has failed to deliver a ROFR Election Notice prior to the ROFR Deadline, (iv) such Selling Member is proceeding with the Transfer of the Offered Interest pursuant to Section 10.05(e) and (v) such Selling Member’s total Membership Interest represents a Percentage Interest of 50% or more, then such Selling Member shall make an offer (a “Tag-Along Offer”) to the Non-Selling Member to include in the proposed Transfer (the “Tag-Along Transfer”), on substantially the same terms and conditions (including a pro rata portion, based on the relative Percentage Interest Transferred by each Member in such Tag-Along Transfer, of the aggregate consideration attributable to the Membership Interests in such Tag-Along Transfer) set forth in the Offer Notice, all or a portion (as the case may be) of the Non-Selling Member’s Membership Interest in accordance with this Section 10.06.

(b) Each of the Selling Member and the Non-Selling Member shall have the right to Transfer in a Tag-Along Transfer a Percentage Interest equal to the product of (i) the Percentage Interest of such Selling Member or Non-Selling Member, as the case may be (expressed as a decimal) multiplied by (ii) the aggregate Percentage Interest that the Offeror proposes to buy as stated in the Offer Notice (expressed as a percentage).

(c) The Tag-Along Offer may be accepted by the Non-Selling Member at any time within 20 days after the Non-Selling Member’s receipt of the Tag-Along Offer, which acceptance must be made by delivery of a written notice indicating such acceptance to the Selling Member.

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(d) The Selling Member may elect in its sole discretion to terminate the proposed Transfer of any of its Membership Interest in the Tag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the Non-Selling Member to proceed with the Tag-Along Transfer), in which case, the obligations under this Section 10.06 in respect of such Tag-Along Transfer shall cease.

(e) If for any reason the Selling Member elects to terminate or otherwise not to sell any of its Membership Interest in the Tag-Along Transfer or such Tag-Along Transfer should fail to close, the Selling Member must comply with the provisions set forth in Section 10.05 and this Section 10.06, to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Membership Interest.

Section 10.07 Drag-Along Rights.

(a) If (i) a Selling Member proposes to Transfer all, but not less than all, of its Membership Interest to a Third Party for cash consideration, (ii) such Selling Member has complied with Section 10.05 and Section 10.06, (iii) the Non-Selling Member has (A) elected not to make a Matching Offer or has failed to deliver a ROFR Election Notice prior to the ROFR Deadline and (B) failed to accept the Tag-Along Offer, (iv) such Selling Member is proceeding with the Transfer of the Offered Interest pursuant to Section 10.05(e) and (v) the Offered Interest which such Selling Member proposes to Transfer represents a Percentage Interest of 80% or more, then such Selling Member shall have the right (the “Drag-Along Right”) to require the Non-Selling Member to Transfer, on the same terms and conditions set forth in the Offer Notice, all, but not less than all, the Membership Interest then held by such Non-Selling Member (a “Drag-Along Transfer”).

(b) In order to exercise the Drag-Along Right, the Selling Member shall send a written notice (a “Drag-Along Notice”) to the Non-Selling Member at least 15 days prior to the anticipated closing date of the Drag-Along Transfer setting forth the terms and conditions of such Drag-Along Transfer together with a statement asserting such Non-Selling Member’s obligation to participate in such Drag-Along Transfer on substantially the same terms and conditions (including a pro rata portion, based on the then-applicable relative Percentage Interests of the Members, of the aggregate consideration attributable to the Membership Interests in such Drag-Along Transfer) as the Selling Member.

(c) The Non-Selling Member shall be required to participate in the Drag-Along Transfer on the terms and conditions set forth in the Drag-Along Notice, and shall execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate the Drag-Along Transfer; provided, however, that the Non-Selling Member shall not be subject to the provisions of this Section 10.07 if in the Drag-Along Transfer the Non-Selling Member: (i) is required to be subject to an obligation for indemnification or other liability that is in excess of either (A) the aggregate purchase price that such Non-Selling Member actually receives in such Drag-Along Transfer or (B) its pro rata portion of the aggregate obligations for indemnification or other liability of the Selling Member and the Non-Selling Member (based on the then-applicable relative Percentage Interests of such Members), (ii) is subject to any obligations that are materially different and adverse as compared to the obligations of the Selling Member in such Transfer or (iii) is required to make representations and warranties other than the Required Representations.

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Section 10.08 Redemption.

(a) For so long as either Member’s total Percentage Interest is less than 10% (the “Redemption Subject Member”), the other Member (the “Redeeming Member”) shall have the right, but not the obligation, to purchase all, but not less than all, of such Redemption Subject Member’s Membership Interest for an amount in cash equal to the Buyout Fair Market Value of such Membership Interest, such right to be exercised by the Redeeming Member at any time by providing written notice to the Redemption Subject Member (a “Redemption Notice”).

(b) The Redemption Notice shall include the Redeeming Member’s good faith calculation of the proposed Buyout Fair Market Value of the Redemption Subject Member’s Membership Interest. If the Redemption Subject Member does not agree with such proposed Buyout Fair Market Value, the Redeeming Member and the Redemption Subject Member shall jointly appoint an Appraiser to determine the Buyout Fair Market Value of such Membership Interest and shall instruct such Appraiser to deliver to the Redeeming Member and the Redemption Subject Member as promptly as reasonably practicable, and in any event no later than 30 days after its appointment, a written report setting forth in reasonable detail such Appraiser’s determination of the Buyout Fair Market Value of such Membership Interest, which determination shall be final and binding on the Redeeming Member and the Redemption Subject Member absent fraud or manifest error. The Company, the Redeeming Member and the Redemption Subject Member shall provide the Appraiser with all information it may reasonably request in the course of preparing its determination. The costs and expenses of the Appraiser shall be borne equally between the Redeeming Member and the Redemption Subject Member.

(c) If the Redeeming Member delivers a valid Redemption Notice, the closing of the Transfer of the Redemption Subject Member’s Membership Interest to the Redeeming Member shall occur not later than the latest of (i) 20 Business Days after the delivery of the Redemption Notice, (ii) five Business Days after the final determination of the Buyout Fair Market Value of such Membership Interest and (iii) five Business Days after the date on which all of the following conditions are satisfied or (to the extent permitted by applicable Law) waived by the applicable Member, or, subject to such satisfaction or waiver, on such other date as the Redeeming Member and the Redemption Subject Member may mutually agree:

(i) there shall not be in effect any Law or Order that enjoins, restrains, prohibits or makes illegal the Transfer contemplated by this Section 10.08; and

(ii) there shall have been obtained all material consents and approvals from Governmental Authorities that are required for each of the Redeeming Member and the Redemption Subject Member, as applicable, to effect such Transfer.

(d) At the closing of the Transfer of the Redemption Subject Member’s Membership Interest to the Redeeming Member, the Redemption Subject Member shall deliver to the Redeeming Member good and marketable title to the Redemption Subject Member’s Membership Interest, free and clear of all Encumbrances, pursuant to and in accordance with definitive agreements customary for such transactions and reasonably acceptable to the

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Redeeming Member and the Redemption Subject Member; provided that the representations and warranties required to be made by the Redemption Subject Member shall be limited to the Required Representations.

Section 10.09 Loss of Affiliate Status. Except for Transfers pursuant to Section 10.04, if any Member ceases to be a Wholly Owned Affiliate of its Parent other than as a result of a Transfer permitted by and consummated in accordance with this Article X, the Membership Interest of such Member shall automatically be Transferred to such Parent, and such Member and such Parent shall, and shall cause their respective Affiliates to, take all actions necessary to effectuate such Transfer upon written request by the other Member. Pending such Transfer back to such Parent, all rights of such Member (and any Manager appointed by such Member) under this Agreement (but not such Member’s obligations) shall be immediately suspended.

ARTICLE XI

Dissolution, Liquidation and Termination

Section 11.01 Dissolution. The Company shall be dissolved and its affairs shall be wound up only upon the occurrence of any of the following events: (i) the approval of such dissolution in writing signed by each Member; (ii) at any time there are no Members (unless the Company is continued without dissolution in accordance with the Delaware Act); or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act. Except as provided in this Section 11.01, the Company shall not dissolve due to any circumstances described, or to which reference is made, in Section 18-801 of the Delaware Act. The bankruptcy or other event described in Section 18-304 of the Delaware Act with respect to any Member shall not cause such Member to cease to be a member of the Company, and upon the occurrence of any such event the existence of the Company shall continue without dissolution.

Section 11.02 Liquidation. Upon dissolution of the Company, all the business and affairs of the Company shall be liquidated and wound up. The Board of Managers (or such other Person or Persons appointed by the Board of Managers) shall act as liquidating trustee and wind up the affairs of the Company pursuant to this Agreement. The proceeds of liquidation shall be distributed in the following order and priority:

(a) to creditors of the Company (including Members who are creditors) in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), all as and to the extent specified by applicable Law, Order or Contract; and

(b) to the Members in proportion to their respective Percentage Interests.

Section 11.03 Termination of the Company. The Company shall terminate when all of the assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XI and the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

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Section 11.04 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII

Miscellaneous

Section 12.01 Notices. Except as otherwise expressly provided in this Agreement, any notice, request or other communication to any party hereunder shall be in writing and shall be deemed to have been validly given and received (i) on the day on which it was delivered in person (including by courier service), (ii) on the day on which it was sent by email (or, if such day is not a Business Day or such email was sent after 5:00 p.m. (New York City time), on the next following Business Day) or (iii) one Business Day after being sent by overnight courier service (providing written proof of delivery) to such party as follows:

(a) if given to the Company, to the address or e-mail address specified by the Board of Managers in a notice to the Members, to the attention of the Company Senior Executive, with a copy to the Company’s legal counsel specified by the Board of Managers in such notice; and

(b) if given to any Member, to the Person and at the address or e-mail address specified with respect to such Member on Schedule 3.01, or at such other address or e-mail address as such Member may hereafter designate by written notice to the Company.

Section 12.02 Waiver. Any agreement on the part of any party hereto to any waiver of compliance with any covenants and agreements contained in this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 12.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party hereto shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have under applicable Law.

Section 12.04 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and, to the extent provided in this Agreement, their Affiliates, and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and does not confer upon any Person other than the parties hereto any rights or remedies; provided, however, that the Operator shall be considered to be a third-party beneficiary of the provisions of this Agreement.

Section 12.05 Equitable Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were

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not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provision of this Agreement, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 12.06 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or such party waives its rights under this Section 12.06 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or unenforceable in any respect, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.07 Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed will be deemed to be an original and when taken together shall constitute the entire and same agreement. Delivery of an executed signature page to this Agreement by any party hereto by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

Section 12.08 Entire Agreement. This Agreement, taken together with the Implementation Agreement and the other Transaction Documents (as defined in the Implementation Agreement), constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties hereto with respect to the subject matter hereof and thereof.

Section 12.09 Consent to Jurisdiction; Venue. Each of the parties hereto hereby (i) agrees that any suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, its negotiation or the transactions contemplated hereby, will be heard and determined exclusively in the Chancery Court of the State of Delaware (and each agrees that no such suit, action or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal; provided, however, that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (ii) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such suit, action or other proceeding, irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such suit, action or other proceeding and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court. Each of the parties hereto further agrees that, to the

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fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 12.01(a) will be effective service of process for any suit, action or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto hereby agrees that final judgment in any such suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 12.10 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of Laws that might otherwise govern under applicable principles of conflict of laws thereof. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of such Laws, including the Delaware Act, the provisions of this Agreement shall control and take precedence.

Section 12.11 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY HERETO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.11.

Section 12.12 Confidentiality.

(a) Each party hereto expressly acknowledges that it may receive, in its capacity as the Company or a Member, as applicable, confidential or proprietary information relating to another party hereto or any of its Affiliates (“Confidential Information”), including information relating to such other party’s financial condition and business plans, and that the disclosure of such Confidential Information to a Third Party would cause irreparable injury to such other party. Except (i) with the prior written consent of each applicable other party hereto, (ii) as required in order to comply with applicable securities or other Law or requirement of a national securities exchange to which such party is subject to the extent such party is advised by its legal counsel that it is required to make such disclosure in order to avoid violating a Law or the rules of a national securities exchange; provided that (A) the requirement to make the disclosure does not arise from such party’s breach of this Section 12.12 or the unilateral actions of it or its Representatives, (B) to the extent legally permissible, such party notifies each applicable other

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party of its intention to make such disclosure and provides a description of the information it intends to disclose and the form of such disclosure as promptly as is practicable and in any event at least 24 hours prior to making such disclosure, (C) the party seeking to make such disclosure agrees to cooperate with each applicable other party so that each such other party may seek, at its sole cost and expense, an appropriate protective order or other remedy and (D) in the event that such a protective order or other remedy is not obtained, the party making the disclosure (1) will furnish only that information that, on the advice of its legal counsel, is required by applicable Law or rules of a national securities exchange to be disclosed and (2) will use its reasonable best efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to such information; (iii) for disclosure to such party’s Affiliates and its and their respective Representatives who need to know such information for the performance of the duties or responsibilities of such Affiliates or Representatives; provided that each party shall cause such Affiliates or Representatives, as applicable, to comply with this Section 12.12 as though each such Affiliate or Representative were a party to this Agreement, and each party acknowledges and agrees that it will be responsible for any breach of the terms of this Section 12.12 by any such Affiliate or Representative, (iv) for disclosure to any bona fide prospective Transferee of the equity or assets of such party or its Affiliates or the Membership Interest held by such party; provided that such Transferee agrees to be bound by the provisions of this Section 12.12 or other confidentiality agreement containing terms no less restrictive than those contained in this Section 12.12, or (v) in connection with any Proceeding between or among any of the parties hereto arising out of or in connection with this Agreement, or the enforcement hereof, such party shall not disclose any such Confidential Information to a Third Party, and such party shall use reasonable efforts to preserve the confidentiality of such Confidential Information; provided that, with respect to any Confidential Information consisting of any presentation or other materials prepared by or for the Board of Managers or the Company and marked or designated as “confidential”, the exception set forth in the foregoing clause (iii) shall apply only to the extent necessary for such party to exercise its rights and comply with its obligations hereunder or monitor its investment in the Company. Without limiting the foregoing, each Manager shall, subject to applicable Law, be permitted to communicate Confidential Information received by such Manager in his or her capacity as a Manager to the Member that designated such Manager so long as such Member keeps such Confidential Information confidential in accordance with this Section 12.12. The obligations of a party hereto under this Section 12.12 shall survive the termination of this Agreement or, if such party is a Member, the earlier cessation of such Member’s status as a Member, in each case for a period of three years.

(b) Notwithstanding the foregoing, no party hereto shall be bound by the confidentiality obligations in this Section 12.12 with respect to any information that (i) is or becomes generally known or available to the public other than as a result of a breach of this Section 12.12 by such party, any of its Affiliates or any of its and their respective Representatives, (ii) is disclosed to such party, any of its Affiliates or any of its and their respective Representatives on a non-confidential basis by a Third Party, provided that such Third Party was not breaching an obligation of confidentiality that was known or should have been known to such Person after reasonable inquiry, (iii) in the case of any Member, was in the possession of such party, any of its Affiliates or any of its and their respective Representatives before its disclosure by any such Person as Confidential Information under this Section 12.12 or (iv) is independently developed or conceived by such party, any of its Affiliates or any of its and

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their respective Representatives without use of Confidential Information of any other party hereto or violating any of such Person’s obligations under this Section 12.12.

Section 12.13 Amendments. No term or provision of this Agreement may be amended except by an instrument in writing signed by each Member and the Company.

Section 12.14 Independent Operations. Upon the terms and subject to the conditions of this Agreement, the Company will operate as a stand-alone entity independently from its Members.

Section 12.15 Outside Businesses. Any Member or Affiliate thereof may engage in or possess an interest in other business ventures (unconnected with the Company) of any nature or description, independently or with others. Except as expressly set forth in Section 6.19 of the Implementation Agreement, the Company and the Members shall have no rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement (or the relationships or activities contemplated by this Agreement).

Section 12.16 Termination of Agreement. This Agreement shall automatically terminate upon the earliest to occur of (a) the termination of the Company in accordance with Section 11.03 and (b) the mutual agreement of the Members to effect such termination; provided that (x) no termination of this Agreement or any provision hereof shall release any party hereto from any obligation or liability that accrued at or prior to such termination, except, in the case of a termination pursuant to the foregoing clause (b), as otherwise provided for in such mutual agreement, (y) the provisions of Article IX shall survive any termination of this Agreement with respect to matters existing, arising or occurring prior to such termination and (z) the provisions of Section 12.12 shall survive any termination of this Agreement.

*    *    *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the day and year first above written.

Members:

[PEABODY MEMBER],

by

Name:
Title:

[ARCH MEMBER]

by

Name:
Title:

Company:

[COMPANY],

by

Name:
Title:

[Signature Page to Amended & Restated Limited Liability Company Agreement]